UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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Remy International, Inc.
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REMY INTERNATIONAL, INC.
April 30, 2015

Dear Stockholder:

On behalf of the Board of Directors, I cordially invite you to attend the 2015 Annual Meeting of Stockholders of Remy International, Inc. The meeting will be held on Wednesday, June 10, 2015 at 10:00 a.m., Eastern Time, at our principal executive offices located at 600 Corporation Drive, Pendleton, Indiana 46064. The formal Notice of Annual Meeting and Proxy Statement for this meeting follows this letter.

The Notice of Annual Meeting and Proxy Statement contain more information about the Annual Meeting, including:

•	who can vote; and

•	the different methods you can use to vote, including the telephone, Internet and traditional paper proxy card.

Whether or not you plan to attend the Annual Meeting, please vote by one of these outlined methods to ensure that your shares are represented and voted in accordance with your wishes.

On behalf of the Board of Directors, I thank you for your cooperation.

Sincerely,

John J. Pittas
President and Chief Executive Officer

REMY INTERNATIONAL, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
The 2015 Annual Meeting of Stockholders of Remy International, Inc., a Delaware corporation, will be held at 10:00 a.m., Eastern Time, on Wednesday, June 10, 2015, at our principal executive offices located at 600 Corporation Drive, Pendleton, Indiana 46064 for the following purposes:

1.
To elect John H. Weber, George P. Scanlon and Arik W. Ruchim as Class I directors, each to serve for a three-year term expiring at the 2018 Annual Meeting of Stockholders or until their successors are duly elected and qualified or until their earlier death, resignation or removal;

2.	To provide a non-binding advisory vote on the compensation paid to our named executive officers for fiscal 2014 (“say-on-pay”);

3.	To approve the Remy International, Inc. Employee Stock Purchase Plan;

4.	To approve the Remy International, Inc. Annual Incentive Bonus Plan;

5.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2015; and

6.	To transact such other business as may properly come before the meeting or any adjournment thereof.
The Board of Directors has set April 15, 2015 as the record date for the meeting. This means that stockholders of Remy International, Inc. common stock at the close of business on that date are entitled to receive notice of the meeting and vote at the meeting and any adjournments or postponements of the meeting.
All stockholders are cordially invited to attend the Annual Meeting and vote in person. To ensure your representation at the meeting, however, we urge you to vote by proxy as promptly as possible over the Internet or by phone as instructed in the Notice of Internet Availability of Proxy Materials. If you received paper copies of the proxy materials by mail, you can also vote by mail by following the instructions on the proxy card. You may vote in person at the meeting even if you have previously returned a proxy.

Sincerely,

Jeremiah J. Shives
Vice President, Deputy General Counsel and Corporate Secretary

Pendleton, Indiana
April 30, 2015

REMY INTERNATIONAL, INC.
600 Corporation Drive
Pendleton, IN 46064

2015 Annual Proxy Statement

VOTING AND OTHER MATTERS
General Information About Remy International, Inc. and the Annual Meeting
Remy International, Inc., a Delaware corporation, or the "Company", "Remy", "we", "us", or "our", is a leading global vehicular parts designer, manufacturer, remanufacturer, marketer and distributor of aftermarket and original equipment electrical components for automobiles, light trucks, heavy-duty trucks and other vehicles. We sell our products worldwide primarily under the “Delco Remy”, “Remy”, “World Wide Automotive”, "Maval" and "USA Industries" brand names and our customers' widely recognized private label brand names. Our products include new and remanufactured, light-duty and heavy-duty starters and alternators for both original equipment and aftermarket applications, hybrid power technology, and multi-line products, such as constant velocity ("CV") axles, disc brake calipers, and steering gears. These products are principally sold or distributed to original equipment manufacturers (“OEMs”) for both original equipment manufacturing and aftermarket operations, as well as to warehouse distributors and retail automotive parts chains for the aftermarket. We sell our products principally in North America, Europe, South America and Asia.

The accompanying proxy is solicited on behalf of Remy by the Board of Directors, or the "Board", for use at our 2015 Annual Meeting of Stockholders to be held at 10:00 a.m. Eastern Time on Wednesday, June 10, 2015, or at any adjournment thereof, for the purposes set forth in this proxy statement and in the accompanying notice. The meeting will be held at our principal executive offices located at 600 Corporation Drive, Pendleton, Indiana 46064.

In accordance with rules adopted by the U.S. Securities and Exchange Commission, or the "SEC", that allow publicly-traded companies to furnish their proxy materials over the Internet, we are mailing a Notice of Internet Availability of Proxy Materials instead of a paper copy of this 2015 Annual Proxy Statement and our 2014 Annual Report to most of our stockholders. The Notice of Internet Availability of Proxy Materials contains instructions on how to access those documents and vote over the Internet. The Notice of Internet Availability of Proxy Materials also contains instructions on how to request a paper copy of our proxy materials, including this 2015 Annual Proxy Statement, our 2014 Annual Report, and a form of proxy card. We believe this process will allow us to provide our stockholders the information they need in a more timely manner, while reducing the environmental impact and lowering our costs of printing and delivering the proxy materials.

These proxy solicitation materials were first distributed on or about April 30, 2015 to all Remy stockholders entitled to vote at the meeting.

Why Did I Receive This Proxy Statement?
The Board is soliciting your proxy to vote at the Annual Meeting because you were a Remy stockholder at the close of business on April 15, 2015, which we refer to as the record date, and therefore you are entitled to vote at the Annual Meeting. This Annual Proxy Statement contains information about the matters to be voted on at the Annual Meeting, and the voting process, as well as information about the Company's directors and executive officers.

Who is Entitled to Vote?
All stockholders of record of Remy International, Inc. common stock as of the close of business on April 15, 2015 are entitled to receive notice of, and to vote at, the Annual Meeting. On the record date, 32,214,940 shares of our common stock were issued and outstanding and eligible to vote. Each holder of common stock voting at the meeting, either in person or by proxy, may cast one vote per share of common stock held on all matters to be voted on at the meeting.
If, at the close of business on April 15, 2015, your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed on the enclosed proxy card to ensure your vote is counted. Even if you have submitted a proxy before the meeting, you may still attend the meeting and vote in person.
If, at the close of business on April 15, 2015, your shares were held in an account at a brokerage firm, bank, or similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the meeting. As a beneficial owner, you have the right to direct your broker, bank, or other nominee on how to vote the shares in your account. You should have received voting instructions with these proxy materials from that organization rather than from us. You should follow the instructions provided by that organization to submit your vote. You are also invited to attend the meeting in person. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you obtain a “legal proxy” from the broker, bank, or other nominee that holds your shares giving you the right to vote the shares at the meeting.
How Can I Access the Proxy Materials over the Internet?
You can view the proxy materials for the Annual Meeting on the Internet at www.proxyvote.com. Please have your 12 digit control number available, which can be found on your Notice of Internet Availability of Proxy Materials or on your proxy card or voting instruction form. Our proxy materials are also available on our website at www.remyinc.com.
What is the Purpose of the Annual Meeting?
You will be asked to consider the following proposals at the Annual Meeting:

•
Proposal No. 1 asks you to elect John H. Weber, George P. Scanlon and Arik W. Ruchim as Class I directors, each to serve for a three-year term expiring at the 2018 Annual Meeting of Stockholders or until their successors are duly elected and qualified or until their earlier death, resignation or removal.

•	Proposal No. 2 asks you to provide a non-binding advisory vote on the compensation paid to our named executive officers for fiscal 2014 (“say-on-pay”).

•	Proposal No. 3 asks you to approve the Remy International, Inc. Employee Stock Purchase Plan.

•	Proposal No. 4 asks you to approve the Remy International, Inc. Annual Incentive Bonus Plan.

•	Proposal No. 5 asks you to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2015.
How Does the Board Recommend I Vote on These Proposals?
The Board recommends that you vote:

1.
"FOR" the election of John H. Weber, George P. Scanlon and Arik W. Ruchim as Class I directors, each to serve for a three-year term expiring at the 2018 Annual Meeting of Stockholders or until their successors are duly elected and qualified or until their earlier death, resignation or removal;

2.	"FOR" the approval of the non-binding advisory vote on the compensation paid to our named executive officers for fiscal 2014;

3.	"FOR" the approval of the Remy International, Inc. Employee Stock Purchase Plan;

4.	"FOR" the approval of the Remy International, Inc. Annual Incentive Bonus Plan; and

5.	"FOR" the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2015.
How Do I Vote?
You may vote using any of the following methods:

•
In person at the Annual Meeting. All stockholders may vote in person at the Annual Meeting, even if they have previously returned a proxy, by bringing the enclosed proxy card or proof of identification, but if you are a beneficial owner (as opposed to a stockholder of record), you must obtain a legal proxy from your broker, bank or nominee and present it to the inspectors at the Annual Meeting with your ballot when you vote at the meeting; or

•	By proxy. There are three ways to vote by proxy:

1.	by mail, using the enclosed proxy card and return envelope;

2.	by telephone, using the telephone number printed on the proxy card and following the instructions on the proxy card; or

3.	by the Internet, using a unique password printed on your proxy card and following the instructions on the proxy card.
Even if you expect to attend the Annual Meeting, please vote by proxy to assure that your shares will be represented.
What Does It Mean to Vote by Proxy?
It means that you give someone else the right to vote your shares in accordance with your instructions. In this case, we are asking you to give your proxy to John J. Pittas and Albert E. VanDenBergh, who are sometimes referred to as the “proxy holders.” By giving your proxy to the proxy holders, you assure that your vote will be counted even if you are unable to attend the Annual Meeting. If you give your proxy but do not include specific instructions on how to vote on a particular proposal described in this proxy statement, the proxy holders will vote your shares in accordance with the recommendation of the Board for such proposal.
When a proxy is properly executed and returned, the shares it represents will be voted at the meeting as directed. If no specification is indicated, the shares will be voted:

•
“FOR” John H. Weber, George P. Scanlon and Arik W. Ruchim as Class I directors, each to serve for a three-year term expiring at the 2018 Annual Meeting of Stockholders or until their successors are duly elected and qualified or until their earlier death, resignation or removal;

•	“FOR” the non-binding approval of the compensation paid to our named executive officers for fiscal 2014;

•	“FOR” the approval of the Remy International, Inc. Employee Stock Purchase Plan;

•	“FOR” the approval of the Remy International, Inc. Annual Incentive Bonus Plan;

•	“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2015; and

•	as the proxy holders deem advisable on such other matters as may properly come before the meeting.
How Many Votes Must Each Proposal Receive to be Adopted?
The following must be received:

•
For Proposal No. 1 regarding the election of director nominees, a plurality of votes of the common stock entitled to vote in person or represented by proxy is required to elect a director. This means that the three people receiving the largest number of votes cast by the shares entitled to vote at the Annual Meeting will be elected as directors. Abstentions and broker non-votes, as discussed below, will have no effect.

•
For Proposal No. 2 regarding a non-binding advisory vote on the compensation of our named executive officers for fiscal 2014, the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote would be required for approval. Even though your vote is advisory and therefore will not be binding on the Company, the Board will review the voting result and take it into consideration when making future decisions regarding the compensation paid to our named executive officers. Abstentions will have the effect of a vote against this proposal and broker non-votes will have no effect.

•
For Proposal No. 3 regarding the approval of the Remy International, Inc. Employee Stock Purchase Plan, the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote would be required for approval. Abstentions will have the effect of a vote against this proposal. Because this proposal does not involve election of directors or executive compensation, under the rules of the NASDAQ Stock Market, brokers, banks, or other nominees may vote in their discretion on this proposal on behalf of beneficial owners who have not furnished voting instructions.

•
For Proposal No. 4 regarding the approval of the Remy International, Inc. Annual Incentive Bonus Plan, the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote would be required for approval.  Abstentions will have the effect of a vote against this proposal and broker non-votes will have no effect.

•
For Proposal No. 5 regarding the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2015, the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote would be required for approval. Abstentions will have the effect of a vote against this proposal. Because this proposal does not involve election directors or executive compensation, under the rules of the NASDAQ Stock Market, brokers, banks, or other nominees may vote in their discretion on this proposal on behalf of beneficial owners who have not furnished voting instructions.

What Constitutes a Quorum?
A quorum is present if a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting are present in person or represented by proxy. Broker non-votes and abstentions will be counted for purposes of determining whether a quorum is present.
What Happens if Other Matters are Raised at the Meeting?
Although we are not aware of any matters to be presented at the Annual Meeting other than those contained in the Notice of Annual Meeting, if other matters are properly raised at the Annual Meeting in accordance with the procedures specified in our Amended and Restated Certificate of Incorporation, as currently in effect, and Amended and Restated Bylaws, all proxies given to the proxy holders will be voted in accordance with their business judgment.
Who Will Count the Votes?
Broadridge Investor Communications Services will serve as proxy tabulator and count the votes, and the results will be certified by the inspector of election.
What are Broker Non-Votes and Abstentions? If I Do Not Vote, Will My Broker Vote For Me?
Brokers, banks, or other nominees that hold shares of common stock in “street name” for a beneficial owner of those shares typically have the authority to vote at their discretion if permitted by the stock exchange or other organization of which they are members. Brokers, banks, and other nominees are generally permitted to vote the beneficial owner's proxy at their own discretion when they have not received instructions from the beneficial owner except for the election of directors or executive compensation. If a broker, bank, or other nominee votes such uninstructed shares for or against a proposal, those shares will be counted towards determining whether or not a quorum is present. However, under the rules of the NASDAQ Stock Market where a proposal involves the election of directors or executive compensation, a broker, bank, or other nominee is not permitted to exercise its voting discretion on that proposal without specific instructions from the beneficial owner. These non-voted shares are referred to as “broker non-votes” when the nominee has voted on other non-routine matters with authorization or voted on routine matters. These shares will be counted towards determining whether or not a quorum is present, but will not be considered entitled to vote on the proposals and therefore will have the effect of a “no” vote.

Since Proposal No. 1 involves the election of directors and Proposal No. 2 involves executive compensation, nominees cannot vote unless they receive voting instructions from beneficial owners. With respect to Proposal No. 1, abstentions or directions to withhold authority will not be included in vote totals but will not affect the outcome of the vote since under Delaware law directors are elected by a plurality of the votes cast. With respect to Proposal No. 2, abstentions and broker non-votes will have the effect of a vote against such proposal, since Delaware law requires that a proposal receive the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote. Please be sure to give specific voting instructions to your nominee, so that your vote can be counted.

Please note that brokers, banks, and other nominees may not use discretionary authority to vote shares on the election of directors or the say-on-pay proposal if they have not received specific instructions from their clients. For your vote to be counted on those proposals, you will need to communicate your voting decisions to your broker, bank, or other nominee before the date of the meeting.
May I Revoke My Proxy?
Any stockholder giving a proxy may revoke the proxy at any time before its use by furnishing to us either a written notice of revocation or a duly executed proxy bearing a later date, or by attending the meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request.
Who Pays the Cost of Soliciting Proxies?
We pay the cost of the solicitation of proxies, including preparing and mailing the Notice of Annual Meeting of Stockholders, this Annual Proxy Statement and the proxy card. Following the mailing of this Annual Proxy Statement, directors, officers and employees of the Company may solicit proxies by telephone, facsimile transmission or other personal contact. Such persons will receive no additional compensation for such services. Brokerage houses and other nominees, fiduciaries and custodians who are stockholders of record of our common stock will be requested to forward proxy soliciting material to the beneficial owners of such shares and will be reimbursed by the Company for their charges and expenses in connection therewith at customary and reasonable rates.

We have engaged Georgeson Inc. ("Georgeson") to assist us in the solicitation of proxies. We have agreed to pay Georgeson a fee of $7,500 plus out-of-pocket expenses. Since this is our first annual meeting since the indirect distribution of shares of common stock of our predecessor that were held by Fidelity National Financial, Inc. ("FNF") to the holders of its Fidelity National Financial Ventures Group common stock, a tracking stock, and the conversion of those shares into shares of our common stock (the "Spin-off Transaction"), we engaged a proxy solicitor to help ensure a quorum for the Annual Meeting. Prior to the Spin-off Transaction, FNF held approximately 51% of our predecessor’s common stock.

CERTAIN INFORMATION ABOUT OUR DIRECTORS
Effective February 3, 2015, the Board, upon recommendation from its Nominating and Corporate Governance Committee, appointed John H. Weber, an existing director, to serve as Chairman of the Board and appointed Karl G. Glassman and Charles G. McClure to serve as directors on the Board. Mr. Glassman was designated as a Class II member of the Board to serve an initial term to expire at the Company's 2016 Annual Meeting of Stockholders or until his successor is duly elected and qualified or until his earlier death, resignation or removal. Mr. McClure was designated as a Class III member of the Board to serve an initial term to expire at the Company's 2017 Annual Meeting of Stockholders or until his successor is duly elected and qualified or until his earlier death, resignation or removal.

Also on February 3, 2015, the Board confirmed the members of the Board as follows:

Director	Class With Term Expiring
John H. Weber (Board Chairman)	2015 (Class I)
George P. Scanlon	2015 (Class I)
Lawrence F. Hagenbuch	2016 (Class II)
J. Norman Stout	2016 (Class II)
Karl G. Glassman	2016 (Class II)
Douglas K. Ammerman	2017 (Class III)
John J. Pittas	2017 (Class III)
Charles G. McClure	2017 (Class III)

Also on February 3, 2015, we entered into a Support Agreement by and among H Partners Management, LLC, H Partners, LP, H Partners Capital, LLC, P H Partners Ltd., H Offshore Fund Ltd., Rehan Jeffer, and Arik Ruchim (collectively, "H Partners Group"). The H Partners Group is our largest shareholder. Pursuant to the Support Agreement, the Board has nominated Arik Ruchim, a senior executive of the H Partners Group for election to the Board upon approval by Remy stockholders at the 2015 Annual Meeting. Mr. Ruchim's biography and qualifications to join our Board are listed below.

William P. Foley, Brent B. Bickett and Alan L. Stinson, who previously served as directors, each resigned from the Board effective December 31, 2014 following the completion of the Spin-off Transaction. Compensation paid to these directors in 2014 is listed below under "Compensation Discussion and Analysis- Executive and Director Compensation- Director Compensation".

Information About the Nominees for Election

The names of the nominees for election at the Annual Meeting as Class I directors of the Company and certain biographical information concerning each of them is set forth below. Expiration terms of nominees for election at the Annual Meeting are given assuming the nominees are elected.

Nominees for Class I Directors - Term Expiring 2018

Name	Positions held	Age(1)	Director since
John H. Weber	Director, Chairman of the Board and Chairman of the Compensation Committee	59	2006
George P. Scanlon	Director	57	2012
Arik W. Ruchim		35	—
(1)    As of April 30, 2015
John H. Weber. Mr. Weber has served on our Board of Directors since January 2006 and as Chairman of the Board and Chairman of the Compensation Committee since February 3, 2015. He served as Chief Executive Officer of VIA Motors from November 2013 to October 2014. Prior to that, Mr. Weber served as our Chief Executive Officer and President from 2006 to February 2013. Prior to joining us, Mr. Weber served as President, Chief Executive Officer and Director of EaglePicher Incorporated from July 2001 to 2005. Prior to that, he had executive positions with GE, Allied Signal, McKinsey, Honeywell, Vickers and Shell. Mr. Weber also serves on the Board of Directors of Enphase Energy, Inc., since June 2013, and is Chairman of its Compensation Committee and a member of its Audit Committee. Mr. Weber holds a Master of Business Administration from Harvard University and a Bachelor of Applied Science in mechanical engineering from the University of Toronto. Mr. Weber provides our Board of

Directors with more than seven years of experience as our President and Chief Executive Officer; intimate knowledge and experience with all aspects of the business, operations, opportunities, and challenges of our company; and a good understanding of our culture, personnel, and strategies.
George P. Scanlon. Mr. Scanlon has served on our Board of Directors since October 18, 2012 and served as a member of the Nominating and Corporate Governance Committee from October 2012 to December 2014. Mr. Scanlon currently is a consultant and private investor. Mr. Scanlon has been a director of Cyndx Holdco, LLC, a technology company that operates an open digital network where growth companies can connect with capital providers and C-suite executives, since January 1, 2015. Previously, he served as Chief Executive Officer of FNF from October 2010 to December 2013. Prior to that, Mr. Scanlon served in various senior executive roles with FNF and its affiliates from February 2008 to October 2010 including Chief Operating Officer of FNF, Chief Financial Officer of FIS, and Corporate Executive Vice President, Finance of FIS. Prior to joining FIS, Mr. Scanlon served as Executive Vice President and Chief Financial Officer of Woodbridge Holdings Corporation (formerly known as Levitt Corporation) since August 2004 and Executive Vice President and Chief Financial Officer of BFC Financial Corporation since April 2007. On November 9, 2007, Levitt and Sons LLC, a wholly-owned subsidiary of Levitt Corporation, of which Mr. Scanlon was also an executive officer, voluntarily commenced a case under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court, Southern District of Florida. Prior to joining Levitt, Mr. Scanlon was the Chief Financial Officer of Datacore Software Corporation, an independent software vendor, from December 2001 to August 2004. Prior to joining Datacore, Mr. Scanlon was the Chief Financial Officer at Seisint, Inc., a technology company specializing in providing data search and processing products, from November 2000 to September 2001. Prior to that, Mr. Scanlon worked at Ryder System, Inc. from 1982 to 2000, most recently as Senior Vice President of Planning and Controller. In such capacity, he was responsible for accounting and financial reporting, as well as corporate planning, portfolio analysis and development. During his 18 year tenure at Ryder, Mr. Scanlon held various key financial and corporate finance positions, and was intimately involved in the company's strategic acquisition and divestiture activities. Mr. Scanlon's qualifications bring to our Board of Directors significant expertise in various senior management positions and managing large public companies and will benefit us as we continue to develop and implement our strategic initiatives.
Arik W. Ruchim. Mr. Ruchim is a Partner at H Partners Management, LLC, an investment management firm.  Prior to joining H Partners in 2008, Mr. Ruchim worked at Creative Artists Agency and Cruise-Wagner Productions. Mr. Ruchim served as a Director of Dick Clark Productions from May 2010 until the company was sold in September 2012.  He currently serves as a member of the University of Michigan's Victors for Michigan Tri-State Campaign Leadership Council, a group dedicated to enhancing the educational opportunities for undergraduate and graduate students. Mr. Ruchim has a B.A. in Business Administration with Distinction from the University of Michigan. Mr. Ruchim brings to our Board of Directors a track record of improved shareholder value at companies where has served as a director and experience in designing management incentive plans that lead to improved operating performance and increased shareholder value.
Information About our Directors Continuing in Office
The names of the incumbent directors of the Company who are not up for election at the annual meeting and certain biographical information concerning each of them are set forth below. Expiration terms of the incumbent directors are also provided.
Incumbent Class II Directors - Term Expiring 2016

Name	Positions held	Age(1)	Director since
Lawrence F. Hagenbuch	Director and Member of the Compensation Committee and Audit Committee	48	2008
J. Norman Stout	Director, Chairman of the Nominating and Corporate Governance Committee and Member of the Audit Committee and Compensation Committee	57	2007
Karl G. Glassman	Director and Member of Nominating and Corporate Governance Committee	56	2015
(1)    As of April 30, 2015
Lawrence F. Hagenbuch. Mr. Hagenbuch has served on our Board of Directors since November 18, 2008 and currently serves as a member of the Audit Committee since November 1, 2013 and member of the Compensation Committee. Mr. Hagenbuch is currently the Chief Operating Officer for J. Hilburn, Inc. Mr. Hagenbuch has served in senior management positions for SunTx Capital Partners, AlixPartners, GE / GE Capital, and American National Can. Mr. Hagenbuch has extensive experience in supply chain, operational and profitability improvements, and through his background as a consultant and in senior management roles at various companies, he brings to our Board of Directors considerable experience in implementing lean manufacturing discipline and in creating innovative business and marketing strategies.

J. Norman Stout. Mr. Stout has served on our Board of Directors since December 7, 2007, and currently serves as Chairman of the Nominating and Corporate Governance since February 2015 and as a member of the Audit Committee and Compensation Committee. Mr. Stout served as Chairman of the Compensation Committee from May 2011 to December 2014. Since November 2011, Mr. Stout has served as an investment professional with True North Venture Partners. In January 2015, Mr. Stout became an executive of Desert Island Restaurants, LLC, an owner and operator of full service restaurants. From August 2010 to March 2014, Mr. Stout served as a director and Chairman of the Board of Directors of EF Johnson Technologies, Inc., and he served as interim Chief Executive Officer from August 2010 to November 2010. He previously served as Executive Chairman of Hypercom Corporation from December 2007 until August 2009 and Chairman until the company was sold in August 2011. Mr. Stout served as Chief Executive Officer of Mitel USA from August 2007 through June 2008. He previously served as Chief Executive Officer of Inter-Tel from February 2006 through August 2007 when Inter-Tel was acquired by Mitel USA. Mr. Stout had been with Inter-Tel since June 1998, and had served as Chief Strategy Officer and Chief Administrative Officer prior to becoming Chief Executive Officer. Mr. Stout's qualifications bring to our Board of Directors over 25 years of experience in senior management positions concentrating on strategic business growth and maximizing profitability.
Karl G. Glassman. Mr. Glassman was appointed to our Board of Directors on February 3, 2015 and currently serves as a member of the Nominating and Corporate Governance Committee. He was appointed President of Leggett & Platt, Incorporated in 2013 and has served as Chief Operating Officer since 2006. He previously served as Executive Vice President from 2002 to 2013, President of the Residential Furnishings Segment from 1999 to 2006, Senior Vice President from 1999 to 2002, and in various capacities since 1982. He has also served as a management director of Leggett & Platt since 2002. Mr. Glassman also serves on the board of directors of the National Association of Manufacturers. Mr. Glassman holds a B.A. degree in Business Management and Finance from California State University–Long Beach. Mr. Glassman brings valuable manufacturing experience and a global perspective to our Board of Directors having held senior executive positions with a diversified manufacturer like Leggett & Platt and serving on the Board of Directors of the National Association of Manufacturers (NAM).
Incumbent Class I Directors - Term Expiring 2017

Name	Positions held	Age(1)	Director since
Douglas K. Ammerman	Director and Chairman of the Audit Committee	63	2013
John J. Pittas	Director, President and Chief Executive Officer	60	2014
Charles G. McClure	Director and Member of Nominating and Corporate Governance Committee	61	2015
(1)    As of April 30, 2015
Douglas K. Ammerman.    Mr. Ammerman has served on our Board of Directors since January 31, 2013, and currently serves as Chairman of the Audit Committee since November 1, 2013. Mr. Ammerman's business career includes almost three decades of service with KPMG LLP until his retirement in 2002. Since 2005, Mr. Ammerman has served as a member of the Board of Directors of FNF, where he also serves as Chairman of the Audit Committee. He is a member of the Board of Stantec Inc. and serves on the Audit and Risk Committee. He also is a member of the Boards of El Pollo Loco, Inc. and William Lyon Homes, Inc., both of which he serves as Chairman of the Audit Committee. From 2005 through March 2012, Mr. Ammerman served as a member of the Board of Directors of Quiksilver, Inc., where he served as Chairman of the Audit Committee and a member of both the Compensation and Nominating and Corporate Governance committees. Mr. Ammerman's qualifications, including 18 years as a partner with KPMG LLP, and experience on the board of directors of other companies provide our Board of Directors with operational, financial, accounting and strategic planning expertise.
John J. Pittas. Mr. Pittas was appointed to our Board of Directors in December 2014. He joined Remy in August 2006 and held various senior management positions before being appointed to his current position as our President and Chief Executive Officer in March 2013. Mr. Pittas has over 37 years of experience. Before joining Remy, Mr. Pittas served as President of the Wolverine Gasket business for Eagle Picher Industries. Prior affiliations include Honeywell, Fisher Controls, ARI Technologies and UOP Inc. Mr. Pittas holds a B.S. degree in Chemical Engineering from the University of Notre Dame. Mr. Pittas also serves as a member of the Board of Directors of the National Association of Manufacturers (NAM), as a member of the Board of Directors of the Motor & Equipment Manufacturers Association (MEMA), and as a member of the Board of Trustees' Executive Committee of the Manufacturers Alliance for Productivity and Innovation (MAPI). Mr. Pittas' qualifications provides our Board of Directors with more than nine years of experience as a member of our senior management team, currently as our President and Chief Executive Officer; intimate knowledge and experience with all aspects of the business, operations, opportunities, and challenges of our company; and a good understanding of our culture, personnel, and strategies.

Charles G. McClure. Mr. McClure was appointed to our Board of Directors on February 3, 2015 and currently serves as a member of the Nominating and Corporate Governance Committee. He is co-founder of Michigan Capital Partners, LP, a private equity fund that aids small to mid-sized suppliers in Michigan. He is also a member of the board of directors of DTE Energy Company since 2012. He previously served as the Chairman of the Board, Chief Executive Officer and President of Meritor, Inc. from 2004 through May 2013. Prior to this position, he served as Chief Executive Officer, President and a member of the board of directors of Federal-Mogul Corp. He joined Federal-Mogul in 2001 as President, Chief Operating Officer and a member of the board of directors. He also served as President, Chief Executive Officer and a member of the board of directors of Detroit Diesel. Prior to that, Mr. McClure held a variety of management roles of increasing responsibility with Johnson Controls, Hoover Universal and Ford Motor Company. From 1975 to 1979, Mr. McClure served as an officer on a U.S. Navy destroyer. He is also a director of Penske Corporation, the Detroit Regional Chamber of Commerce, Invest Detroit, Cornell University Council and a director, member or trustee of many community and professional organizations. He is a past director of R. L. Polk and Company, the National Association of Manufacturers, Business Leaders for Michigan and The Business Roundtable. Mr. McClure holds a B.S. in Mechanical Engineering from Cornell University and an MBA from the University of Michigan. Mr. McClure brings strong, global knowledge of the automotive industry having previously held board and senior executive positions with Meritor, Inc., Federal-Mogul and Detroit Diesel.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that the number of directors shall be fixed from time to time by resolution of our Board of Directors. Presently, the number of directors is fixed at nine, and that number of directors is divided into three classes, with one class standing for election each year for a three-year term. The Board of Directors has nominated John H. Weber, George P. Scanlon and Arik W. Ruchim for election as Class I directors for a three-year term expiring at the 2018 Annual Meeting of Stockholders or until their respective successors have been elected and qualified or until their earlier death, resignation or removal.
Unless otherwise instructed, the proxy holders will vote the proxies received by them for each of the nominees named above. Messrs. Weber and Scanlon are existing directors, and Mr. Ruchim is being nominated as a director for the first time. In the event that any nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any nominee designated by the current Board of Directors to fill the vacancy. It is not expected that the nominees will be unable or will decline to serve as directors.
OUR BOARD OF DIRECTORS RECOMMENDS STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE LISTED NOMINEES.

PROPOSAL NO. 2
ADVISORY VOTE ON EXECUTIVE COMPENSATION (“SAY-ON-PAY”)
In accordance with Section 14A of the Securities Exchange Act of 1934 and Rule 14a-21(a) promulgated thereunder, we are asking our stockholders to provide, in a non-binding advisory vote, a vote on the compensation of our named executive officers as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K. This advisory vote on executive compensation is commonly referred to as a “say-on-pay" vote.
Summary
We currently hold our say-on-pay vote every year. During our 2014 annual meeting, our “say-on-pay” proposal was approved with 99% of the votes cast. As discussed in the “Compensation Discussion and Analysis and Executive and Director Compensation” section of this proxy statement, the Board and the Compensation Committee of the Board (which we refer to as the Compensation Committee) believe that our current executive compensation programs directly link the compensation of our named executive officers to our financial performance and aligns the interests of our named executive officers with those of our stockholders. Our compensation philosophy is described in detail in the “Compensation Discussion and Analysis and Executive and Director Compensation” section of this proxy statement.

Accordingly, we ask our stockholders to vote on the following resolution at the Annual Meeting:
“RESOLVED, that the Company's stockholders approve, on a non-binding, advisory basis, the compensation of the named executive officers, as disclosed in the Company's Proxy Statement for the 2015 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis and Executive and Director Compensation section of the 2015 proxy statement, the 2014 Summary Compensation Table and the other related tables and disclosure.”

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC. Approval of this resolution requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote. However, as this is an advisory vote, the results will not be binding on the Company, the Board of Directors or the Compensation Committee, and will not require us to take any action. The final decision on the compensation of our named executive officers remains with our Compensation Committee and the Board of Directors, although the Compensation Committee and the Board of Directors will consider the outcome of this vote when making compensation decisions.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” ADOPTION OF THE ABOVE RESOLUTION APPROVING, ON AN ADVISORY BASIS, THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS FOR THE YEAR ENDED DECEMBER 31, 2014, AS DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS AND EXECUTIVE AND DIRECTOR COMPENSATION SECTION AND THE RELATED TABULAR AND NARRATIVE DISCLOSURE SET FORTH IN THIS PROXY STATEMENT.

PROPOSAL NO. 3
APPROVAL OF THE REMY INTERNATIONAL, INC.
EMPLOYEE STOCK PURCHASE PLAN

On April 29, 2015, the Board of Directors, upon the recommendation of the Compensation Committee, approved the 2015 Non-Qualified Employee Stock Purchase Plan (the “ESPP”). The ESPP is intended to provide employees with the opportunity to purchase our common shares, par value $0.0001, at a discount from the market value of our common shares at the time of purchase.
The Company’s stockholders are being asked to approve the ESPP and the Board's reservation of 600,000 shares of our common stock for issuance under the ESPP (representing approximately 1.9% of our outstanding coming stock as of April 15, 2015). The principal features of the ESPP are summarized below. The following summary of the ESPP does not purport to be a complete description of all of the provisions of the ESPP and is qualified in its entirety by reference to the full text of the ESPP, which is annexed to this Proxy Statement as Annex A.
Summary of the ESPP
General. The purpose of the ESPP is to provide an incentive for eligible employees of the Company and its designated subsidiaries (together, “participating companies”) to acquire or increase a proprietary interest in the Company through the purchase of common shares of the Company. We believe this plan will help us retain employees and align the interests of our employees with those of our stockholders.
The aggregate number of shares that may be issued under the ESPP is six hundred thousand shares (600,000) subject to adjustment under certain circumstances as described below, for issuance to employees. It will be administered by an Administrative Committee appointed by the Compensation Committee. It is governed by Delaware law to the extent not governed by the Internal Revenue Code (the "Code"), and all questions of interpretation or application of the ESPP are determined by the Committee.
Subject to shareholder approval, the ESPP will be effective subsequent to the Company filing a Registration Statement under the Securities Act of 1933, as amended, covering the shares of common stock to be issued under the ESPP which is expected to occur for the Purchase Period to begin no sooner than January 1, 2016.
Eligibility.  Employees (including officers and employee directors) of the Company and its subsidiaries designated from time to time by the Administrative Committee are eligible to participate in the ESPP, subject to certain limitations imposed by applicable local law and the plan itself. For example, an employee who owns directly or indirectly 5% or more of the total voting power or value of all classes of stock of the Company or our subsidiaries may not participate in the ESPP. Non-employee directors are not eligible to participate in the ESPP.
Participation in an Offering.  Eligible employees become participants in the ESPP by enrolling in the manner prescribed by the Administrative Committee. Each participating employee must authorize contributions pursuant to the ESPP, which will generally be collected through payroll deductions. Such payroll deductions may be any whole percentage that is not less than 1% or more than 25% of a participant's eligible compensation.
Eligible compensation means an employee’s regular straight-time earnings or base salary, determined before giving effect to any elective salary reduction or deferral agreements and including vacation, sick time and short-term disability pay, but excluding overtime, incentive compensation, bonuses, special payments, commissions, severance pay, long-term disability pay, geographical coefficients, shift differential and any other items of compensation. If local law requires an inclusion of a broader range of compensation or the above exclusions are prohibited, the local law requirements shall apply.
Common stock is purchased under the ESPP on the last trading day of each purchase period, which we refer to as a “purchase date,” unless the participant becomes ineligible, withdraws or terminates employment earlier. During a purchase period, a participant may elect to change the rate of or to stop deductions from his or her compensation by instructing the Administrative Committee to reduce or increase contributions during a purchase period at a time and in a manner prescribed by the Administrative Committee. Such instructions will not be effective until the next purchase period. The Administrative Committee may, in its discretion, limit the number of contribution rate changes during a purchase period.
Each eligible employee is automatically granted an option to purchase shares under the ESPP. The option expires at the end of the purchase period and is generally exercised at the end of each purchase period to the extent of the contributions accumulated during such purchase period. The number of shares that may be purchased by an employee in any purchase period may not exceed the number determined by the Administrative Committee before the respective effective date. In addition, no participant will be permitted to contribute more than twenty-five thousand dollars ($25,000) for each calendar year in to purchase shares.

Purchase Price.  The purchase price at which each share may be acquired in a purchase period upon the exercise of all or any portion of a purchase right will be established by the Administrative Committee. However, the purchase price on each purchase date will not be less than eighty-five percent (85%) of the fair market value of a share on the purchase date. Unless otherwise provided by the Administrative Committee, the purchase price for each purchase period will be eighty-five percent (85%) of the fair market value of a share of common stock on the purchase date.
Nontransferability of Purchase Rights. A purchase right granted under the ESPP may not be transferred by a participant and may be exercised only by such participant during the participant’s lifetime.
Termination of Employment; Cessation of Participation. Termination of a participant’s employment for any reason, cancels his or her option to purchase and terminates his or her participation in the ESPP immediately. In such event, the payroll deductions credited to the participant’s account will be returned to him or her or, in the case of death, to his or her estate or beneficiary. If a participant discontinues his or her payroll deduction or ceases to be eligible to participate in the ESPP (but remains an employee), all payroll deductions during the pending Purchase Period will be applied to purchase shares at the end of the Purchase Period, and the employee must re-enroll in the ESPP to participate in future Purchase Periods.
Adjustments. Whenever any change is made in the common shares of the Company, by reason of a stock dividend or by reason of subdivision, stock split, reverse stock split, recapitalization, reorganization, combination, reclassification of shares or other similar change, appropriate action will be taken to adjust any or all of (a) the number and type of shares subject to the ESPP, (b) the number and type of shares subject to outstanding purchase rights and (c) the purchase price with respect to any of the foregoing as shall be equitable to prevent dilution or enlargement of such rights.
Change in Control. Subject to applicable laws and regulations, in the event of a Change in Control (as defined in the ESPP), unless a successor corporation assumes or substitutes new stock purchase rights (within the meaning of Section 424(a) of the Internal Revenue Code) for all purchase rights then outstanding, (i) the purchase date for all purchase rights then outstanding shall be accelerated to a date fixed by the Administrative Committee prior to the effective date of the Change in Control and (ii) upon such effective date any unexercised purchase rights shall expire and the Company promptly shall refund to each participant the amount of such participant’s contributions under the ESPP which have not yet been used to purchase shares.
Amendment and Termination of the Plan.  The Board may at any time amend or terminate the ESPP without the approval of stockholders or employees. We will seek stockholder approval of any plan amendment where stockholder approval is required under applicable law or stock exchange rules, including if we seek to increase the number of shares of common stock reserved for issuance under the ESPP.
U.S. Federal Income Tax Consequences
The following is a general summary of the effect of U.S. federal income taxation upon participants and the Company with respect to the ESPP based on the U.S. Federal income tax laws in effect as of the date of this proxy statement. It is not intended to be exhaustive and does not discuss the tax consequences arising in the context of the employee's death or the income tax laws of any municipality, state or foreign country in which the employee's income or gain may be taxable or the gift, estate, or any tax law other than U.S. federal income tax law. Because individual circumstances may vary, the Company advises all recipients to consult their own tax advisor concerning the tax implications of participation in the ESPP.
Participants should not be subject to tax at the time a purchase right is granted to them. At the time of exercise of the purchase right, participants will be subject to tax on the difference between the fair market value of our common shares and the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on the holding period.
The Company is entitled to a deduction for amounts taxed as ordinary income at the time of purchase.
Plan Benefits
Benefits under the ESPP will depend on employees' elections to participate and the fair market value of the Company’s common shares at various future dates. Therefore, it is not possible to determine the benefits that will be received by executive officers and other employees if the ESPP is approved by our stockholders.
Accounting Treatment

Based on ASC Topic 718, the Company recognizes compensation expense in connection with options outstanding under the ESPP. So long as the Company continues issuing shares under the ESPP with a purchase price at a discount to the fair market value of its stock, the Company will recognize compensation expense which will be determined by the level of participation in the ESPP.

The Board of Directors recommends that the stockholders vote “FOR” approval of the Remy International, Inc. Employee Stock Purchase Plan.

PROPOSAL NO. 4
APPROVAL OF THE REMY INTERNATIONAL, INC.
ANNUAL INCENTIVE BONUS PLAN

On April 29, 2015, the Board of Directors, upon the recommendation of the Compensation Committee, approved the Remy International, Inc. Annual Incentive Bonus Plan (the “AIBP”). Upon approval by stockholders, the AIBP will replace the Company's current Annual Incentive Bonus Plan, which expires by its terms as of the date of the 2015 Annual Meeting. The purpose of the AIBP is to enhance the Company’s ability to attract and retain highly qualified employees and to provide such employees with additional financial incentives to promote the success of the Company and its Subsidiaries.

Stockholder approval of the AIBP is being sought so that any bonuses we pay qualify as deductible performance-based compensation under Section 162(m) of the Internal Revenue Code. The principal features of the AIBP are summarized below. The following summary of the AIBP is not a complete description of all provisions of the AIBP and is qualified in its entirety by reference to the full text of the AIBP, a copy of which is annexed to this Proxy Statement as Annex B.

Eligible Participants. Any employee of the Company or its subsidiaries selected by the Compensation Committee are eligible to participate in the AIBP.

Awards. Each participant will have a target annual incentive award opportunity determined by the Compensation Committee and calculated as a percentage of the participant’s base salary. The Compensation Committee will also establish annual performance objectives for the Company. Each participant’s annual incentive award will be such participant’s target opportunity multiplied by a percentage up to a maximum of 150% based on the Company’s achievement of the annual performance objectives, with such percentage based on (i) in the case of an incentive award that is intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code, the objective formula or standard established in writing by the Compensation Committee, and (ii) in the case of any other incentive award, such factors as the Compensation Committee shall determine.

Performance objectives and awards made under the AIBP to our named executive officers for 2014 are reported in the Summary Compensation Table appearing below and are discussed in the Compensation Discussion and Analysis section below. Amounts, if any, payable under the AIBP for 2015 and future years are dependent on performance and are therefore not determinable at this time.

Award Adjustment. The Compensation Committee may increase the award to our Chief Executive Officer and any of his or her direct reports (other than a participant subject to the Internal Revenue Code Section 162(m) limitation) up to 200% of the formula-based award, or decrease any formula-based award, in its discretion, provided that following a change in control of the Company, the Compensation Committee may not decrease an award. Our chief executive officer has similar discretion for any participant who does not report directly to him or her.

Award Limit. The maximum award to any participant is $4,000,000.

Payments on Termination. If a participant’s employment is terminated without “cause” or a participant terminates his or her employment with “good reason”, as such terms are defined in the AIBP, then such participant is entitled to receive a prorated bonus under the AIBP. If a participant’s employment is terminated with “cause” or a participant terminates his or her employment without good reason, then such participant will not receive any bonus.

Administration. The AIBP is administered by the Compensation Committee. If a member of the Compensation Committee is not an “outside director” within the meaning of Internal Revenue Code Section 162(m), then the AIBP will be administered by a subcommittee of the Compensation Committee consisting of all outside directors with respect to any bonus intended to qualify as performance-based compensation under Internal Revenue Code Section 162(m). The Compensation Committee has the authority to interpret the AIBP, to prescribe, amend and rescind rules and regulations relating to it and to make all other determinations deemed necessary or advisable for the administration of the AIBP. The determinations of the Compensation Committee pursuant to its authority under the AIBP shall be conclusive and binding.

Amendment and Termination. The Compensation Committee, subject to the approval of the Board where required, may alter, amend, suspend or terminate the AIBP at any time, but any amendment to the AIBP shall be approved by our stockholders if approval is necessary for annual bonuses to continue qualifying as performance-based compensation under Internal Revenue Code Section 162(m).

Certain Federal Income Tax Consequences. Generally, and subject to Internal Revenue Code Section 162(m), we will be entitled to a federal income tax deduction when amounts paid under the AIBP are included in employee income. Internal Revenue Code Section 162(m) limits the deductibility of bonus payments to $1 million for any person unless the AIBP qualifies as “performance-based compensation”. As stated above, the AIBP is being submitted for stockholder approval at the 2015 Annual Meeting so that payments under the AIBP can qualify for deductibility by the Company under Internal Revenue Code Section 162(m). However, stockholder approval of the AIBP is only one of several requirements under Internal Revenue Code Section 162(m) that must be satisfied for amounts payable under the AIBP to qualify for the performance-based compensation exemption, and approval of the AIBP by stockholders should not be viewed as a guarantee that all amounts paid under the AIBP will in practice be deductible by the Company.

Our Board of Directors recommends that stockholders vote “FOR” approval of the Remy International, Inc. Annual Incentive Bonus Plan.

PROPOSAL NO. 5
RATIFICATION OF APPOINTMENT OF THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our Audit Committee has appointed Ernst & Young LLP, or "EY", our independent registered public accounting firm, to audit our consolidated financial statements for the year ending December 31, 2015. Although stockholder ratification of the appointment of our independent registered public accounting firm is not required by our Amended and Restated Bylaws or otherwise, as a matter of good corporate governance, we are submitting the selection of EY to our stockholders for ratification of such appointment. If our stockholders do not ratify the Audit Committee's selection, the Audit Committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of our independent registered public accounting firm. We anticipate that representatives of EY will be present at the Annual Meeting, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.
Aggregate fees billed by EY for services rendered to us during fiscal years ended December 31, 2014 and 2013 were as follows:

(In thousands of dollars)	2014	2013
Audit Fees	$3,393	$3,092
Audit-Related Fees	67	191
Tax Fees	203	102
All Other Fees	2	3
Audit Fees. Audit fees consisted principally of fees associated with the annual audit of our consolidated financial statements included in our Annual Report on Form 10-K, audit of our consolidated financial statements included in the Registration Statement on Form S-4 filed in connection with the Spin-off Transaction, audit of our internal control over financial reporting as required by the Sarbanes-Oxley Act of 2002, the review of consolidated financial statements included in the Quarterly Reports on Form 10-Q filed by our predecessor prior to the Spin-off Transaction, and for services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements, including billings for out of pocket expenses incurred.
Audit-Related Fees. Audit-related fees consisted principally of fees for assurance and related services that were reasonably related to the performance of the audit or review of our consolidated financial statements.
Tax Fees. Tax fees consisted principally of fees for tax compliance, tax advice and tax planning services.
All Other Fees. All other fees represented fees for any services not included in the first three categories, which related to a subscription to EY's accounting research tool.
Audit Committee Pre-Approval Policies and Procedures
In accordance with the requirements of the Sarbanes-Oxley Act of 2002, all audit and audit-related work and all non-audit work performed by EY is approved in advance by the Audit Committee, including the proposed fees for such work. Our pre-approval policy provides that, unless a type of service to be provided by EY has been generally pre-approved by the Audit Committee, it will require specific pre-approval by the Audit Committee. In addition, any proposed services exceeding pre-approved maximum fee amounts also require pre-approval by the Audit Committee. Our pre-approval policy provides that specific pre-approval authority is delegated to our Audit Committee Chairman, provided that the estimated fee for the proposed service does not exceed a pre-approved maximum amount set by the Audit Committee. Our Audit Committee Chairman must report any pre-approval decisions to the Audit Committee at its next scheduled meeting.
All of the services provided by EY described above under the captions “Audit Fees”, “Audit-Related Fees”, “Tax Fees”, and “All Other Fees” were approved by our Audit Committee pursuant to our Audit Committee's pre-approval policies.
OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE AUDIT COMMITTEE'S SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2015.

CORPORATE GOVERNANCE
Director Independence
Our Board of Directors has determined, after considering all the relevant facts and circumstances, that Messrs. Ammerman, Hagenbuch, Stout, Glassman and McClure are “independent” directors as defined by the SEC's independence rules and the listing standards of the NASDAQ Stock Market. Messrs. Weber, Pittas and Scanlon are not independent as they are or have been recently employed by us or have been affiliated with our former parent company FNF.

Under NASDAQ's corporate governance standards, we were previously classified as a "controlled company", because more than 50% of the voting power for the election of directors was held by FNFV, a wholly-owned subsidiary of our former parent company FNF. Since the completion of the Spin-off Transaction on December 31, 2014, we are no longer a controlled company, therefore, after an applicable cure period, we will no longer be exempt from NASDAQ requirements that a majority of our Board of Directors, our Compensation Committee and our Nominating and Corporate Governance Committee consist of independent directors. Subsequent to the completion of the Spin-off Transaction, we have taken action by appointing Messrs. Glassman and McClure, two independent directors, to our Board in February 2015, and we are recommending Mr. Ruchim, a third independent director, be nominated to our Board. We expect to meet the applicable NASDAQ requirements within the time period prescribed by the listing rules.
Classification of our Board of Directors
Our Board of Directors is divided into three classes, with one class standing for election each year for a three-year term. At each annual meeting of stockholders, directors of a particular class will be elected for three-year terms to succeed the directors of that class whose terms are expiring. Messrs. Weber and Scanlon are Class I directors whose terms will expire at the Annual Meeting, but have been nominated by our Board of Directors for re-election for three-year terms expiring in 2018. Mr. Ruchim is being nominated to our Board as a Class I director for three-year terms expiring in 2018. Mr. Ruchim's nomination is part of a Support Agreement between us and our largest stockholder, H Partners Management, LLC. Messrs. Hagenbuch, Stout and Glassman are Class II directors whose terms will expire in 2016. Messrs. Ammerman, Pittas and McClure are Class III directors whose terms will expire in 2017. There are no family relationships among any of our directors.
Committee Charters, Corporate Governance, and Code of Ethics
Our Board of Directors has adopted charters for the Audit, Compensation, and Nominating and Corporate Governance Committees describing the authority and responsibilities delegated to each committee by our Board of Directors. Our Board of Directors has also adopted a Code of Ethics and Business Conduct. We post on our website, at www.remyinc.com, the charters of our Audit, Compensation, and Nominating and Corporate Governance Committees, our Code of Ethics and Business Conduct, and any amendments or waivers thereto; and any other corporate governance materials contemplated by SEC or NASDAQ regulations. These documents are also available in print to any stockholder requesting a copy in writing from our Corporate Secretary at our executive offices set forth in this proxy statement.
Executive Sessions
Executive sessions are required to be held at least twice a year in conjunction with regularly scheduled Board meetings in which independent non-employee directors meet without the presence or participation of management or non-independent directors, in accordance with NASDAQ corporate governance standards. The Board met this requirement in 2014.
Board Committees
Our Board of Directors has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Also during 2014, the Board established a Special Committee with the specific purpose to review and consider the Spin-off Transaction with FNF.
Audit Committee
The Audit Committee consists of Messrs. Ammerman, Hagenbuch and Stout, with Mr. Ammerman serving as the chairperson of this committee. The Board of Directors reviewed Mr. Ammerman’s service on the Audit Committee in light of his concurrent service on the audit committees of four other companies. The Board considered Mr. Ammerman’s extensive financial and accounting background and expertise as a former partner of KPMG LLP, his knowledge of our Company and understanding of our financial statements as an experienced director and audit committee member, and the fact that Mr. Ammerman is retired from active employment, and determined that Mr. Ammerman’s service on the audit committees of five public companies, including our Audit

Committee, would not impair his ability to effectively serve on our Audit Committee. As contemplated by its written charter, this committee is primarily focused on the accuracy and effectiveness of the audits of our financial statements by our internal audit staff and by our independent auditors.
The Audit Committee is responsible for assisting the Board of Directors' oversight of:

•	the quality and integrity of our accounting and financial reporting process, including our financial statements and related disclosure;

•	our compliance with legal and regulatory requirements;

•	the independent auditor's qualifications and independence; and

•	the performance of our internal audit function and independent auditor.
The Audit Committee believes that its members are financially literate and are capable of analyzing and evaluating our financial statements. As such, our Board of Directors has deemed each of Messrs. Ammerman, Hagenbuch and Stout to be audit committee financial experts as defined under the applicable rules of the SEC.
Compensation Committee
During 2014, the Compensation Committee consisted of Messrs. Stout, Bickett and Hagenbuch, with Mr. Stout serving as the chairperson of this committee. As mentioned previously, Mr. Bickett resigned from our Board and the Compensation Committee in connection with the Spin-off Transaction with FNF. Effective February 3, 2015, the Compensation Committee was reconstituted to consist of Messrs. Weber, Hagenbuch and Stout, with Mr. Weber serving as the chairperson of this committee. This committee's primary responsibilities, as contemplated by its written charter, are:

•	to assist the Board in discharging its responsibilities regarding the establishment and maintenance of our compensation and benefit plans, policies and programs;

•
to review, approve, and evaluate performance against corporate goals and objectives relevant to the compensation of our Chief Executive Officer, and determine and approve the Chief Executive Officer's compensation level based on this evaluation;

•	to make recommendations to the Board with respect to executive compensation, incentive-compensation plans and equity-based plans; and

•
to assist the Board of Directors in discharging its responsibilities regarding compliance with the compensation rules, regulations and guidelines promulgated by NASDAQ and the SEC and with other applicable laws.

As noted above, Messrs. Stout and Hagenbuch, who together constitute a majority of the members of the Compensation Committee, are “independent” under NASDAQ’s listing rules, but Mr. Weber is not independent due to the fact that he was employed by the Company within the past three years. The NASDAQ listing rules provide that if a compensation committee is comprised of at least three members, one director who is not independent and is not currently an executive officer or employee or a family member of an executive officer may be appointed to the compensation committee if the board, under exceptional and limited circumstances, determines that such individual's membership on the committee is required by the best interests of the corporation and its shareholders. The Board has determined that Mr. Weber’s position on the Compensation Committee is required by the best interests of the Company and its stockholders because it provides continuity and experience following the completion on December 31, 2014 of the Spin-off Transaction and the subsequent election of three new directors to the Board.

See the "Compensation Discussion and Analysis and Executive Compensation and Director Compensation" section below for additional information with respect to the Compensation Committee.

Nominating and Corporate Governance Committee

During 2014, the Nominating and Corporate Governance Committee consisted of Messrs. Foley and Scanlon, with Mr. Foley serving as the chairperson of this committee. As mentioned previously, Mr. Foley resigned from our Board and the Nominating and Corporate Governance Committee in connection with the Spin-off Transaction with FNF. Mr. Scanlon continues to serve as a member of our Board. Effective February 3, 2015, the Nominating and Corporate Governance Committee was reconstituted to consist of Messrs. Stout, Glassman and McClure, with Mr. Stout serving as the chairperson of this committee. This committee's responsibilities, as contemplated by its written charter, are:

•	identifying and selecting qualified candidates to become new members of, or fill any vacancies on, our Board of Directors consistent with criteria approved by the Board;

•
selecting or recommending to the Board of Directors the selection of nominees for election to the Board of Directors at the next annual meeting of stockholders (or special meeting of stockholders at which directors are to be elected);

•	assisting our Board of Directors in the development and review of our Corporate Governance Guidelines and principles applicable to our company; and

•	providing oversight of the evaluation of our Board of Directors.
The Nominating and Corporate Governance Committee has a policy that it will consider director candidates nominated by stockholders. The Nominating and Corporate Governance Committee evaluates nominees for director, including candidates nominated by stockholders, by the following qualifications and criteria:

(i)	diversity of viewpoints, background, experience and other demographics of the Board;

(ii)	personal and professional integrity, ethics and values;

(iii)
experience in corporate management, such as serving as an officer or former officer of a publicly held company, and a general understanding of marketing, finance and other elements relevant to the success of a publicly traded company in today’s business environment;

(iv)	experience relevant to the Company’s industry and with relevant social policy concerns;

(v)	experience as a board member or executive officer of another publicly held company;

(vi)	relevant academic expertise;

(vii)	practical and mature business judgment, including the ability to make independent analytical inquiries;

(viii)	promotion of diverse business or career experience relevant to the success of the Company; and

(ix)	any other relevant qualifications, attributes or skills.

Special Committee

In 2014, the Board appointed Messrs. Weber, Hagenbuch and Stout, each of whom were independent of FNF and its affiliates, to a Special Committee of the Board to evaluate FNF’s proposal for the Spin-off Transaction and report to the Board its recommendations and conclusions with respect to such proposal.

Discussion of our Compensation Policies and Procedures as They Relate to Risk Management

We reviewed our compensation policies and practices for all employees, including our named executive officers, and determined that our compensation programs are not reasonably likely to have a material adverse effect on our company. In conducting this review, we analyzed the structure of our executive, non-officer, and sales incentive programs and the internal controls that are in place for each program. We also reviewed data compiled across our global operations which included our consolidated operating income, operating cash flow, new business awards, and total compensation expenses and incentive expenses (including as a percentage of both net sales revenue and total compensation expenses).
We believe that several design features of our executive compensation program mitigate risk. We establish base salaries at levels that provide our executives with assured cash compensation that is appropriate for their job duties and level of responsibility and that, when taken together with incentive awards, motivate them to perform at a high level without encouraging inappropriate risk-taking to achieve a reasonable level of compensation.
With respect to our executives' incentive opportunities, we believe that our use of measurable corporate financial and sales performance goals, multiple performance levels and minimum, target and maximum achievable payouts, together with the Compensation Committee's ability to reduce awards, serve to mitigate excessive risk-taking. The risk of overstatement of financial figures to which incentives are tied is mitigated by the Compensation Committee's review, our ability to recover, pursuant to our clawback policy, overpayments of incentive-based compensation paid under our bonus program and approval of the awards and payments based on the internal and external review of our financials. We also believe that having our long-term incentive awards (stock options and restricted stock) utilize a three-year vesting schedule encourages recipients to deliver incremental and sustainable value to our stockholders and align their interests with our sustainable long-term performance, thereby mitigating risk. In addition, we have stock ownership guidelines for all corporate officers, including our named executive officers, and members of our Board of Directors which help to align the interests of our executives and non-employee directors with our long-term performance and mitigate risk.
With respect to our incentive based compensation for non-executive employees, we believe that our use of clearly communicated and measurable performance goals, operational management oversight and approval, and the regular monitoring by our corporate accounting group and senior management serve to mitigate excessive risk-taking at those levels of the organization.
Board's Role in Risk Oversight
Risk is inherent in every business. As is the case in virtually all businesses, we face a number of risks, including operational, economic, financial, legal, regulatory, and competitive risks. Our management is responsible for the day-to-day management of the risks we face. Our Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management.
In its oversight role, our Board of Directors' involvement in our business strategy and strategic plans plays a key role in its oversight of risk management, its assessment of management's risk appetite, and its determination of the appropriate level of enterprise risk. Our Board of Directors receives updates at least quarterly from senior management and periodically from outside advisors regarding the various risks we face, including operational, economic, financial, legal, regulatory, and competitive risks. Our Board of Directors also reviews the various risks we identify in our filings with the SEC as well as risks relating to various specific developments, such as acquisitions, stock repurchases, debt and equity placements, and product introductions.
Our Board committees assist our Board of Directors in fulfilling its oversight role in certain areas of risks. Pursuant to its charter, the Audit Committee oversees our financial and reporting processes and the audit of our financial statements (including the audit of our internal control over financial reporting) and provides assistance to our Board of Directors with respect to the oversight and integrity of our financial statements, our compliance with legal and regulatory matters, the independent auditor's qualification and independence, and the performance of our independent auditor and internal audit function. The Compensation Committee considers the risks that our compensation policies and practices may have in attracting, retaining, and motivating valued employees and endeavors to assure that it is not reasonably likely that our compensation plans and policies would have a material adverse effect on our company. Our Nominating and Corporate Governance Committee oversees governance-related risks, such as board independence.
Board Diversity
We seek diversity in experience, viewpoint, education, skill, and other individual qualities and attributes to be represented on our Board of Directors. We believe directors should have various qualifications, including individual character and integrity; business experience and leadership ability; strategic planning skills, and experience; requisite knowledge of our industry and finance, accounting, and legal matters; communications and interpersonal skills; and the ability and willingness to devote time to our company. We also believe the skill sets, backgrounds, and qualifications of our directors, taken as a whole, should provide a significant mix of diversity in personal and professional experience, background, viewpoints, perspectives, knowledge, and abilities. Nominees are not to be discriminated against on the basis of race, religion, national origin, gender, sexual orientation, disability or any other basis prohibited by law. The assessment of directors is made in the context of the perceived needs of our Board of Directors from time to time.
All of our directors have held high-level positions in business and/or professional service firms and have experience in dealing with complex and global issues. We believe that all of our directors are individuals of high character and integrity and have committed to devote sufficient time to the business and affairs of our company. In addition to these attributes, the description of each director's background set forth above indicates the specific experience, qualifications, and skills necessary to conclude that each individual should continue to serve as a director of our company.
Board Leadership Structure
We believe that effective board leadership structure can depend on the experience, skills, and personal interaction between persons in leadership roles as well as the needs of our company at any point in time. We currently maintain separate roles between the Chief Executive Officer and Chairman of the Board in recognition of the differences between the two responsibilities. Our Chief Executive Officer is responsible for setting our strategic direction and day-to-day leadership and performance of our company.

The Chairman of the Board provides input to the Chief Executive Officer, sets the agenda for board meetings, and presides over meetings of the full Board of Directors.
Director, Employee and Officer Hedging and Pledging Policy
In order to more closely align the interest of our directors and executive officers with those of our stockholders and to protect against inappropriate risk-taking, our Board has established a hedging and pledging policy which prohibits our employees, officers and directors from engaging in any hedging or monetization transactions with respect to our common stock, including, but not limited to, through the use of financial instruments such as exchange funds, prepaid variable forwards, equity swaps, puts, calls, collars, forwards and other derivative instruments, or through the establishment of a short position in our common stock. Further, our employees, officers and directors may not engage in short-term or speculative transactions in our common stock that could create heightened legal risk and/or the appearance of improper or inappropriate conduct by our employees, officers or directors, including short-term trading, short sales and publicly-traded options. Employees, officers and directors are prohibited from holding our common stock in a margin account or otherwise pledging our common stock as collateral for a loan. Pledges of our common stock arising from certain types of hedging transactions are governed by this policy's prohibition on hedging transactions, as described above. An exception to this prohibition may be granted where a person covered by this policy wishes to pledge our common stock as collateral for a loan (not including margin debt) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged common stock. Any person seeking an exception from this policy must submit a request for pre-approval to the General Counsel prior to the contemplated transaction and the person should be advised that any sale of stock by the pledgee will be deemed a sale by the pledgor for purposes of the short-swing profit recovery provisions of Section 16 of the Securities Exchange Act of 1934, as amended, or the “Exchange Act”, and the prohibition on insider trading in Rule 10b-5 under the Exchange Act. There have been no instances of hedging nor pledging during 2014.
Stock Ownership Guidelines
Our Compensation Committee has established formal stock ownership guidelines for all corporate officers, including our named executive officers, and members of our Board of Directors. The guidelines were established to encourage such individuals to hold a multiple of their base salary (or annual retainer) in our common stock and, thereby, align a significant portion of their own economic interests with those of our stockholders.
The stock ownership guidelines call for our executive officers, including our named executive officers, and non-employee directors to reach the ownership multiple within four years. Shares of restricted stock and shares gained on the exercise of stock options count toward meeting the guidelines. The guidelines, as of the date of this Proxy Statement, are as follows:

Position	Minimum Aggregate Value
Chief Executive Officer and President	5 x Base Salary
Chief Financial Officer and Chief Operations Officer	3 x Base Salary
Chief Human Resources Officer	2 x Base Salary
General Counsel and Chief Accounting Officer	1 x Base Salary
Members of the Board	5 x Annual Retainer
As mentioned previously, new executive officers and new non-employee directors have four years from the date they are appointed or elected to meet the stock ownership guidelines indicated in the above table. As of April 15, 2015, all of our current executive officers and non-employee directors, except those individuals that recently became executive officers and/or directors in the past two years, met the ownership guidelines. Nonetheless, the new individuals are on their way to accruing shares of our common stock to meet their respective targets by their four year anniversaries.

Compensation Committee Interlocks and Insider Participation
Messrs. Bickett, Hagenbuch and Stout served on our Compensation Committee in 2014. During fiscal year 2014, no member of the Compensation Committee was a former or current officer or employee of ours or any of our subsidiaries. Also during 2014, none of our executive officers served as a director or member of the compensation committee of any other entity that had any executive officer who served on our Board of Directors or Compensation Committee.

Board and Committee Meetings
Our Board of Directors met or acted by written consent thirteen times during the fiscal year ended December 31, 2014. Except for Messrs. Foley and Stinson, who each has resigned from our Board in connection with the Spin-off Transaction, no director attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board of Directors; and (ii) the total number of meetings held by all committees of the Board of Directors on which such director was a member.
During the fiscal year ended December 31, 2014, the Audit Committee met or acted by written consent seven times, the Compensation Committee met or acted by written consent nine times and the Nominating and Corporate Governance Committee met or act by written consent one time. The Special Committee met or acted by written consent ten times during 2014.
Annual Meeting Attendance
We do not, as a general matter, require our directors to attend our Annual Meeting, although each of our directors is invited to attend our 2015 Annual Meeting. None of our directors, other than Mr. Pittas who at the time was not a director, attended the 2014 Annual Meeting.

Communications with Directors
Interested parties may communicate with our Board of Directors or specific members of our Board of Directors, including our independent directors and the members of our various board committees, by submitting a letter addressed to the Board of Directors of Remy International, Inc. c/o Corporate Secretary, at the address listed herein c/o any specified individual director or directors. Any such letters received by the Corporate Secretary are forwarded to the indicated directors.

REPORT OF THE AUDIT COMMITTEE
The Board of Directors has appointed an Audit Committee, currently consisting of three directors, each of whom are “independent” of our company and management, as independence is defined in applicable listing standards of the NASDAQ Stock Market and the SEC's independence rules.

The purpose of the Audit Committee is to assist the oversight of our Board of Directors in the integrity of the financial statements of our company, our company's compliance with legal and regulatory matters, the independent auditor's qualifications and independence, and the performance of our company's independent auditor and internal audit function. The primary responsibilities of the committee include overseeing our company's accounting and financial reporting process and audits of the financial statements of our company. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The independent auditor is responsible for auditing the financial statements and expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles and expressing an opinion on the Company's internal controls over financial reporting. Our Board of Directors has amended and restated the charter of the Audit Committee to reflect, among other things, requirements of federal legislation, including the Sarbanes-Oxley Act of 2002, new rules adopted by the SEC, and amended rules of the NASDAQ Stock Market.

In fulfilling its oversight responsibilities, the committee reviewed and discussed the audited financial statements with management and the independent auditor. The committee discussed with the independent auditor the matters required to be discussed by the guidelines of the SEC, the Sarbanes-Oxley Act of 2002, Statement on Auditing Standards No. 16, as adopted by the Public Company Accounting Oversight Board, and other applicable regulations. This included a discussion of the independent auditor's judgments as to the quality, not just the acceptability, of our company's accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards. In addition, the committee received from the independent auditor written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence. The committee also discussed with the independent auditor the independent auditor's independence from management and our company, including the matters covered by the written disclosures and letter provided by the independent auditor.

The committee discussed with our independent auditor the overall scope and plans for its audit. The committee met with the independent auditor, with and without management present, to discuss the results of the independent auditor's examinations, its evaluations of our company, our internal controls, and the overall quality of our financial reporting.

Based on the reviews and discussions referred to above, the committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which was filed with the SEC on March 2, 2015.

The report has been furnished by the Audit Committee of our Board of Directors:

Audit Committee

Douglas K. Ammerman (Chairman)
Lawrence F. Hagenbuch
J. Norman Stout

CERTAIN INFORMATION ABOUT OUR EXECUTIVE OFFICERS
The executive officers of the Company as of the date of this proxy statement are set forth in the table below. Certain biographical information with respect to those executive officers follows the table.

Name	Positions held	Age (1)
John J. Pittas	President and Chief Executive Officer	60
Albert E. VanDenBergh	Senior Vice President and Chief Financial Officer	41
Shawn J. Pallagi	Senior Vice President and Chief Human Resources Officer	57
Debra E. Poppas	Senior Vice President, Global Engineering and Information Technology	56
David G. Krall	Senior Vice President and General Counsel	53
Barbara J. Bitzer	Vice President, Global Controller	48
(1)    As of April 30, 2015
John J. Pittas. Mr. Pittas was appointed to our board of directors in December 2014. He joined Remy in August 2006 and held various senior management positions before being appointed President and Chief Executive Officer in March 2013. Mr. Pittas has over 37 years experience. Before joining Remy, Mr. Pittas served as President of the Wolverine Gasket business for Eagle Picher Industries. Prior affiliations include Honeywell, Fisher Controls, ARI Technologies and UOP Inc. Mr. Pittas holds a B.S. degree in Chemical Engineering from the University of Notre Dame.
Albert E. VanDenBergh. Mr. VanDenBergh joined our company in February 2015 as Senior Vice President and Chief Financial Officer from Delphi Corporation where he most recently served as Vice President of Finance of Delphi's Global Connections Systems Business since August 2013. From November 2011 to August 2013, Mr. VanDenBergh was Vice President, Finance for Delphi's automotive aftermarket division and served in various other roles of increasing responsibility in finance, treasury, investor relations and operations from June 2002 to November 2011. Mr. VanDenBergh began his career in various engineering roles with General Motors. He received his B.S. degree in Mechanical Engineering from Kettering University, a M.S. degree in Engineering Science from Rensselaer Polytechnic Institute, and an MBA from Columbia University.
Shawn J. Pallagi. Mr. Pallagi joined the Company in November 2011 as Vice President of Human Resources. He was appointed as Senior Vice President and Chief Human Resources Officer effective January 1, 2013. Mr. Pallagi has over 35 years of experience. Prior to joining the Company, Mr. Pallagi was engaged in executive level management and human resources consulting from 2010 through 2011. Mr. Pallagi previously served in several management positions for General Motors Corporation, including Executive Director of Human Resources of Global Manufacturing and Labor Relations from 2005 through 2010. Mr. Pallagi has a Bachelor of Science in Business Administration from Western Michigan University.

Debra E. Poppas. Ms. Poppas joined our Company in November 2011 as Vice President of Global Product Engineering. In November 2014, she was appointed Senior Vice President, Global Engineering and Information Technology. With over 35 years of business experience in product and manufacturing engineering, product validation, program management, quality operations and business process transformation, she brings significant knowledge and expertise to the Company. Prior to joining us, Ms. Poppas was the Vice President of Global Innovation and Engineering for Security Technologies (a division of Ingersoll Rand) from 2009 to 2011. Throughout her career, she has held progressive positions with General Motors, Delphi Electronics and Safety and Delphi Packard. Ms. Poppas has extensive experience in structured problem solving, Six Sigma and Lean program implementation, as well as global capability development. She received a Bachelor of Mechanical Engineering from General Motors Institute (now Kettering University) and a Master of Science in Electrical Engineering from Purdue University.

David G. Krall. Mr. Krall began serving our Company as General Counsel in March 2015 and was appointed Senior Vice President in April 2015. Mr. Krall has been practicing law for more than 28 years and has previous experience as a General Counsel with EaglePicher, Incorporated, a diversified manufacturing company. Most recently, Mr. Krall has been a member of Frost Brown Todd LLC in Cincinnati, Ohio. Mr. Krall is a graduate of the University of Virginia, School of Law and also has an undergraduate degree from Dartmouth College.

Barbara J. Bitzer. Ms. Bitzer served as a consultant to the Company from 2006 through 2008, and again from 2010 through 2012 before assuming her current position on January 1, 2013. Ms. Bitzer also served as a principal of Simons Bitzer & Associates, PC, providing executive level finance consulting for companies in various industries, including manufacturing, service and non-profit, from 2005 through 2012. Ms. Bitzer obtained a Bachelor of Science in Accounting from the University of Evansville, and is a Certified Public Accountant licensed in the state of Indiana.

COMPENSATION DISCUSSION AND ANALYSIS AND EXECUTIVE AND
DIRECTOR COMPENSATION
In this compensation discussion and analysis, we discuss our named executive officers' compensation, including the objectives of our compensation programs and the rationale for each element of compensation. Our named executive officers in 2014 were:

•	John J. Pittas, President and Chief Executive Officer

•	Fred S. Knechtel, Former Senior Vice President and Chief Financial Officer

•	Mark R. McFeely, Senior Vice President and Chief Operations Officer

•	Shawn J. Pallagi, Senior Vice President and Chief Human Resources Officer

•	Michael L. Gravelle, Senior Vice President, General Counsel and Corporate Secretary

•	Barbara J. Bitzer, Vice President, Global Controller and Interim Principal Financial Officer

On August 26, 2014, we announced via a Current Report on Form 8-K that we had received a notice of resignation from Mr. Knechtel. Mr. Knechtel's last day of employment with us was October 1, 2014.

Effective October 29, 2014, our Board authorized Ms. Bitzer to perform the duties of the principal financial officer on an interim basis until we hired our next Senior Vice President and Chief Financial Officer. On March 3, 2015, we announced via a Current Report on Form 8-K that Ms. Bitzer ceased performing the duties of the principal financial officer. In accordance with SEC rules, because Ms. Bitzer performed the duties of the principal financial officer during part of the year ended December 31, 2014, she is considered a named executive officer.

Following the completion of the Spin-off Transaction on December 31, 2014, as previously disclosed in our definitive proxy statement dated December 2, 2014, Mr. Gravelle ceased to act in his capacity as our predecessor's Senior Vice President and General Counsel and Corporate Secretary.

On March 3, 2015, we announced via a Current Report on Form 8-K that Mr. McFeely's employment was terminated effective February 27, 2015.

The Compensation Committee of our Board of Directors administers our executive compensation program. The Compensation Committee has responsibility for establishing our compensation philosophy, setting compensation for our Chief Executive Officer and reviewing and approving compensation for our other named executive officers, upon the recommendation of our Chief Executive Officer.

The Compensation Committee believes that our compensation program should attract and retain individuals who hold key leadership positions and motivate those leaders to perform in the interest of promoting our sustainable global profitable growth in order to create value and satisfaction for our stockholders, customers, and employees. For 2014, our named executive officers' compensation consisted of base salary, an annual cash incentive, and long-term equity awards (restricted stock and stock options) that vest over a three-year period based on performance and service. We also provide our named executive officers other benefits consistent with those provided to other salaried employees, and some very limited benefits beyond those normally provided to salaried employees.

While we strive to maintain a consistent approach to our executive compensation programs from year to year, we periodically review our compensation programs and make adjustments that are believed to be in the best interests of the Company and our stockholders. As part of this process, we review compensation trends and consider what is thought to be current best practice with groups such as Institutional Shareholder Services ("ISS") and Glass Lewis and Co, LLC. ("Glass Lewis"), and make changes in our compensation programs when we deem it appropriate, all with the goal of continually improving our approach to executive compensation.

To that end, some of the other improvements made and actions taken in recent years by our Compensation Committee or full Board of Directors include the following:

•	setting a high ratio of performance-based compensation to total compensation, and a low ratio for fixed benefits/perquisites (non-performance-based compensation);

•	not having any single-trigger severance provisions that provide for payments upon a voluntary termination of employment following a change in control;

•	no future excise tax gross ups on executive benefits;

•	adopting for our bonus program the ability to “clawback” any overpayments of incentive-based or share-based compensation that were attributable to restated financial results;

•	adopting a performance-based vesting provision in restricted stock grants to our officers, including our named executive officers;

•
achieving a high level of disclosure transparency, where our stockholders have the ability to fully understand our executive compensation programs and associated performance measures used under those programs;

•	using a thorough methodology for comparing our executive compensation to market practices;

•
requiring that any dividends on restricted stock be subject to the same underlying vesting requirements applicable to the restricted stock - that is, no payment of dividends until the restricted stock vests;

•	using a shorter expiration period for our stock options: we use a seven year expiration period for new grants rather than a ten year expiration period;

•	adopting a policy where annual grants of stock options and restricted stock will utilize a vesting schedule of not less than three years;

•	separating the Chief Executive Officer and Chairman of the Board of Directors into two positions;

•	completing a “risk assessment,” as required under the rules of the SEC;

•	adopted a hedging and pledging policy for employees, directors and officers;

•	using an independent compensation consultant who reports solely to our Compensation Committee, and who does not provide services other than executive compensation consulting; and

•	adopting stock ownership guidelines for all corporate officers, including our named executive officers, and members of our Board of Directors.
As part of our compensation governance program, we also observe the following practices:

•	employment agreements with our named executive officers do not contain multi-year guarantees for salary increases, non-performance based bonuses or guaranteed equity compensation; and

•
the change in control provisions in our compensation plans trigger upon consummation of mergers, consolidations and other corporate transactions, not upon stockholder approval or other pre-consummation events.

Allocation of Total Compensation for 2014
The following table compares our named executive officers' 2014 base salaries, target annual incentive opportunities and target long-term incentive opportunities as compared to the prior year.

	Base salary (1)			Target annual cash incentive opportunity (2)			Target long-term equity incentive opportunity (3)
Name	2013	2014	% Change	2013	2014	2014 (% of salary)	2013	2014
John J. Pittas (4)	$573,333	$655,000	14%	$552,800	$654,904	100%	$1,800,000	$1,800,000
Fred S. Knechtel (5)	318,333	278,087	(13)%	190,981	194,661	70%	900,000	750,000
Mark R. McFeely (6)	298,333	300,000	1%	208,811	210,000	70%	700,000	700,000
Shawn J. Pallagi	300,000	345,833	15%	165,000	206,178	60%	400,000	400,000
Michael L. Gravelle	135,667	148,000	9%	74,487	88,172	60%	100,000	150,000
Barbara J. Bitzer	235,783	244,400	4%	94,319	97,760	40%	100,000	150,000

(1)	2014 base salary levels reflect adjustments as approved by the Compensation Committee.

(2)	Reflects target cash incentive opportunity under the Annual Incentive Bonus Plan ("AIBP"), based on the executive's base salary.

(3)
Reflects the dollar value of the long-term equity incentive grants. In 2014 and 2013, the equity grants included restricted stock with performance- and time-based vesting conditions and stock options with time-based vesting conditions.

(4)
Mr. Pittas' 2013 base salary and target annual cash incentive opportunity were pro-rated for his service as our Senior Vice President and Chief Commercial Officer (for the first two months of the fiscal year) and for his service as our President and Chief Executive Officer (for the remainder of the fiscal year).

(5)
Mr. Knechtel's employment terminated effective October 1, 2014. His 2014 base salary and target annual cash incentive is pro-rated for his service as our Senior Vice President and Chief Financial Officer through his termination date. There was no payment of Mr. Knechtel's 2014 annual cash incentive opportunity under the AIBP in connection with his termination.

(6)
Mr. McFeely's employment terminated effective February 27, 2015. In accordance with his severance agreement, as discussed below under the section "Potential Payments Upon Termination or a Change in Control", he was entitled to a 2014 annual cash incentive bonus based on actual achievement of certain performance targets as described under "Annual Incentive Bonus Plan".

Our approach to compensating our named executive officers in 2014 is consistent with the approach we took in 2013, with an emphasis on performance-based incentives. For example, in February 2014, we granted restricted stock awards and nonqualified stock options with terms that were substantially similar to the terms of the 2013 restricted stock and stock option grants described below. Stock options help tie our named executive officers' long-term financial interests to the long-term financial interests of our stockholders as they are worth nothing unless our stock price appreciates in value and maintains such appreciated value after the vesting date.

The grant date fair values of the 2014 grants are shown above. The following table sets forth each component of our named executive officers' 2014 compensation as a percentage of total compensation. The percentages below are based on the 2014 amounts reflected in the "Summary Compensation Table" listed below.

Name	Salary	Annual Cash Incentive	Time- and Performance-Based Restricted Stock	Stock Options	All Other Compensation	Total Compensation
John J. Pittas	22.5%	13.6%	43.3%	18.6%	2.0%	100%
Fred S. Knechtel (1)	26.1%	—%	49.3%	21.2%	3.4%	100%
Mark R. McFeely	27.7%	5.9%	45.3%	19.4%	1.7%	100%
Shawn J. Pallagi	39.0%	14.1%	31.6%	13.6%	1.7%	100%
Michael L. Gravelle	40.7%	17.6%	28.9%	12.4%	0.4%	100%
Barbara J. Bitzer	51.3%	14.9%	22.0%	9.4%	2.4%	100%

(1)
Mr. Knechtel's employment terminated effective October 1, 2014. His 2014 compensation is pro-rated for his service as our Senior Vice President and Chief Financial Officer through his termination date. There was no payment of Mr. Knechtel's incentive opportunity under the AIBP in connection with his termination. In addition, as a result of Mr. Knechtel's resignation, he forfeited 100% of his 2014 equity compensation.

Role of Executive Officers and Compensation Consultant in Compensation Decisions
The allocation of our named executive officers' compensation among the various components, and determinations regarding compensation levels and opportunities, is not formulaic. It reflects the Compensation Committee's business judgment, which is influenced by a number of objective and subjective considerations, including consideration of how other companies compensate their named executive officers as reflected in marketplace data provided by the Compensation Committee's compensation consultant, judgments about the relative amounts of regularly paid fixed compensation and variable stock-based and cash-based incentives that are needed to attract and retain talented and experienced executive officers, subjective judgments about the relative skills, experience, and past performance of the named executive officers and their roles and responsibilities within the organization, and judgments about the extent to which the named executive officers can impact the company-wide performance and creation of long-term stockholder value. Further discussion of the specific objectives behind each of the components of our named executive officers' compensation is below.
The Compensation Committee receives assistance from our corporate human resources department with respect to historical data, and may, from time to time, solicit advice from outside consultants in determining marketplace compensation amounts, standards and trends. Our Chief Executive Officer makes recommendations to the Compensation Committee with respect to the other named executive officers' compensation. The Compensation Committee makes the final determination on the compensation of the Chief Executive Officer and the other named executive officers. The Compensation Committee also has the authority to solicit advice from legal, compensation, accounting or other consultants as it deems necessary.
The Compensation Committee engaged Strategic Compensation Group LLC, an independent compensation consultant, to provide market data on executive compensation levels and advice on incentive design considerations in 2014. In connection with this engagement, the Compensation Committee instructed Strategic Compensation Group LLC to provide general advice on compensation trends and alternatives as well as specific design recommendations and compensation levels. Strategic Compensation Group LLC was selected by and reports directly to the Compensation Committee, receives compensation only for services related to executive compensation issues, and neither the firm nor any of its affiliated companies provides any other services to us.
Consideration of Results of Stockholder Advisory Vote and Frequency Vote on Executive Compensation
We hold advisory stockholder votes on the executive compensation paid to our named executive officers (a “say on pay proposal”) annually. In June 2014, our say on pay proposal was approved by 99% of the votes cast by our stockholders, and after considering these results, our Board and its Compensation Committee believed the vote affirmed stockholders’ support of our approach to executive compensation and, therefore, the Compensation Committee has continued to utilize the same policies and to apply the same principles in its decision making, and did not make any fundamental changes to the structure of our compensation plan. Although these stockholder votes are advisory and non-binding in nature, our Board and its Compensation Committee will continue to consider the outcome of our annual say-on-pay votes when making future compensation decisions for our named executive officers.

Elements of Executive Compensation of Our Named Executive Officers in 2014

For fiscal 2014, the compensation of our named executive officers consisted of four elements briefly summarized below:

Type of Compensation	Objective	Key Characteristics
Base Salary	To attract and retain executive talent and to provide a competitive base of compensation that recognizes the executive's skills, experience and responsibilities in the position.	Provide a fixed level of cash compensation for the executive's performance of day-to-day responsibilities.

Annual Cash Incentive Bonus
Cash incentives under the Remy annual incentive bonus plan are designed to motivate our named executive officers to work towards improving our performance for the fiscal year, drive long-term growth in stockholder value and help attract and retain key executive talent.
Annual cash payout based on achievement of specified performance targets as determined by the Board and Compensation Committee for the current fiscal year and future periods.

Long-term Equity Incentives
To align significant portions of executive compensation to our long-term performance as measured by objectives and performance targets. This component serves to promote an ownership culture, as well as attract, motivate and retain key executive talent.

Annual grants of stock options with three-year vesting based on continued service.
Annual grants of restricted stock with three-year vesting based on continued service and three-year vesting based on achievement of specified performance targets as determined by the Board and Compensation Committee.

Other Benefits	To provide reasonable, market comparable benefits intended to attract, motivate and retain key executive talent.
Named executive officers participate in company-wide health and welfare and time-off benefit plans that are generally available to all eligible employees.
In addition, we offer our executives employer matching contributions under a safe harbor 401(k) defined contribution plan and provide basic life insurance, salary continuation and annual executive physicals.

Base Salary
We intend for the named executive officers' base salaries to provide a level of assured, regularly-paid, cash compensation. Our named executive officers' base salary levels are set forth in their employment agreements or offer letters. The agreements/offer letters specify that their base salary levels may not be decreased. During 2013, our Compensation Committee amended the employment agreements of Messrs. Pittas, Knechtel, McFeely and Pallagi as part of its annual review, increasing their respective base salaries as indicated above. In addition, Ms. Bitzer's base salary was increased as part of the Compensation Committee's annual review in 2014.
Annual Incentive Bonus Plan
In March 2011, the Compensation Committee approved an Annual Incentive Bonus Plan for 2011 through 2014, and stockholders are being asked to approve a new Annual Incentive Bonus Plan for 2015 and future years ("AIBP"), under which employees selected by the Compensation Committee are eligible to participate. The Compensation Committee will establish the performance objective or objectives each year for the participants’ awards.
The targeted level or levels of performance with respect to such performance measures may be established at such levels and on such terms as the Compensation Committee may determine, in its discretion. The Compensation Committee has discretion to adjust the amount of any incentive award that would otherwise be payable to a participant; provided, however, that incentive awards which would be subject to section 162(m) of the Internal Revenue Code, or the "Code", may not be adjusted upward, although the Compensation Committee may, in its discretion, adjust those incentive awards downward. Awards that are not intended to qualify for the performance-based compensation exception to section 162(m) of the Internal Revenue Code may be based on these or such other performance measures as the Compensation Committee may determine. The maximum incentive award that may be paid under the AIBP to a participant during any fiscal year is $4,000,000.
The AIBP plays an important role in our approach to total compensation. We believe it motivates participants to focus on improving our performance on key financial measures during the year, and it requires that we achieve defined, objectively determinable goals before participants become eligible for an incentive payout. The plan also allows for individual performance adjustments of plus/minus 100%, provided that the sum of all adjustments does not exceed the original sum of the total payout attainment of the incentive pool.

In the first quarter 2014, the Compensation Committee established the performance measures, the weightings between the measures, threshold, target and maximum goals for each measure based on our business plan for 2014 as approved by our Board. The annual cash incentive amounts earned by each named executive officer depended on the extent to which the performance goals were achieved. Operating income, operating cash flow, and new business awards were selected as the 2014 performance measures in order to focus our named executive officers on profitable growth, the efficient use of our cash and generation of new original equipment business over the periods 2015 and 2017. The adjustments made in calculating the incentive plan adjusted operating income, operating cash flow, and new business awards are discussed below. The 2014 operating income, operating cash flow, and new business awards targets and results under the AIBP were determined prior to the purchase accounting basis adjustments related to the Spin-off Transaction.

Adjusted Operating Income (payout weighting 50%) (in millions)				Adjusted Operating Cash Flow (payout weighting 30%) (in millions)
Threshold (35% payout)	Target (100% payout)	Maximum (150% payout)	Adjusted Result (1)(4)	Threshold (50% payout)	Target (100% payout)	Maximum (150% payout)	Adjusted Result (2)(4)
$76.4	$87.9	$96.7	$83.6	$82.1	$91.2	$100.3	$76.9

2015 New Business Awards (payout weighting 5%) (in millions)				2017 New Business Awards (payout weighting 15%) (in millions)
Threshold (50% payout)	Target (100% payout)	Maximum (150% payout)	Actual Result (3)(4)	Threshold (50% payout)	Target (100% payout)	Maximum (150% payout)	Actual Result (3)(4)
$40.5	$45.0	$49.5	$15.0	$103.5	$115.0	$126.5	$128.9

(1) The Adjusted Operating Income result represents a 75.8% attainment, which at a 50% weighting equaled a 37.9% payout.
(2) The Adjusted Cash Flow result represents a 0.0% attainment, which at a 30% weighting equaled a 0.0% payout.
(3) The New Business Awards for 2015 result represents a 0.0% attainment, which at a 5% weighting equaled a 0.0% payout. The New Business Awards for 2017 result represents a 150.0% attainment, which at a 15% weighting equaled a 22.5% payout.
(4) The actual cumulative payout related to the 2014 AIBP was 60.4% (37.9% + 0.0% + 0.0% + 22.5%).

The adjusted results in the table above include an adjustment upward from our actual U.S. GAAP operating income of $29.9 million representing the impact from the purchase accounting basis differences related to the Spin-off Transaction with FNF and operating income results of Fidelity National Technology Imaging, LLC (“Imaging”), an FNFV subsidiary contributed to us in connection with the Spin-off Transaction which was completed on December 31, 2014. The adjusted results in the table above also include an adjustment downward from our actual U.S. GAAP operating cash flows by $2.5 million representing the 2014 operating cash flows of Imaging. Our actual 2014 results for the 2015 and 2017 new business awards were not adjusted nor impacted by the Spin-off Transaction.

The adjusted results in the table above also reflect certain adjustments to offset the impact of necessary, but unbudgeted, strategic decisions because our named executive officers' compensation should not be impacted by events that do not reflect the underlying operating performance of the business. The adjustments were approved in accordance with the AIBP Plan by the Compensation Committee at its March 2, 2015 meeting as one-time adjustments for items that were not included in our annual operating plan. We adjusted actual U.S. GAAP operating income up by $27.5 million to reflect the effect of adjustments such as a previously announced legal settlement, fees related to the Spin-off Transaction with FNF and purchase accounting adjustments related to our USA Industries acquisition. We also adjusted actual U.S. GAAP operating cash flow up by $18.6 million to reflect the effect of the previously announced legal settlement and fees related to the Spin-off Transaction with FNF.

An executive's threshold and maximum annual incentive opportunity is 42.5% and 150%, respectively, of the executive's target annual incentive opportunity. The threshold, target and maximum payment opportunities under our AIBP and the amount of our named executive officers' 2014 incentive awards based on the 2014 performance results are all reflected in the table below.

Name	Threshold (1) ($)	Target ($)	Maximum ($)	Actual 2014 Incentive Earned (2) ($)
John J. Pittas	278,334	654,904	982,356	395,628
Fred S. Knechtel (3)	82,731	194,661	291,992	—
Mark R. McFeely (4)	89,250	210,000	315,000	63,431
Shawn J. Pallagi	87,626	206,178	309,267	124,552
Michael L. Gravelle (5)	37,473	88,172	132,258	63,917
Barbara J. Bitzer (5)	41,548	97,760	146,640	70,868

(1)
The Threshold column represents the minimum payout of 42.5% of each named executive officer's Target opportunity based on 35% attainment for operating income (50% weighting), 50% attainment for cash flow (30% weighting) and 50% attainment for 2015 and 2017 new business awards (20% weighting). The payout could be less than 42.5% if threshold attainment for three of the four performance metrics are not met.

(2)	As calculated above, amounts in this column represent a 60.4% cumulative payout of the executive's target opportunity.

(3)
Mr. Knechtel's employment terminated effective October 1, 2014. His 2014 annual incentive amounts are pro-rated for his service as our Senior Vice President and Chief Financial Officer through his termination date.There was no payment of Mr. Knechtel's 2014 incentive opportunity under the AIBP in connection with his termination.

(4)	Mr. McFeely's AIBP bonus was reduced by 50% from the Company's attainment as permitted by the AIBP Plan.

(5)	Mr. Gravelle and Ms. Bitzer's AIBP bonus was increased $10,653 and $11,811, respectively, for certain contributions as permitted by the AIBP Plan.

All incentive bonus targets were based on provisions in the executives' employment agreements or offer letters, as may be amended from time to time or at the discretion of the Compensation Committee. These agreements are described below under the "Grants of Plan-Based Awards" table. When we entered into these employment agreements and offer letters and related amendments with our named executive officers, we established new target cash incentive opportunities for the then current year and future years as the focus of our named executive officers' compensation shifted to long-term stock-based incentive opportunities.

Long-term Incentives
Omnibus Incentive Plan
In October 2010, the Board of Directors approved a new stock incentive plan called the Remy International Inc. Omnibus Incentive Plan, which we refer to as the Omnibus Incentive Plan. The Omnibus Incentive Plan was amended as of March 24, 2011. The following describes the Omnibus Incentive Plan as amended.
The Omnibus Incentive Plan permits our Compensation Committee to grant nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units and other cash or share based awards. Our employees, non-employee directors and consultants are eligible to participate. Actual participation, as well as the terms of the awards to those participants, will be determined by the Compensation Committee who administers the plan.
Subject to adjustment pursuant to the anti-dilution provisions of the plan, the Omnibus Incentive Plan provides that the maximum number of shares of our common stock that may be delivered pursuant to awards under the plan is 5,500,000. Awards of restricted stock in respect of 2,276,968 shares have been granted under the Omnibus Incentive Plan through December 31, 2014, which leaves 3,223,032 shares available for future awards as of December 31, 2014. Subject to adjustment pursuant to the anti-dilution provisions of the plan, the Omnibus Incentive Plan contains the following limitations under the plan for awards that are intended to qualify for the performance-based exception from the tax deductibility limitations of section 162(m) of the Internal Revenue Code: the maximum number of our shares with respect to which stock options may be granted to any participant in any fiscal year is 3,500,000 shares; the maximum number of stock appreciation rights that may be granted to any participant in any fiscal year is 3,500,000 shares; the maximum number of our shares of restricted stock that may be granted to any participant in any fiscal year is 3,500,000 shares; the maximum number of our shares with respect to which restricted stock units may be granted to any participant in any fiscal year is 3,500,000 shares; the maximum number of our shares with respect to which performance shares may be granted to any participant in any fiscal year is 3,500,000 shares; the maximum amount of compensation that may be paid with respect to performance units awarded to any participant in any fiscal year is $4,000,000 or a number of shares having a fair market value not in excess of that amount; the maximum amount of compensation that may be paid with respect to other awards awarded to any participant in any fiscal year is $4,000,000 or a number of shares having a fair market value not in excess of that amount; and the maximum dividend or dividend equivalent that may be paid to any participant in any fiscal year is $4,000,000.
The Compensation Committee may specify that the attainment of performance measures will determine the degree of granting, vesting and/or payout with respect to awards that the committee intends to qualify for the performance-based exception from the tax deductibility limitations of section 162(m) of the Internal Revenue Code. If the Compensation Committee determines to grant these types of performance-based awards, it may grant them subject to the attainment of the following performance measures: earnings per share, EBITDAR (as defined in the plan), economic value created, market share (actual or targeted growth), net income (before or after taxes), operating income, adjusted net income after capital charge, return on assets (actual or targeted growth), return on capital (actual or targeted growth), return on equity (actual or targeted growth), return on investment (actual or targeted growth), net sales (actual or targeted growth), cash flow, operating margin, share price, share price growth, total stockholder return, and strategic business criteria consisting of one or more objectives based on meeting specified market penetration goals, productivity measures, geographic business expansion goals, cost targets, customer satisfaction or employee satisfaction goals, goals relating to merger synergies, management of employment practices and employee benefits, or supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries and/or other affiliates or joint ventures.
The targeted level or levels of performance with respect to the performance measures may be established at such levels and on such terms as the Compensation Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies. Awards (including any related dividends or dividend equivalents) that are not intended to qualify for the performance-based exception under section 162(m) may be based on these or such other performance measures as the Compensation Committee may determine. Achievement of performance goals in respect of awards intended to qualify under the performance-based exception will be measured over a performance period, and the goals will be established not later than 90 days after the beginning of the performance period or, if less than 90 days, the number of days that is equal to 25% of the relevant performance period applicable to the award. The Compensation Committee will have the discretion to adjust the determinations of the degree of attainment of the pre-established performance goals; provided, however, that awards that are designed to qualify for the performance-based exception may not be adjusted upward (the committee may, in its discretion, adjust those awards downward).
2014 Long-term Equity Awards
The equity awards granted in 2014 were under the Omnibus Incentive Plan and in the form of restricted shares of Remy common stock and stock options. Refer to the "Grants of Plan Based Awards" table below for the 2014 equity grants made to each of our named executive officers.
The restricted stock awards granted to our named executive officers during 2014 vest in one-third increments on the first three anniversaries of the grant date, with vesting on 50% of the award based upon continued service and the other 50% based upon the achievement of annual operating income results for fiscal years 2014, 2015 and 2016 as follows. The operating income targets set forth in the table below for 2014 were the original targets prior to the effect of the purchase accounting basis adjustments related to the Spin-off Transaction. The operating income targets set forth for 2015 and 2016 have been adjusted downward from the original targets to reflect the effect of the purchase accounting basis adjustments related to the Spin-off Transaction and exclude the operating income results of Imaging.

2014 - 2016 Operating Income Targets:
(In millions)	Minimum Amount	Target Amount
2014 Operating Income	$74.7	$87.9
2015 Operating Income	$51.0	$65.2
2016 Operating Income	$69.8	$86.3

No performance vesting occurs if the minimum operating income amount is not achieved for that year. The performance awards vest annually in one-third increments as follows: 50% if the minimum operating income amount is achieved for that year, 100% if the target operating income amount is achieved, and pro rata for operating income between minimum and target. If operating income for any particular performance period exceeds the target amount, the excess is carried forward, but not backward, to the following year's performance achievement.

Our equity incentive plan adjusted operating income for 2014 was $83.6 million, which reflects the same adjustments as discussed above for the AIBP operating income for 2014. The same adjustments were approved in accordance with the Omnibus Incentive Plan by the Compensation Committee at its March 2, 2015 meeting because of the Committee's determination that participants should not be impacted by events that do not reflect the underlying operating performance of the business. As a result, 83.7% of the performance portion of the 2014 grant of restricted stock awards that was eligible to vest based on our performance in 2014, subject to continued employment, vested as our adjusted operating income performance was $4.3 million below the equity plan's target amount.

The stock options granted during 2014 under the Omnibus Incentive Plan were nonqualified stock options that vest annually in one-third increments on the first, second and third anniversaries of the date of grant, based on continuous service. The stock options have an exercise price of $21.98, which was the closing price of our common stock as reported on the NASDAQ Stock Market on the grant date. The stock options also have a maximum contractual term of seven years. As mentioned previously, stock options help to tie our named executive officers' long-term financial interests to the long-term financial interests of our stockholders as they are worth nothing unless our stock price appreciates in value and maintains such appreciated value after the vesting date.

We do not engage in or permit “backdating” of stock options, and our Omnibus Incentive Plan prohibits this practice. We further do not attempt to time the granting of awards to any internal or external events. Our general practice has been for our Compensation Committee to make awards during the first quarter of each year following the release of our audited financial results for the recently completed fiscal year. We also may grant awards in connection with significant new hires, promotions or changes in duties.

2014 Cash Incentive Grant to Mr. Pittas

Also in February 2014, our Compensation Committee approved a performance-based cash incentive award to Mr. Pittas that is subject to vesting based on our achievement of adjusted operating income (on a New Remy basis) of $86.3 million for the fiscal year ending December 31, 2016 and Mr. Pittas' continued service through February 5, 2017. This performance-based cash incentive award was granted pursuant to our Omnibus Incentive Plan.

Supplemental Executive Retirement Plan
We have a Supplemental Executive Retirement Plan, or SERP, which is a nonqualified plan. The SERP provides additional retirement benefits to certain employees selected by the Compensation Committee whose retirement benefits under our Company-wide retirement plans are reduced, curtailed or otherwise limited as a result of certain limitations under the Internal Revenue Code. None of our named executive officers participated in the SERP during 2014.
Employment Agreements
Certain of our named executive officers' employment agreements specify minimum annual base salaries and target opportunities for annual incentive target opportunities as a percentage of annual base salary. In addition, to ensure that those named executive officers are protected against the loss of their positions in certain circumstances, their employment agreements include provisions for the payment of severance benefits following certain termination events. The Compensation Committee believes that it is in the best interests of our company and our stockholders to offer such protection to executive officers because we compete for executive talent in a highly competitive market in which companies routinely offer similar benefits to senior executives.

The employment agreements are discussed in more detail in the narrative that follows the "Grants of Plan-Based Awards" table and in the "Potential Payments Upon Termination or a Change in Control" section below.
Perquisites and Other Personal Benefits
We provide retirement and other benefits to our U.S. employees under a number of compensation and benefit plans. Our named executive officers generally participate in the same compensation and benefit plans as our other executives and employees. All employees in the United States, including our named executive officers, are eligible to participate in our 401(k) defined contribution plan, and receive employer matching contributions subject to IRS limitations. In addition, our named executive officers are eligible to participate in broad-based health and welfare plans. We also offer a personal umbrella liability insurance policy for senior leaders in our organization and provide our senior leaders with an annual executive physical at the expense of the Company.

See the table under the caption entitled “Summary Compensation Table-All Other Compensation” for amounts earned in 2014.

Use of Marketplace Data in Compensation Decisions
Although marketplace compensation data does not drive our compensation decisions, we do consider it. We considered marketplace data provided by Strategic Compensation Group LLC in 2014 when establishing the compensation terms in the new employment agreements, including our named executive officers' salaries for 2014 and target incentive opportunity levels for 2014, 2015 and 2016. The data served as a point of reference for the Compensation Committee's determinations in connection with the new employment agreements, but the committee ultimately made compensation decisions based on a subjective assessment of the totality of the executive's experience, performance and value to Remy, and it did not target any particular percentile of the data.
The data consisted of a general executive compensation survey on industrial companies prepared by Towers Watson, a publicly traded compensation consulting and other human resources services firm, with a specific focus on companies with revenue between $900 million and $1.6 billion; and a custom Peer Group of 16 companies that were selected, with our input, by Strategic Compensation Group LLC, which ranged in revenue size from $643 million to $2.7 billion. The companies in our 2014 Peer Group were:

Actuant Corp.	Modine Manufacturing
AAR Corp.	Standard Motor Products (1)
Accuride Corp.	Superior Industries Intl.
Allison Transmission	Titan International
Belden Inc.	Tower International
Curtiss-Wright Corp. (2)	Transdigm Group Inc.
Enersys Inc.	Wabco Holdings Inc.
Federal Signal Corp.	Wabtec Corp.
Hexcel Corp. (2)	Woodward Governor Co.
(1) Added to peer group in 2014
(2) Removed from peer group in 2014

Our 2014 Peer Group was selected in February 2014 based on a revenue range of ½ to 2 times the projected 2014 net sales for Remy (which at the time was estimated to be $1.2 billion in net sales), industry focus (generally based on Global Industry Classification Standard (GICS) Code), nature and complexity of operations and because they compete with us for business and/or executive talent. When defining the peer group, we attempt to apply the standards used by ISS for identifying peer groups for public companies.

Tax Implications of Executive Compensation
Section 162(m) of the Internal Revenue Code limits to $1 million per year the federal income tax deduction available to companies with publicly traded stock for compensation paid to the Chief Executive Officer and the three other most highly compensated executive officers as of the end of the year, other than the Chief Financial Officer. This limitation, however, does not apply to qualifying “performance-based compensation” as defined in the Code. Although the Compensation Committee intends to consider section 162(m) when structuring and approving incentive awards as and when this provision applies to us, in certain situations, the Compensation Committee may approve compensation that does not meet section 162(m)’s requirements and is not fully deductible, and hereby reserves the right to do so in the future. The Compensation Committee, which is comprised solely of “outside directors” for purposes of Section 162(m), believes that the interests of our stockholders are best served by not restricting the Committee’s discretion and flexibility in crafting compensation plans and arrangements, even though such plans and arrangements may result in certain non-deductible compensation expenses.
Accounting Implications of Executive Compensation
For our cash awards, we follow the principles set forth in Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 710, Compensation-General, pursuant to which we recognize a compensation expense ratably over the requisite service period, resulting in an accrued liability at the full eligibility date equal to the then present value of all of the future benefits expected to be paid.
We recognize compensation expense of all stock-based awards pursuant to the principles set forth in FASB ASC Topic 718, Compensation-Stock Compensation. Consequently, we record a compensation expense in our financial statements over the requisite service period for equity-based awards granted.
Director, Employee and Officer Hedging and Pledging Policy

As mentioned previously under the section "Corporate Governance", our Board has established a hedging and pledging policy which prohibits our directors, executive officers (including our named executive officers) and employees from engaging in any hedging or pledging transactions with respect to our common stock. In addition to being a best practice in corporate governance, the hedging and pledging policy was implemented to more closely align the interests of our directors, executive officers and employees with the interests of our stockholders and to protect against inappropriate risk-taking. There have been no instances of hedging nor pledging during 2014. Refer to the section "Corporate Governance- Director, Employee and Officer Hedging and Pledging Policy" for further details on the hedging and pledging policy.

Adoption of Bonus Clawback Policy

Our Compensation Committee has established a policy to recover any incentive-based compensation from our executive officers if we are required to prepare an accounting restatement due to material noncompliance with financial reporting requirements, and the incentive-based compensation paid, that related to the fiscal year, would have been lower had the compensation been based on the restated financial results. No clawbacks were made in 2014.

SUMMARY COMPENSATION TABLE
The following table contains information concerning the cash and non-cash compensation awarded to or earned by our named executive officers for the years indicated:

Name and Principal Position	Year	Salary(1) ($)	Stock awards(2) ($)	Option awards(3) ($)	Non-equity incentive plan compensation(4) ($)	All other compensation (5) ($)	Total ($)
John J. Pittas, President and Chief Executive Officer	2014	655,000	1,260,004	540,233	395,628	57,516	2,908,381
	2013	573,333	1,259,998	540,355	334,444	33,144	2,741,274
	2012	434,500	1,250,008	—	179,626	17,889	1,882,023
Fred S. Knechtel, Former Senior Vice President and Chief Financial Officer (7)	2014	278,087	524,992	225,095	—	35,866	1,064,040
	2013	318,333	629,999	270,181	115,543	20,922	1,354,978
	2012	296,250	900,008	—	104,976	8,875	1,310,109
Mark R. McFeely, Senior Vice President and Chief Operations Officer (8)	2014	300,000	490,000	210,092	63,431	19,296	1,082,819
	2013	298,333	489,991	210,137	126,331	16,237	1,141,029
	2012	200,667	499,993	—	83,388	46,915	830,963
Shawn J. Pallagi, Senior Vice President and Chief Human Resources Officer (9)	2014	345,833	280,003	120,049	124,552	15,212	885,649
	2013	300,000	279,998	120,081	99,825	14,888	814,792

Michael L. Gravelle, Senior Vice President, General Counsel and Corporate Secretary (10)	2014	148,000	104,998	45,022	63,917	1,290	363,227

Barbara J. Bitzer, Vice President, Global Controller and Interim Principal Financial Officer (11)	2014	244,400	104,998	45,022	70,868	11,312	476,600

(1)	Amounts shown are not reduced to reflect the named executive officers' elections, if any, to defer receipt of salary into our qualified savings plan or other voluntary reductions.

(2)
Represents the aggregate grant date fair value of restricted stock awards in accordance with FASB ASC Topic 718. The assumptions used in the calculation of these amounts are included in Note 17 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which was filed with the SEC on March 2, 2015. 50% of the award is time-based and shares vest in equal annual installments on the grant date anniversary over three years, subject to continued service. The other 50% is performance-based and shares vest annually over three years based upon continuous service and achievement of certain annual performance targets as discussed in the Grants of Plan Based Awards table below. These amounts include the maximum value granted for the performance awards.

(3)
Represents the aggregate grant date fair value of stock options in accordance with FASB ASC Topic 718. The assumptions used in the calculation of these amounts are included in Note 17 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which was filed with the SEC on March 2, 2015. The stock options vest in equal annual installments on the grant date anniversary over three years, subject to continuous service.

(4)	Represents amounts earned in 2014, 2013 and 2012 under the Annual Incentive Bonus Plan (paid in 2015, 2014 and 2013, respectively).

(5)	Refer to the table below under "All other compensation."

(7)	Mr. Knechtel's employment terminated effective October 1, 2014.
(8)    Mr. McFeely's employment terminated effective February 27, 2015.

(9)
Mr. Pallagi's employment commenced on November 1, 2011. However, he did not become a named executive officer until 2013. Thus, in accordance with SEC rules, his compensation information is presented for 2014 and 2013 only.

(10)
Mr. Gravelle served as our Corporate Secretary since 2009 before assuming his current position in January 2013. He did not become a named executive officer until 2014. Thus, in accordance with SEC rules, his compensation information is presented for 2014 only. Mr. Gravelle's employment terminated effective March 3, 2015.

(11)
Ms. Bitzer served as a consultant to us from 2006 through 2008, and again from 2010 through 2012 before assuming her current position in January 2013. However, she did not become a named executive officer until 2014 as a result of performing the duties of the interim principal financial officer due to Mr. Knechtel's departure. Thus, in accordance with SEC rules, her compensation information is presented for 2014 only.

The table below shows the components of “All Other Compensation” for the named executive officers for fiscal 2014.

Compensation	John J. Pittas	Fred S. Knechtel	Mark R. McFeely	Shawn J. Pallagi	Michael L. Gravelle	Barbara J. Bitzer
Premiums for Personal Umbrella Liability Insurance	$826	$826	$826	$826	$826	$826
401(k) Qualified Savings Plan Employer Matching Contributions	10,400	10,368	10,053	10,243	—	10,022
Dividend Payments (1)	46,290	24,672	7,059	4,143	464	464
Annual Executive Physical	—	—	1,358	—	—	—
Total	$57,516	$35,866	$19,296	$15,212	$1,290	$11,312

(1)	Represents dividends paid on shares of restricted stock in 2014.

GRANTS OF PLAN-BASED AWARDS
The following table sets forth information concerning plan-based awards granted to our named executive officers during the fiscal year ended December 31, 2014:

Name	Grant Date	Estimated future payouts under non-equity incentive plan awards(1)			Estimated future payouts under equity incentive plan awards(2)			All other stock awards: number of shares of stock (2) (#)	All other option awards: number of stock options (3) (#)	Exercise or base price of option awards (3) ($/Sh)	Grant date fair value of stock and option awards (4) ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#) or ($)	Target (#) or ($)	Maximum (#) or ($)
John J. Pittas		278,334	654,904	982,356						—
	2/18/2014				14,331	28,662	28,662	28,663	76,412	21.98	1,800,237
	2/5/2014 (5)				$—	$500,000	$500,000
Fred S. Knechtel (6)		82,731	194,661	291,992						—
	2/18/2014				5,971	11,942	11,942	11,943	31,838	21.98	750,087
Mark R. McFeely		89,250	210,000	315,000						—
	2/18/2014				5,573	11,146	11,146	11,147	29,716	21.98	700,092
Shawn J. Pallagi		87,626	206,178	309,267						—
	2/18/2014				3,184	6,369	6,369	6,370	16,980	21.98	400,052
Michael L. Gravelle		37,473	88,172	132,258						—
	2/18/2014				1,194	2,388	2,388	2,389	6,368	21.98	150,020
Barbara J. Bitzer		41,548	97,760	146,640						—
	2/18/2014				1,194	2,388	2,388	2,389	6,368	21.98	150,020

(1)
Amounts shown in the table reflect the payment levels under the 2014 AIBP based on each named executive officer's target annual opportunity and our incentive plan operating income, cash flow and new business awards results. The Target column is 100% of the named executive officer's target annual opportunity, the Threshold column represents the minimum payout of 42.5% of the Target column and the Maximum column is 150% of the Target column. The payout could be less than 42.5% if threshold attainment for three of the four performance metrics are not met.

(2)
The amounts shown in the table represent the number of restricted stock shares granted in 2014 under the Omnibus Incentive Plan to each named executive officer. 50% of the award are performance-based shares, which are reflected in the "Estimated Future Payouts under Equity Incentive Plan Awards" columns and the remaining 50% of the award are time-based shares, which are reflected in the "All Other Stock Awards" column. The time-based portion vests in equal annual installments on the grant date anniversary over three years based upon continuous service. The performance-based portion vests annually over three years based upon continuous service and actual achievement of operating income results in 2014, 2015 and 2016. The performance awards were granted at target, which is also the maximum amount that can be achieved. The share amounts under the Threshold column represent 50% of the Target column, which is the minimum performance shares that would vest based on us achieving the minimum operating income metric in each of the three years. If the minimum operating income metric is not achieved, there is no payout under the award and the performance shares are forfeited. Also included for Mr. Pittas is a long-term performance-based cash incentive award as described in footnote 5.

(3)
Represents the total number of stock options granted under the Omnibus Incentive Plan to each named executive officer. The exercise price of the stock options is based on the closing price of our common stock, as reported on the NASDAQ Stock Market, on the date of grant. The stock options vest in equal annual installments on the grant date anniversary over three years, subject to continuous service.

(4)
Represents the aggregate grant date fair value in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 17 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which was filed with the SEC on March 2, 2015. These amounts include the maximum value granted for the performance-based awards.

(5)
Represents a long-term performance-based cash incentive award that is subject to vesting based on our achievement of adjusted operating income of $86.3 million (on a New Remy basis) for the fiscal year ending December 31, 2016 and Mr. Pittas' continued service through February 5, 2017.

(6)
Mr. Knechtel's employment terminated effective October 1, 2014. There was no payment of Mr. Knechtel's cash incentive opportunity under the AIBP in connection with his termination. In addition, as a result of Mr. Knechtel's resignation, he forfeited 100% of his 2014 equity compensation.

Employment Agreements

We have entered into employment agreements with certain of our named executive officers. Mr. Gravelle and Ms. Bitzer do not have employment agreements. Additional information regarding post-termination benefits provided under these employment agreements can be found in the "Potential Payments Upon Termination or a Change in Control" section below. The following descriptions are based on the terms of the agreements as of December 31, 2014.
John J. Pittas
We entered into an amended and restated employment agreement with Mr. Pittas effective as of August 1, 2010, and as amended January 10, 2012, January 31, 2013 and February 16, 2013, under which he currently serves as our President and Chief Executive Officer. Prior to his promotion to President and Chief Executive Officer on March 1, 2013, Mr. Pittas served as our Senior Vice President and Chief Commercial Officer and President of Remy, Inc., one of our subsidiaries. The employment agreement's term began on the effective date and continues until December 31, 2015, with a provision for automatic one-year extensions unless either party provides timely notice that the term should not be extended. Mr. Pittas' minimum annual salary is $660,000 per year, with an annual incentive target not less than 100% of his annual base salary. The agreement further provides that Mr. Pittas will be eligible to participate in our stock incentive plans, and that he will be eligible to receive annual long-term incentives valued by the Board of Directors.
Fred S. Knechtel
We entered into an amended and restated employment agreement with Mr. Knechtel effective as of August 1, 2010, and as amended February 16, 2013, under which he serves as our Senior Vice President, Chief Financial Officer and Treasurer. The employment agreement's term continues until December 31, 2015, with a provision for automatic one-year extensions unless either party provides timely notice that the term should not be extended. Mr. Knechtel's minimum annual salary is $375,000 per year, with an annual cash incentive target of not less than 70% of his annual base salary. The agreement further provides that Mr. Knechtel will be eligible to participate in our stock incentive plans, and that he will be eligible to receive annual long-term incentives valued by the Board of Directors. On August 26, 2014, we announced that we had received a notice of resignation from Mr. Knechtel. Mr. Knechtel's last date of employment with us was October 1, 2014. There were no payments made to Mr. Knechtel under his employment agreement in connection with his resignation.
Mark R. McFeely
We entered into an employment agreement with Mr. McFeely effective April 9, 2012 and as amended February 16, 2013, under which he serves as our Senior Vice President and Chief Operations Officer.  The employment agreement's term continues until December 31, 2015, with a provision for automatic one-year extensions unless either party provides timely notice that the term should not be extended.  Mr. McFeely's minimum annual salary is $300,000 per year, with an annual cash incentive target of not less than 70% of his annual base salary.  The agreement further provides that Mr. McFeely will be eligible to participate in our stock incentive plans, and that he will be eligible to receive annual long-term incentives valued by the Board of Directors. On March 3, 2015, we announced that Mr. McFeely's employment was terminated effective February 27, 2015. Severance payments and other termination benefits were made to Mr. McFeely under his employment agreement in connection with his termination. Refer to the section "Potential Payments Upon Termination or a Change in Control" below for further details.
Shawn J. Pallagi
We entered into an employment agreement with Mr. Pallagi effective January 1, 2013 and as amended February 16, 2013, under which he serves as our Senior Vice President and Chief Human Resources Officer.  The employment agreement's term continues until December 31, 2015, with a provision for automatic one-year extensions unless either party provides timely notice that the term should not be extended.  Mr. Pallagi's minimum annual salary is $350,000 per year, with an annual cash incentive target of not less than 60% of his annual base salary.  The agreement further provides that Mr. Pallagi will be eligible to participate in our stock incentive plans, and that he will be eligible to receive annual long-term incentives valued by the Board of Directors.

Annual Cash Incentive Awards
In February 2014, our Compensation Committee approved performance-based cash incentive award opportunities for our named executive officers. The performance-based cash incentive award opportunities are calculated by multiplying base salary by the product of the approved incentive percentage and the qualifying multiplier for each goal. More information about the annual incentive awards, including the targets and criteria for determining the amounts payable to our named executive officers, can be found above under the “Annual Incentive Bonus Plan” section.
Also in February 2014, our Compensation Committee approved a performance-based cash incentive award to Mr. Pittas that is subject to vesting based on our achievement of adjusted operating income of $86.3 million (on a New Remy basis) for the fiscal year ending December 31, 2016 and Mr. Pittas' continued service through February 5, 2017. This performance-based cash incentive award was granted pursuant to our Omnibus Incentive Plan, as further described under the "Omnibus Incentive Plan" section above.
Long-Term Equity Incentive Awards
In February 2014, our Compensation Committee approved grants of time- and performance-based restricted stock and stock options to our named executive officers. More information about these long-term equity incentive awards can be found above under the “Long-term Incentives- 2014 Long-term Equity Awards” section.
Salary and Bonus in Proportion to Total Compensation
The “Compensation Discussion and Analysis” section contains a table showing the proportion of our named executive officers' salary to their total compensation for 2014.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
The following table shows information regarding unvested restricted stock awards and stock option awards held by our named executive officers as of December 31, 2014:

		Option awards(1)				Stock Awards(2)
								Equity incentive plans:
Name	Grant Date	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested(3) ($)	Number of unearned shares, units or other rights that have not vested (#)	Market or payout value of unearned shares, units or other rights that have not vested (3) ($)
John J. Pittas	2/24/2012	—	—	—	—	11,905	249,053	11,905	249,053
	2/21/2013	23,731	47,462	18.50	2/21/2020	22,703	474,947	22,703	474,947
	2/18/2014	—	76,412	21.98	2/18/2021	28,663	599,630	28,662	599,609
Fred S. Knechtel (4)	—	—	—	—	—	—	—	—	—
	—	—	—	—	—	—	—	—	—
	—	—	—	—	—	—	—	—	—
Mark R. McFeely (5)	4/9/2012	—	—	—	—	4,762	99,621	4,762	99,621
	2/21/2013	9,228	18,458	18.50	2/21/2020	8,829	184,703	8,829	184,703
	2/18/2014	—	29,716	21.98	2/18/2021	11,147	233,195	11,146	233,174
Shawn J. Pallagi	2/24/2012	—	—	—	—	2,858	59,789	2,857	59,768
	2/21/2013	5,273	10,548	18.50	2/21/2020	5,046	105,562	5,044	105,520
	2/18/2014	—	16,980	21.98	2/18/2021	6,370	133,260	6,369	133,239
Michael L. Gravelle (6)	2/21/2013	1,318	2,637	18.50	2/21/2020	1,262	26,401	1,261	26,380
	2/18/2014	—	6,368	21.98	2/18/2021	2,389	49,978	2,388	49,957
Barbara J. Bitzer	2/21/2013	1,318	2,637	18.50	2/21/2020	1,262	26,401	1,261	26,380
	2/18/2014	—	6,368	21.98	2/18/2021	2,389	49,978	2,388	49,957

(1)
Stock option grants made in 2014 were granted under the Omnibus Incentive Plan as part of our 2014 long-term incentive compensation and vest in equal annual installments on the grant date anniversary over three years, subject to continuous service. Only non-qualified stock options have been granted.

(2)
Restricted stock grants vest in equal annual installments on the grant date anniversary over three years and in two equal portions; 50% upon the grant date anniversaries, subject to continuous service and 50% upon continuous service and actual achievement of specified performance targets, as previously discussed above in the "Grants of Plan Based Awards" table and as previously disclosed in last year's proxy statement.

(3)	The market value as of December 31, 2014 is calculated using $20.92 per share, which was the closing price of our common stock as reported on the NASDAQ Stock Market on that date.

(4)	In connection with Mr. Knechtel's termination, effective October 1, 2014, all of his unvested restricted stock, performance shares and stock options were forfeited.

(5)
In connection with Mr. McFeely's termination, effective February 27, 2015, the final portion of his unvested time-based equity awards included above under the 2013 Grant were accelerated and vested upon termination in accordance with his employment agreement. Certain portions of his time-based and performance-based equity awards under the 2014 Grant that were unvested at the time of termination were forfeited. Refer to the section "Potential Payments Upon Termination or a Change in Control" below for further details.

(6)
In connection with Mr. Gravelle's termination, effective March 3, 2015, all of his unvested restricted stock, performance shares and stock options remaining after the portions that vested during the first quarter of 2015 were forfeited.

OPTIONS EXERCISES AND STOCK VESTED
The following table describes the vesting of stock awards and the value realized on vesting, by each of our named executive officers, during the fiscal year ended December 31, 2014. During 2014, there were no stock option exercises by our named executive officers.

Name	Number of shares acquired on vesting(1) (#)	Value realized on vesting(2) ($)
John J. Pittas	70,676	1,543,745

Fred S. Knechtel	37,199	813,023

Mark R. McFeely	12,886	283,730

Shawn J. Pallagi	7,500	165,135

Michael L. Gravelle	1,160	25,561

Barbara J. Bitzer	1,160	25,561

(1)
Represents the gross number of shares vested, although the Company nets a portion of these vested shares to cover the executive’s applicable withholding tax obligations due upon vesting. In addition, share amounts are net of performance-based shares forfeited due to not meeting the minimum or target performance thresholds under the respective restricted stock award agreement.

(2)	The value realized on vesting is based on the gross number of shares vested multiplied by the closing price of our common stock as reported on the NASDAQ Stock Market on the respective vesting dates.

POTENTIAL PAYMENTS UPON TERMINATION OR A CHANGE IN CONTROL

The following narrative explains the potential payments and benefits that we are obligated to pay upon a termination of a named executive officer's employment or upon a change in control. The table that follows reflects the estimated value of the benefits and payments that would be triggered in the various termination or change in control scenarios identified, other than (i) any accrued benefits that may be due as of the date of such termination (such as any accrued salary, reimbursement for unreimbursed business expenses and employee benefits that the executive may be entitled to under employment benefit plans), and (ii) any benefits available generally to salaried employees of the Company. If a named executive officer is terminated for “cause,” or if the executive terminates employment without “good reason,” as defined below, our only obligation to the executive shall be payment of any accrued obligations. The table contains dollar amounts estimated for each termination or change in control scenario, assuming a termination date or change in control date of December 31, 2014, and considers our closing price on that date as reported on the NASDAQ Stock Market.
Because the payments to be made to a named executive officer depend on several factors, the actual amounts to be paid out upon a named executive officer's termination of employment can only be determined at the time of an executive’s separation from the Company. For Mr. McFeely, amounts represent actual termination payments made to him in connection with his termination effective February 27, 2015. For Mr. Knechtel, no payments were made to him under his employment agreement in connection with his resignation.

Potential Payments Under the Employment Agreements

As discussed above, we have entered into employment agreements with our named executive officers. The agreements contain provisions for the payment of severance benefits following certain termination events. Below is a summary of the payments and benefits our named executive officers would receive in connection with various employment termination scenarios. Under the employment agreement, in addition to any accrued benefits, our named executive officers are generally entitled to the following upon a termination of employment by us for a reason other than “cause,” “death” or “disability” or by the executive for “good reason” (each as defined below).

•	The executive will be paid a prorated portion of his annual incentive based upon the actual incentive that would have been earned by the executive for the year in which his termination date occurs.

•
The executive will be paid a lump sum payment of 100% (200% for Mr. Pittas) of the sum of the employee's (a) annual base salary and (b) target annual incentive for the year of termination. This benefit is to be paid no later than 60 days following the date of termination.

•
So long as the executive pays the full monthly COBRA premiums, he will be entitled to continued medical and dental coverage for him and his dependents until the earlier of (i) two years after his termination date and (ii) the date he is first eligible for medical and dental coverage with a subsequent employer. The executive will be paid a lump sum payment equal to 24 months of COBRA premiums no later than 65 days following the date of termination based on the level of coverage in effect on the date of termination.

•
Effective February 2013, upon a termination of employment without "cause" or a resignation for "good reason" that is not following a "change in control," all stock option, restricted stock and other equity-based incentive awards granted by the Company that were outstanding but not vested as of the date of termination shall become immediately vested and/or payable, as the case may be, unless the equity incentive awards are based upon satisfaction of performance criteria (not based solely on the passage of time); in which case, such equity awards shall not be forfeited as a result of such termination and otherwise will vest pursuant to their express terms, provided, however, that any such equity awards that are vested pursuant to this provision and that constitute a non-qualified deferred compensation arrangement within the meaning of IRS Code Section 409A shall be paid or settled on the earliest date coinciding with or following the date of termination that does not result in a violation of or penalties under Section 409A.

Under the employment agreement, upon a termination of employment by us on account of “death” or “disability,” our named executive officers are generally entitled to receive a lump-sum payment of the annual incentive awarded for the year of termination, but not less than the target incentive set for that year, pro-rated for the portion of the year prior to the date of termination. The payment will be made no later than 2.5 months after the calendar year end.
The employment agreements define the following terms:
“Cause” generally means:

•	the employee engages in gross misconduct or gross negligence in the performance of the employee's material duties for the Company;

•	the employee embezzles assets of the Company;

•	the employee is convicted of or enters a plea of guilty or nolo contendere to a felony or misdemeanor involving moral turpitude;

•	the employee's breach of any of the restrictive covenants set forth in the employment agreement;

•	the employee willfully and materially fails to follow the lawful and reasonable instructions of the Chief Executive Officer (or in the case of Mr. Pittas, the Board of Directors); or

•	the employee becomes barred or prohibited by the SEC or other regulatory body from holding his/her position with the Company and the situation is not cured within 30 days after receipt of notice.
“Disability” is based upon the employee's entitlement to long-term disability benefits under the Company's long-term disability plan or policy in effect on the date of termination.
“Good Reason” generally means an occurrence of any of the following events:

•	a material adverse change in the employee's position or title, or managerial authority, duties or responsibilities or the conditions under which those duties or responsibilities are performed;

•	a material adverse change in the position to which the employee reports or a material diminution in the managerial authority, duties or responsibility of the person in that position;

•	a material diminution in the employee's annual base salary or annual incentive opportunity, except in connection with a corporate officer salary decrease; or

•	notice of non-renewal of the employee's agreement by the Company or a material breach by the Company of any of its obligations under the employment agreement.

Each named executive officer's employment agreement includes an indefinite confidentiality provision and a noncompetition and non-solicitation provision for a term of one year following the termination of the executive's employment for any reason other than termination by us without cause. The agreements also provide that we are entitled to damages and to obtain an injunction or decree of specific performance. The Compensation Committee can condition the right of the employee to receive an incentive award upon performance of these provisions. The failure by any party to insist on strict adherence to any term of the agreement will not be considered a waiver of that right or any other right under the agreement.
Employment agreements also provide that, if payments or benefits to be provided to the executive in connection with his/her termination of employment are subject to the excise tax under section 4999 of the Internal Revenue Code, the executive may elect to reduce any payments or benefits to an amount equal to one dollar less than the amount that would be considered a parachute payment under section 280G of the Internal Revenue Code. The employment agreements do not provide for any excise tax gross-up payments.
Potential Acceleration of Restricted Stock Awards and Stock Options
In addition to the post-termination rights and obligations set forth in the employment agreements of our named executive officers, our restricted stock and stock option grants provide for the potential acceleration of vesting and/or payment of equity awards in connection with a change in control or certain terminations of employment.
2014, 2013 and 2012 Equity Awards
Upon termination of employment due to the executive's death or disability, a pro-rata portion of the time-based restricted stock grant would vest based on the number of completed months from the date of the grant through the date that the executive's employment terminates, and the performance-vesting portion of the restricted stock grant would be forfeited. Unvested stock options at the time of termination would be forfeited, and any vested stock options would expire one year following the executive's termination date. Upon a "change in control", all time-vesting and performance-vesting shares under the 2014, 2013 and 2012 restricted stock grants and 2014 and 2013 stock options would vest immediately.

The term "change in control" for purposes of our Omnibus Incentive Plan means the occurrence of the following:

•
an acquisition immediately after which any person possesses direct or indirect beneficial ownership of 51% or more of either our then outstanding shares of common stock, which we refer to as our outstanding company common stock, or the combined voting power of our then outstanding voting securities entitled to vote generally in the election of directors, which we refer to as our outstanding company voting securities; provided that the following acquisitions are excluded: (i) any acquisition directly from us, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from us, (ii) any acquisition by us, (iii) any acquisition by any of our employee benefit plans (or related trust) or (iv) any acquisition pursuant to a transaction listed in the third bullet point, below as excluded from the definition of "corporate transaction";

•
during any period of two consecutive years, the individuals who, as of the beginning of the period, constitute the Board of Directors, which we refer to as the incumbent board, cease for any reason to constitute at least a majority of the Board of Directors; provided that any individual who becomes a member of the Board of Directors after the beginning of the period and whose election or nomination for election was approved by a vote of at least two-thirds of those individual who are member of the Board of Directors and who were also members of the incumbent board will be considered as though the individual were a member of the incumbent board, unless the individual whose initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board of Directors; or

•
consummation of a reorganization, merger, share exchange, consolidation or sale or other disposition of all or substantially all our assets, which we refer to as a corporate transaction, excluding a corporate transaction pursuant to which a related person or all or substantially all of the individuals and entities who have beneficial ownership, respectively, of the outstanding company common stock and outstanding company voting securities immediately prior to the corporate transaction will be beneficial ownership, directly or indirectly, of 50% or more of, respectively, the outstanding shares of common stock and the combined voting power of then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the resulting corporation in substantially the same proportions as their ownership, immediately prior to the corporate transaction, of the outstanding company common stock and outstanding company voting securities, as the case may be;

•
no person, other than (1) us or related person, (2) an employee benefit plan (or related trust) sponsored or maintained by us or the resulting corporation, or (3) any entity controlled by us or the resulting corporation, will have beneficial ownership, directly or indirectly, of more than 50% of, respectively, the outstanding voting securities of the resulting corporation entitled to vote generally in the election of directors, except to the extent that the ownership existed prior to the corporate transaction; and

•	individuals who were members of the incumbent board will continue to constitute at least a majority of the members of the Board of Directors of the resulting corporation; or

•	the approval by our stockholders of our complete liquidation or dissolution.
Potential Payments
Except for Messrs. Knechtel, McFeely and Gravelle and Ms. Bitzer, the following table reflects the estimated value of the benefits and payments that would be triggered in the various termination scenarios identified or upon a change in control without termination, assuming a termination date or change in control date of December 31, 2014. The acceleration of restricted stock is determined using $20.92 per share, which was the closing price per share of our common stock as reported on the NASDAQ Stock Market December 31, 2014. The acceleration of stock options is based on the intrinsic value or excess, if any, of the December 31, 2014 closing price per share over the option exercise price. For Mr. Knechtel, there were no payments made under his employment agreement in connection with his resignation. For Mr. McFeely, the following table reflects the actual value of the benefits and payments provided to him per his Severance Agreement in connection with his termination of employment effective February 27, 2015. For Mr. Gravelle, there were no payments made in connection with his termination in March 2015 other than his 2014 annual cash incentive as reflected in the "Summary Compensation Table" above and normal vesting of his equity awards as discussed in the "Outstanding Equity Awards at Fiscal Year End" above. For Ms. Bitzer, because she does not have an employment agreement, potential termination payments are based on our Severance Plan for U.S. Salaried Employees and termination provisions of the respective equity award agreements.

Name	Termination by us for a reason other than cause, death or disability or by the employee for good reason ($)	Termination by us for a reason other than cause, death or disability or by the employee for good reason in connection with a change in control ($)	Change in control without termination ($)	Termination due to death ($)	Termination due to disability ($)
John J. Pittas
Cash severance payment(1)	$2,640,000	$2,640,000	$—	$—	$—
2014 annual incentive(2)	395,628	395,628	—	395,628	395,628
Performance-based cash incentive (7)	—	500,000	—	149,818	149,818
Benefits and payments(3)	25,621	25,621	—	—	—
Acceleration of restricted stock and stock options(4)	1,438,487	2,762,096	2,762,096	629,211	629,211
Total	$4,499,736	$6,323,345	$2,762,096	$1,174,657	$1,174,657

Mark R. McFeely
Cash severance payment(1),(5)	$510,000	$—	$—	$—	$—
2014 annual incentive(2),(5)	63,431	—	—	—	—
2015 annual incentive(2),(5)	17,500	—	—	—	—
Benefits and payments(3),(5)	38,461	—	—	—	—
Acceleration of restricted stock and stock options(4),(5)	190,448	—	—	—	—
Total	$819,840	$—	$—	$—	$—

Shawn J. Pallagi
Cash severance payment(1)	$584,000	$584,000	$—	$—	$—
2014 annual incentive(2)	124,552	124,552	—	124,552	124,552
Benefits and payments(3)	3,170	3,170	—	—	—
Acceleration of restricted stock and stock options(4)	324,138	622,667	622,667	143,909	143,909
Total	$1,035,860	$1,334,389	$622,667	$268,461	$268,461

Barbara J. Bitzer
Cash severance payment(6)	$127,699	$127,699	$—	$—	$—
2014 annual incentive(2)	70,868	70,868	—	70,868	70,868
Benefits and payments(3)	—	—	—	—	—
Acceleration of restricted stock and stock options(4),(6)	—	159,098	159,098	27,384	27,384
Total	$198,567	$357,665	$159,098	$98,252	$98,252

(1)	Represents 100% (200% for Mr. Pittas) of the sum of the named executive officers' (a) annual base salary and (b) target annual incentive for the year of termination.

(2)
Represents the named executive officer's actual 2014 cash incentive. Because the executive is assumed to have worked through December 31, 2014, the full actual incentive, as reflected in the "Summary Compensation Table", is shown. This payment is in lieu of the incentive payment the executive would have otherwise received. For Mr. McFeely, he is entitled to a pro-rated 2015 cash incentive per his amended employment agreement.

(3)	Represents payments equal to 24 months of COBRA coverage for those named executive officers who would have been eligible for COBRA continuation coverage.

(4)
Represents the estimated value of time-based restricted stock and stock options that would have accelerated and vested upon termination. Performance-based shares do not accelerate, except upon a change in control.

(5)
Termination benefit payments to Mr. McFeely are pursuant to his amended employment agreement in connection with his termination on February 27, 2015. These termination benefits are not reflected in the "Summary Compensation Table" above.

(6)	Termination benefit payments to Ms. Bitzer are in accordance with our Severance Plan for U.S. Salaried Employees and the termination provisions of the respective equity award agreements.

(7)	Represents a cash payment provided under Mr. Pittas' performance-based cash incentive grant dated February 5, 2014.

Delay of Severance Payments Under Section 409A
Section 409A of the Internal Revenue Code and the Treasury regulations and related guidance promulgated thereunder, which we collectively refer to as Section 409A, postpones the payment of certain severance amounts and benefits that exceed the limits established under Section 409A until the six-month anniversary of the executive's separation from service. The agreements contain a provision for this delay in order to comply with the Code.
Discussion of Our Compensation Policies and Practices as They Relate to Risk Management
We believe that our compensation policies and practices for all employees, including our named executive officers, do not create risks that are reasonably likely to have a material adverse effect on us. The process we undertook to reach this conclusion consisted of a review and discussion of the various elements of our compensation program for our named executive officers. In our review and discussion, we noted that these elements include a balance of fixed and variable compensation, that the variable compensation consists of both short-term and long-term incentive plans, and that the incentive plans provide for the vesting of certain benefits over several years. We further noted that our performance metrics to determine compensation levels under these plans for our named executive officers use measurable corporate and business division financial performance goals that are subject to internal review and approval, and that the incentive-based awards are subject to maximum payouts. We used this review of the named executive officers' compensation as a guide for our other employees because our other employees do not have incentive-based compensation that materially differs in form from that of our named executive officers.
DIRECTOR COMPENSATION
We pay director compensation only to our non-employee directors. Mr. Pittas, who is a director, receives compensation as our President and Chief Executive Officer. As such, Mr. Pittas' compensation is reflected in the "Summary Compensation Table" above. For the year ended December 31, 2014, such cash compensation paid to our non-employee directors consisted of:

•	an annual cash retainer of $80,000 for the Chairman of the Board and $50,000 for other non-employee directors;

•	meeting fees of $1,500 for each board and committee meeting attended or $1,000 for each meeting attended telephonically;

•	an annual retainer of $15,000 for acting as a Chair of the Audit Committee and an annual retainer of $10,000 for acting as a member of the Audit Committee; and

•	an annual retainer of $8,000 for acting as a Chair of any other committee and an annual retainer of $5,500 for acting as a member of any other Committee.
We also reimburse our non-employee directors for their travel and related out-of-pocket expenses in connection with attending board, committee and stockholders' meetings.
In addition, annual equity awards are an aspect of director compensation. During 2014, each non-employee director received a long-term incentive award of 3,185 shares of restricted stock and 4,245 stock options except for our then-Chairman of the Board, Mr. Foley, who received a long-term incentive award of 4,777 shares of restricted stock and 6,368 stock options. These equity awards were granted under the Omnibus Incentive Plan and vest in two equal installments on the first and second anniversaries of the date of grant based upon continuous service on our Board. In addition, the stock options were granted with an exercise price of $21.98 and contractual term of seven years. For Messrs. Foley, Bickett and Stinson, their 2014 equity awards were modified in connection with the Spin-off Transaction as further described below.
Certain Director Resignations and Equity Treatment Related to the Spin-off Transaction

Effective December 31, 2014, Messrs. Foley, Bickett, and Stinson each resigned from our Board following the completion of the Spin-off Transaction. In consideration of their service on our Board, the Compensation Committee approved, as of the day immediately prior to the completion of the Spin-off Transaction, the acceleration of the time-based vesting stock options and shares of restricted stock held by such directors that would have vested in February 2015 had their service continued. Consistent with the terms of their existing grants, such directors will have 90 days after their termination of service to exercise the vested options. All of such directors’ stock options or shares of restricted stock that remain unvested as of the Spin-off Transaction's closing date (after taking into account the foregoing acceleration), that are scheduled to vest after February 2015, were forfeited for no consideration. The probable to probable modification did not result in any incremental fair value to the affected directors' equity awards.

The following table summarizes, with respect to each of Messrs. Foley, Bickett, and Stinson, the estimated value of the accelerated vesting of stock options and shares of restricted stock as of December 30, 2014, the day immediately preceding the effective completion date of the Spin-off Transaction.

Director	Number of Vested Options	Number of Unvested Options	Number of Accelerated Options	Exercise Price ($)	(A) Value of Accelerated Options ($)*	Number of Shares of Restricted Stock	Number of Accelerated Shares of Restricted Stock	(B) Value of Accelerated Restricted Stock ($)*	(A) + (B) Total Estimated Value of Accelerated Equity ($)
William P. Foley II	2,966	2,967	2,967	18.50	2,759	7,615	5,226	101,541	104,300
	—	6,368	3,184	21.98	—

Brent B. Bickett	1,977	1,978	1,978	18.50	1,840	5,077	3,484	67,694	69,534
	—	4,245	2,122	21.98	—

Alan L. Stinson	1,977	1,978	1,978	18.50	1,840	5,077	3,484	67,694	69,534
	—	4,245	2,122	21.98	—
*Values determined using $19.43 per share, which was the closing price per share of our common stock as reported on the NASDAQ Stock Market on December 30, 2014, the day immediately preceding the effective closing date of the Spin-off Transaction.

Other than the scenario described in the preceding paragraphs above, if a director resigns or service is terminated or discontinued due to a reason other than death and disability, unvested shares under the 2014 and 2013 restricted stock grants shall be forfeited, and the 2014 and 2013 stock option grant will expire on the earlier of i) three months following the effective termination date or ii) on the date of the director's termination for "Cause". If the director's service terminates due to death or disability, a prorated portion of the 2014 and 2013 restricted stock grants will accelerate and vest based on the number of completed months of service before the director's termination date. The 2014 and 2013 stock option grants will expire one year following the director's effective termination date. Any unvested shares of restricted stock and stock options would accelerate and vest upon a "change in control", as that term is defined above under the section "Potential payments upon termination or a change in control".
Consulting Agreement with George Scanlon

In September 2014, we entered into a consulting agreement with Mr. Scanlon. Under this agreement, Mr. Scanlon provided consulting services to us in areas that included, among others, financial and accounting matters, treasury matters, investor relations, business development and potential acquisitions. These services were provided during the time period we were conducting an executive search for our next Senior Vice President and Chief Financial Officer due to Mr. Knechtel's resignation. The consulting agreement provided compensation of $30,000 for the first month and $40,000 for each following month. The consulting agreement had an initial term of 30 days, and was renewed for additional terms of 30 days until it was terminated on February 27, 2015 as a result of the hiring of Mr. VanDenBergh as our new Senior Vice President and Chief Financial Officer. The compensation we paid to Mr. Scanlon under this consulting agreement is reflected in the "All Other Compensation" column in the table below.

The following table sets forth information concerning the compensation of our non-employee directors for the fiscal year ended December 31, 2014:

DIRECTOR COMPENSATION

Director	Fees earned or paid in cash ($)	Stock awards(1) ($)	Option awards(1) ($)	All other compensation(2) ($)	Total ($)
Douglas K. Ammerman	82,000	70,006	30,012	757	182,775
Brent B. Bickett (3)	75,000	70,006	30,012	3,042	178,060
William P. Foley II (3)	89,000	104,998	45,022	7,993	247,013
Lawrence F. Hagenbuch	111,000	70,006	30,012	3,042	214,060
George P. Scanlon	65,500	70,006	30,012	150,757	316,275
Alan L. Stinson (3)	56,000	70,006	30,012	3,042	159,060
J. Norman Stout	113,500	70,006	30,012	3,042	216,560
John H. Weber	84,000	70,006	30,012	91,795	275,813

(1) Represents the aggregate grant date fair value of restricted stock awards and stock option awards in accordance with FASB ASC Topic 718. The assumptions used in the calculation of these amounts are included in Note 17 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which was filed with the SEC on March 2, 2015. The aggregate number of restricted stock awards and stock option awards held by each of our non-employee directors at December 31, 2014 are described in the table below.

Director	Restricted Stock Awards	Stock Option Awards
Douglas K. Ammerman	5,077	8,200
Brent B. Bickett	—	6,077
William P. Foley II	—	9,117
Lawrence F. Hagenbuch	5,077	8,200
George P. Scanlon	5,077	8,200
Alan L. Stinson	—	6,077
J. Norman Stout	5,077	8,200
John H. Weber	62,220	8,200

(2)The table below shows the components of “All Other Compensation” for our non-employee directors for fiscal 2014.

Compensation	Douglas K. Ammerman	Brent B. Bickett	William P. Foley II	Lawrence F. Hagenbuch	George P. Scanlon	Alan L. Stinson	J. Norman Stout	John H. Weber
Dividend Payments (a)	$757	$3,042	$7,993	$3,042	$757	$3,042	$3,042	$91,795
Other compensation (b)	—	—	—	—	150,000	—	—	—
Total	$757	$3,042	$7,993	$3,042	$150,757	$3,042	$3,042	$91,795

(a)	Represents dividends paid on shares of restricted stock in 2014.

(b)	For Mr. Scanlon, amount represents compensation earned under his consulting agreement as described above.

(3)
Messrs. Bickett, Foley and Stinson resigned from the Board effective December 31, 2014 following the completion of the Spin-off Transaction with FNF. While a portion of their equity awards were modified to provide for accelerated vesting of the tranches scheduled to vest in February 2015, and forfeiture of the tranches scheduled to vest in February 2016, there was no incremental fair value. The values reported represent the original grant date fair value, excluding forfeitures, per SEC rules.

COMPENSATION COMMITTEE REPORT

Our Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement and, based on such review and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which was filed with the SEC on March 2, 2015.

Compensation Committee

John H. Weber (Chairman)
Lawrence F. Hagenbuch
J. Norman Stout

CERTAIN TRANSACTIONS AND RELATIONSHIPS
In addition to the director and executive compensation arrangements discussed above under “Compensation Discussion and Analysis and Executive and Director Compensation,” we describe below each other transaction, since January 1, 2014, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•
a director, executive officer, holder or group of holders known to us to beneficially own more than 5% of any class of our voting securities or any member of their immediate family had or will have a direct or indirect material interest in the transaction.

We refer to these transactions as related party transactions.
Change in Ownership

On August 14, 2012, FNFV, increased its ownership position in our predecessor (“Old Remy”) above 50%. As a result, FNF began consolidating our predecessor's financial results in the third quarter of 2012.

Spin-off and Merger Spin-off Transactions

On September 7, 2014, we entered into agreements for the Spin-off Transaction with FNF. On December 31, 2014, the Spin-off Transaction was completed pursuant to a merger agreement, which was approved by our predecessor’s stockholders at a special meeting of stockholders held on the same date. The Spin-off Transaction in effect resulted in the indirect distribution of the shares of common stock of Old Remy that were held by FNF to the holders of its FNFV tracking stock, and the conversion of those shares to shares of our common stock.

In the Spin-off Transaction, FNFV contributed all of the 16,342,508 shares of Old Remy's common stock that FNFV owned and a small subsidiary, Fidelity National Technology Imaging, LLC (“Imaging”) into a newly-formed subsidiary ("New Remy"). New Remy was then distributed to FNFV shareholders. Immediately following the distribution of New Remy to FNFV shareholders, New Remy and Old Remy each engaged in stock-for-stock mergers with subsidiaries of a new publicly-traded holding company, New Remy Holdco Corp. ("New Holdco"). In the mergers, FNFV shareholders received a total of 16,615,359 shares of New Holdco common stock, or approximately 0.17879 shares for each share of FNFV tracking stock that they owned. The remaining stockholders of Old Remy (other than New Remy) received a total of 15,585,727 shares, or one share of New Holdco for each share of Old Remy they owned. Old Remy had 32.0 million shares of common stock outstanding and at the conclusion of the Spin-off Transaction, New Holdco had 32.2 million shares of common stock outstanding. The Spin-off Transaction should qualify as a tax-free reorganization to the stockholders under U.S. federal income tax purposes.

This structure in effect resulted in New Holdco becoming the new public parent of Old Remy. Effective upon the closing of the Spin-off Transaction on December 31, 2014, New Holdco changed its name to "Remy International, Inc." and its shares were listed, and on January 2, 2015 began trading, on NASDAQ under the trading symbol "REMY", which was the same trading symbol used by Old Remy. Old Remy changed its name from "Remy International, Inc." to "Remy Holdings, Inc."

As previously described, certain executive and non-executive officers and directors that are or have been affiliated with FNF and its related subsidiaries were also members of our Board of Directors. These directors, with the exception of Mr. Scanlon, resigned from our Board in connection with the Spin-off Transaction. In addition, Mr. Gravelle, our former Senior Vice President, General Counsel and Corporate Secretary, serves as Executive Vice President, General Counsel and Corporate Secretary of FNF.

Amended and Restated Term B Loan Credit Agreement

FNF was one of the lenders under our Term B Loan that we obtained in December 2010. FNF provided $30.0 million of the total $300.0 million principal amount of the loan and held $28.7 million of the principal amount as of December 31, 2012. On March 5, 2013, we entered into a $300.0 Amended and Restated Term B Loan Credit Agreement to refinance our existing Term B Loan. FNF and related subsidiaries participated in our Amended and Restated Term B Loan Credit Agreement on March 5, 2013 and held $29.4 million principal amount of our Amended and Restated Term B loan as of December 31, 2014. As of December 31, 2014, the interest rate on the Amended and Restated Term B Loan, prior to the effect of interest rate swaps, was 4.25%.

Registration Rights Agreement

We were a party to a registration rights agreement with FNF and several other holders and their permitted transferees (whom we refer to as the covered holders) of our common stock. We entered into this agreement in connection with our emergence from bankruptcy in 2007. The agreement provided both demand and “piggyback” registration rights, as well as customary provisions related to expenses and indemnification. Following the completion of the Spin-off Transaction on December 31, 2014, the registration rights agreement is no longer in effect.

Indemnification and Expenses

We have agreed to indemnify each covered holder against any losses or damages resulting from any actual or alleged untrue statement or omission of material fact in any registration statement or prospectus pursuant to which it sells our shares or any actual or alleged violation of law in connection with the foregoing, unless the liability arose from the covered holder’s misstatement or omission made in writing to us expressly for use in the registration statement, for which the covered holder has agreed to indemnify us with respect to itself. We will pay all expenses incidental to our performance under the registration rights agreement, and each covered holder will pay its portion of all underwriting discounts, commissions and transfer taxes relating to the sale of its shares under the registration rights agreement.

Related Party Transactions Involving Imaging and FNF

Imaging provides data conversion services to and leases certain equipment from FNF and its subsidiaries. In addition, Imaging participates in certain programs administered by FNF, including insurance programs, cash pooling arrangements, and employee benefit programs. The costs of various services performed by FNF on behalf of Imaging during the year ended December 31, 2014 were reflected in our financial statements included in our 2014 Annual Report, including allocated costs for certain administrative costs. The allocation of administrative costs is based on FNF's internal allocation methodology, which is based upon a combination of established percentage of costs applied to the costs of operations, headcount, and specific identification of services rendered. The allocation is based on estimates and assumptions that management believes are reasonable under the circumstances. However, such costs and allocations may not necessarily be indicative of the costs that would have resulted if Imaging had been operated on a stand-alone basis during the periods presented.

The statements of operations in our 2014 Annual Report include $1,268,000 of revenue from the services provided to FNF by Imaging for the year ended December 31, 2014. Related party charges for leased assets and services provided by FNF to Imaging of $120,000 were recorded in cost of goods sold and $40,000 were recorded in selling, general and administrative expenses for the years ended December 31, 2014. Amounts due to Imaging from FNF and affiliates was $1,826,000 at December 31, 2014.

As part of the Spin-off Transaction, FNF agreed to reimburse us for 50% of our costs incurred related to the Spin-off Transaction. During the year ended December 31, 2014, FNF reimbursed us $2,587,000, which was fully paid in connection with the closing of the Spin-off Transaction on December 31, 2014.

Related Party Transactions Involving Mr. Weber

As mentioned elsewhere in this Annual Proxy Statement, Mr. Weber has served as a director on our Board since January 2006 and as our President and Chief Executive Officer from January 2006 to February 2013. The compensation and benefits we paid to Mr. Weber for his service as a non-employee director are reflected in the Director Compensation Table under the section "Compensation Discussion and Analysis and Executive and Director Compensation".

Aircraft Lease

We entered into an aircraft lease agreement with Pinnacle Recapture Leasing, LLC, or PRL, on December 1, 2009 and amended that agreement on December 10, 2010 and April 14, 2011. Mr. Weber owns PRL. We terminated this lease in April 2013 and paid PRL the second and final $180,000 termination payment plus applicable taxes in January 2014.

VIA Motors

Mr. Weber served, from November 2013 until October 2014, as Chief Executive Officer of VIA Motors ("VIA"), a privately held electric vehicle development and manufacturing company and one of our existing customers since 2011. Net sales to VIA were $1,285,000 during the year ended December 31, 2014. As of December 31, 2014, we had an outstanding receivable from VIA of $519,000, under a joint supply agreement entered into in June 2012. Under the joint agreement, we supply electric traction motors for the VIA Extended-Range Electric Vehicle.

Consulting Agreement with George Scanlon

As mentioned previously, in September 2014, we entered into a consulting agreement with Mr. Scanlon. Under this agreement, Mr. Scanlon provided consulting services to us in areas that included, among others, financial and accounting matters, treasury matters, investor relations, business development and potential acquisitions. These services were provided during the time period we were conducting an executive search for our next Senior Vice President and Chief Financial Officer due to Mr. Knechtel's resignation. The consulting agreement provided compensation of $30,000 for the first month and $40,000 for each following month. The consulting agreement had an initial term of 30 days, and was renewed for additional terms of 30 days until it was terminated on February 27, 2015 as a result of the hiring of Mr. VanDenBergh as our new Senior Vice President and Chief Financial Officer. The compensation we paid to Mr. Scanlon under this consulting agreement during 2014 was $150,000 which is reflected in the "Director Compensation" table under the section "Compensation Discussion and Analysis and Executive and Director Compensation- Director Compensation".

Review, Approval or Ratification of Transactions with Related Persons
Our Audit Committee charter requires our Audit Committee to review and approve or ratify all related party transactions. This policy covers all transactions required to be disclosed pursuant to Item 404(a) of Regulation S-K under the Securities Act of 1934, as amended. Under the Audit Committee's charter, before entering into any related party transaction, the relevant related person (or the relevant director, nominee, officer or beneficial owner, in the case of a covered family member), or the Chief Financial Officer or his designee, is expected to submit the related party transaction to the Audit Committee for approval, unless the transaction has been approved by the full board or another duly authorized committee thereof with respect to a particular transaction or transactions. The Audit Committee's charter requires the committee to make these decisions based on its consideration of all relevant factors, including, but not limited to:

•	the related person's relationship to us and interest in the transaction;

•	the material facts relating to the transaction, including the amount and terms thereof;

•	the benefits to us of the transaction;

•
if applicable, the availability of other sources of comparable products or services, the costs payable or revenues available from using alternative sources and the speed and certainty of performance of such third parties; and

•	an assessment of whether the proposed transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally.
If the Chief Financial Officer becomes aware of any related party transaction that is currently ongoing and that has not previously been submitted for such review, he or his designee must submit or cause to be submitted the transaction to the Audit Committee for consideration. In such event, the transaction will be considered as described above. If a transaction is reviewed and not approved or ratified, then the Audit Committee may recommend a course of action to be taken, which may include termination of the transaction. The provisions of our Audit Committee charter described above are in addition to, and do not supersede, any other applicable company policies or procedures, including our code of ethics.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires our directors, officers, and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. These regulations require the directors, officers, and greater than 10% stockholders to furnish us with copies of all Section 16(a) forms they file.
Based solely upon our review of the copies of such forms received by us during the fiscal year ended December 31, 2014, and written representations that no other reports were required, we believe that each person who, at any time during 2014 was a director, officer, or beneficial owner of more than 10% of our common stock, complied with all Section 16(a) filing requirements on a timely basis during 2014.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding beneficial ownership of our common stock as of April 15, 2015, at which time there were 32,214,940 shares outstanding. Ownership information is included for (i) each of our directors, director nominees and our named executive officers listed in the Summary Compensation Table under the section entitled “Compensation Discussion and Analysis and Executive and Director Compensation,” (ii) all directors and executive officers as a group, and (iii) each person or entity known by us to beneficially own more than 5% of our common stock. Except as specified below, each person or entity listed below had sole voting and investment power with respect to the shares listed next to their name. Unless otherwise noted below, the business address of the persons listed is our Global Headquarters: c/o Remy International, Inc. 600 Corporation Drive, Pendleton, IN 46064.

Name and address of beneficial owner	Number of shares owned (1)	Number of stock options (2)	Total	Percent of class
Directors and Executive Officers:
Douglas K. Ammerman	13,103	6,077	19,180	*
Brent B. Bickett(3)	52,194	—	52,194	*
Barbara J. Bitzer(6)	12,806	4,758	17,564	*
William P. Foley, II(3)	650,413	—	650,413	2.0%
Karl G. Glassman	3,042	—	3,042	*
Michael L. Gravelle(4)	9,093	4,758	13,851	*
Lawrence F. Hagenbuch	56,180	6,077	62,257	*
Fred S. Knechtel(4)	—	—	—	*
Charles G. McClure	3,042	—	3,042	*
Mark R. McFeely(4)	32,600	37,591	70,191	*
Shawn J. Pallagi	38,084	16,207	54,291	*
John J. Pittas(5)	338,759	72,932	411,691	1.3%
Arik W. Ruchim	—	—	—	*
George P. Scanlon	22,262	6,077	28,339	*
Alan L. Stinson(3)	22,590	—	22,590	*
J. Norman Stout	56,180	6,077	62,257	*
John H. Weber	222,469	6,077	228,546	*
All current directors and executive officers as a group (13 individuals)	823,830	134,411	958,241	3.0%

Beneficial Owners of More than 5%:
H Partners Management, LLC (7) 888 Seventh Avenue, 29th Floor New York, New York 10019			2,801,264	8.7%
* Less than 1%

(1)	Includes common stock shares held directly and shares of restricted stock.

(2)	Represents shares underlying stock options that are exercisable as of April 15, 2015 or become exercisable within 60 days after April 15, 2015.

(3)
Messrs. Bickett, Foley and Stinson's holdings of our common stock are not included in the holdings of all current directors and executive officers as a group as each resigned from our Board on December 31, 2014 immediately following the completion of the Spin-off Transaction with FNF.

(4)
Messrs. Knechtel, McFeely and Gravelle's holdings of our common stock, if any, are not included in the holdings of all current directors and executive officers as a group as their employment with us ended prior to April 15, 2015.

(5)	Includes 400 shares beneficially owned by Mr. Pittas' spouse and children.

(6)	Includes 230 shares beneficially owned by Ms. Bitzer's spouse.

(7)	Based solely on H Partners Management, LLC's Schedule 13D/A last filed with the SEC on February 5, 2015.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
The following table provides information as of December 31, 2014 about our common stock which may be issued under our equity compensation plan, the Omnibus Incentive Plan. For a description of our Omnibus Incentive Plan, see the "Long-term Equity Incentives" section under “Compensation Discussion and Analysis and Executive and Director Compensation- Elements of Executive Compensation of Our Named Executive Officers in 2014.”

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Price of Outstanding Options, Warrants and Rights	Number of securities remaining available for future issuance under equity compensation plans (1)
Equity compensation plans approved by security holders	435,510	$20.36	3,223,032
Total	435,510	$20.36	3,223,032

(1)
Amount represents shares under the Remy Omnibus Incentive Plan, as amended, that may be issued in connection with awards of restricted stock, restricted stock units, performance shares, performance units, stock options or other stock-based awards. As of December 31, 2014, there were 412,943 shares outstanding representing unvested restricted stock shares/units.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS
Stockholder proposals that are intended to be presented by stockholders at the annual meeting of stockholders to be held in 2016 for the fiscal year ending December 31, 2015 (the "2016 Annual Meeting") must be received by us within the time periods described below in order to be included in the proxy statement and form of proxy relating to such meeting. Under our amended and restated bylaws, stockholders must follow certain procedures to nominate persons for election as a director or to introduce an item of business at an annual meeting of stockholders. In general, to be timely under these procedures, notice of such nomination or business related to our 2016 Annual Meeting must comply with the requirements in our amended and restated bylaws and must be received by us (a) no earlier than February 10, 2016 and no later than March 12, 2016 if our 2016 Annual Meeting is held on a day that is between May 11, 2016 and August 10, 2016; or (b) if the 2016 Annual Meeting is to be held on another date, no earlier than 120 days in advance of such annual meeting and no later than the close of business on the later of (i) 90 days in advance of such annual meeting or (ii) if the first public disclosure of the date of such annual meeting is less than 100 days from the date of such annual meeting, the 10th day following the date on which public announcement of the date of such annual meeting is first made.
Pursuant to Rule 14a-4 under the Exchange Act, we intend to retain discretionary authority to vote proxies with respect to stockholder proposals for which the proponent does not seek inclusion of the proposed matter in our proxy statement for the 2016 Annual Meeting, except in circumstances where we receive reasonable notice of the proposed matter before we send our proxy materials for the 2016 Annual Meeting, and (ii) the proponent complies with the other requirements set forth in Rule 14a-4.
OTHER MATTERS
We know of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.

AVAILABLE INFORMATION
Our 2014 Annual Report on Form 10-K, which was made available to stockholders preceding this proxy statement, contains financial and other information about our company, but, except as indicated therein, is not incorporated into this proxy statement and is not to be considered a part of these proxy materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act. The information contained in the “Compensation Committee Report” and the “Audit Committee Report” shall not be deemed “filed” with the SEC or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act. The Company files Annual Reports on Form 10-K with the SEC. A copy of the Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (except for certain exhibits thereto), including our audited financial statements and financial statement schedules, may be obtained from our website at www.remyinc.com, the SEC's website at www.sec.gov, or free of charge, upon written request by any stockholder to Remy International, Inc., 600 Corporation Drive, Pendleton, Indiana 46064, Attention: Investor Relations. Copies of all exhibits to the Annual Report on Form 10-K are available upon a similar request, subject to reimbursing the Company for its expenses in supplying any exhibit.

By Order of the Board of Directors

John J. Pittas
Dated:	April 30, 2015	President and Chief Executive Officer

REMY INTERNATIONAL, INC.
600 CORPORATION DRIVE
PENDLETON, IN 46064

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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M91002-P65393 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

REMY INTERNATIONAL, INC.

The Board of Directors recommends that you vote "FOR" items 1-5:

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) John H. Weber
02) George P. Scanlon
03) Arik W. Ruchim

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please indicate if you plan to attend this meeting. ☐ **Yes** ☐ **No**

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice, Proxy Statement and Annual Report are available at www.proxyvote.com.

M91003-P65393

REMY INTERNATIONAL, INC.
Annual Meeting of Stockholders
June 10, 2015 10:00 a.m. Eastern Time
This proxy is solicited by the Board of Directors

The undersigned stockholder of Remy International, Inc., a Delaware corporation, hereby acknowledges receipt of the notice of annual meeting of stockholders and proxy statement, each dated April 30, 2015, and hereby appoints John J. Pittas and Albert E. VanDenBergh, (each with power to act without the other and with power of substitution) as proxies, to represent the undersigned at the 2015 Annual Meeting of common stockholders of Remy International, Inc. to be held at 10:00 a.m. Eastern Time on June 10, 2015 at 600 Corporation Drive, Pendleton, Indiana 46064 and at any postponement or adjournment thereof, with all the power the undersigned would possess if personally present, and to vote all shares of common stock which the undersigned may be entitled to vote at said meeting, hereby revoking any proxy heretofore given.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE. IF NO SPECIFICATION IS MADE, IT IS THE INTENTION OF THE PROXIES TO VOTE FOR THE THREE NOMINEES FOR DIRECTOR LISTED ON THE REVERSE SIDE, FOR THE SAY-ON-PAY PROPOSAL, FOR THE APPROVAL OF THE EMPLOYEE STOCK PURCHASE PLAN, FOR THE APPROVAL OF THE ANNUAL INCENTIVE BONUS PLAN, FOR THE RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2015, AND, AT THE DISCRETION OF THE PROXIES, ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

Annex A

REMY INTERNATIONAL, INC.
2015 NON-QUALIFIED EMPLOYEE STOCK PURCHASE PLAN

1.    Purpose. The purpose of the 2015 Non-Qualified Employee Stock Purchase Plan (the “Plan”) is to provide an incentive for Eligible Employees of certain Participating Companies to acquire or increase a proprietary interest in the Company through the purchase of shares of Stock in the manner contemplated by the Plan. Rights to purchase shares of Stock offered pursuant to the Plan are a matter of separate inducement and not in lieu of any salary or other compensation for the services of any employee.

The provisions of the Plan are subject to the provisions stated in the Appendices incorporated into this Plan from time to time and applicable to the designated Participating Companies. To the extent that the provisions in an Appendix for a Participating Company conflict with the provisions in this Plan, the provisions of the Appendix will be controlling with respect to the employees of such Participating Company. In addition, the terms and conditions set forth herein may be modified with respect to Participating Companies within a particular country to the extent necessary to comply with applicable local law or practice.

2.    Definitions. Where the following words and phrases are used in the Plan, they shall have the respective meanings set forth below, unless the context clearly indicates to the contrary:

“Administrative Committee” means the administrative committee appointed by the Compensation Committee to administer the Plan.

“Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 under the Exchange Act.
“Board” means the Board of Directors of the Company.

“Compensation Committee” means the Compensation Committee of the Board.

“Company” means Remy International, Inc. and, where required by the context, shall include any Participating Company.

“Change in Control” means that the conditions set forth in any one of the following subsections (a) through (d) shall have been satisfied:
(a)an acquisition immediately after which any Person possesses direct or indirect Beneficial Ownership of 51% or more of either the then outstanding shares of Company common stock (the “Outstanding Company Common Stock”) or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided that the following acquisitions shall be excluded: (i) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or a Subsidiary, or (iv) any acquisition pursuant to a transaction that complies with paragraphs (i) and (ii) of subsection (c) of this definition; or

(b)during any period of two consecutive years, the individuals who, as of the beginning of such period, constitute the Board (such Board shall be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided that for purposes of this definition, any individual who becomes a member of the Board subsequent to the beginning of such period and whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; provided, further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or

(c)consummation of a reorganization, merger, share exchange, or consolidation involving the Company (“Corporate Transaction”); excluding, however, such a Corporate Transaction pursuant to which:

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(i)    no Person (other than (A) the Company, (B) an employee benefit plan (or related trust) sponsored or maintained by the Company or resulting corporation, or (C) any entity controlled by the Company or resulting corporation) will have Beneficial Ownership, directly or indirectly, of more than 50% of, respectively, the outstanding shares of common stock of the resulting corporation or the combined voting power of the outstanding voting securities of the resulting corporation entitled to vote generally in the election of directors, except to the extent that such ownership existed prior to the Corporate Transaction; and
(ii)    individuals who were members of the Incumbent Board will continue to constitute at least a majority of the members of the board of directors of the Resulting Corporation; or
(d)completion of the sale or other disposition of all or substantially all of the assets of the Company or the approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

“Effective Date” means the first day of each Offering.

“Eligible Compensation” means an employee’s compensation as specified in the applicable Appendix.

“Eligible Employee” means each employee of a Participating Company who complies with the eligibility requirements set forth in the Plan and/or applicable Appendix.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Fair Market Value” means, as of any date, the mean of closing price of the Stock reported on the composite tape of the NASDAQ (or if no longer listed on the NASDAQ, such other national securities exchange on which the Stock is then listed), on that date or, if no prices are reported on that date, on the last preceding date on which such prices of the Stock are so reported. If the Stock is traded over the counter at the time a determination of its Fair Market Value is required to be made hereunder, its Fair Market Value shall be deemed to be equal to the average between the reported high and low or closing bid and asked prices of Stock on the most recent date on which Stock was publicly traded. In the event Stock is not publicly traded at the time a determination of its value is required to be made hereunder, the determination of its Fair Market Value shall be made by the Compensation Committee in such manner as it deems appropriate.

“Offering” means the offering of rights to purchase shares of Stock.

“Participant” shall have the meaning ascribed to such term in Section 7(b) hereof.

“Participating Company” means the Company plus any present or future Subsidiary of the Company that participates in the Plan pursuant to Section 4.

“Person” shall mean any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity and shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof.

“Purchase Date” means the last Trading Day that the shares of Stock are actually purchased pursuant to the terms hereof with respect to each Purchase Period, which shares shall be settled within five (5) business days following the end of each Purchase Period, subject to adjustment or modification pursuant to Sections 13 and 16, and in any event consistent with applicable local law.

“Purchase Period” means a six month period consisting of two calendar quarters, and consistent with applicable local law, which begins on the first Trading Day and ends on the last Trading Day in the period. The may establish shorter purchase periods within a calendar quarter. The duration and timing of Purchase Period may be changed or modified by the Administrative Committee.

“Purchase Price” means an amount determined by the Administrative Committee on or prior to the Effective Date which Purchase Price in no instance shall be less than 85% of the Fair Market Value of a share of Stock on the last Trading Day of the Purchase Period, subject to adjustment or modification pursuant to Sections 13 or 16, and in any event consistent with applicable local law.

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“Stock” means shares of the authorized $0.0001 par value common stock of the Company.

“Subsidiary” means, except as may be specifically provided otherwise by the Administrative Committee, for purposes of the Plan, a corporation, domestic or foreign, which is a “subsidiary” of the Company, as defined in Section 424(f) of the Code, or any affiliate of the Company that is specifically designated as such for purposes of this Plan, whether or not such corporation exists or is hereafter organized or acquired by the Company or a subsidiary.

“Trading Day” means a day on which the principal national stock exchange on which the Stock is traded is open for trading.

3.    Administration of the Plan. The Plan shall be administered by the Administrative Committee. To the extent necessary, the Administrative Committee may delegate any of its duties or responsibilities as they pertain to a Participating Company to such Participating Company. Any Participating Company may appoint or engage any person or persons as a third party administrator to perform ministerial functions pertaining to the issuance, accounting, recordkeeping, forfeiture, exercise, communication, transfer, or any other functions or activities necessary or appropriate to administer and operate the Plan. Any third party administrator who is not an employee of the Company or a Participating Company shall be required to be bonded and insured for errors and omissions in such amounts and by such carrier as is deemed suitable and appropriate by the Administrative Committee. The Administrative Committee may request advice or assistance or employ such other persons as it deems necessary for proper administration of the Plan. Subject to the express provisions of the Plan and the requirements of applicable law and regulations, the Administrative Committee shall have authority, in its discretion, to determine when each Offering hereunder shall be made, the Purchase Period of each Offering, the Purchase Price for each Offering and the exclusion of any classes of employees (which determinations may differ between and among Participating Companies). Subject to the express provisions of the Plan, the Administrative Committee shall have authority to (a) construe Offerings and the respective rights to purchase shares of Stock; (b) to prescribe, amend and rescind rules and regulations relating to the Plan; and (c) to make all other determinations necessary or advisable for the administration of the Plan and the purchase of Stock under the Plan, including without limitation establishing the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars. In addition, the Administrative Committee shall correct any defect or supply any omission or reconcile any inconsistency in any Stock purchase right granted under the Plan, correct any mistakes in the administration of the Plan in the manner and to the extent that the Administrative Committee deems necessary or desirable to effectuate the intent of the Plan, but the Compensation Committee shall correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent that the Compensation Committee deems necessary or desirable to effectuate the intent of the Plan. Each of the Administrative Committee and the Compensation Committee shall, in its sole discretion, make such decisions or determinations and take such actions, and all such decisions, determinations and actions taken or made by the Administrative Committee or the Compensation Committee pursuant to this and the other paragraphs of the Plan, shall be conclusive on all parties, except that, to the extent required by law or by the Company’s articles of incorporation or code of regulations, the terms of any Offering shall be subject to ratification of the Board or the Compensation Committee (to the extent such authority has been delegated to the Compensation Committee by the Board) prior to the Effective Date. The Administrative Committee shall not be liable for any decision, determination or action taken in good faith in connection with the administration of the Plan. In addition, the Administrative Committee may impose any holding period requirements with respect to Stock acquired under the Plan as it deems necessary or advisable.

4.    Participating Companies. The Administrative Committee may designate any present or future Subsidiary that is eligible under applicable law to participate in the Plan as a Participating Company by written instrument. Such written instrument shall specify the effective date of such designation and shall become, as to such designated Participating Company and employees in its employment eligible to participate in the Plan, a part of the Plan. The terms of the Plan as applied to the Participating Company shall be subject to the provisions set forth in the applicable Appendix hereto as it may be amended from time to time by the Administrative Committee. Transfer of employment among the Company and Participating Companies shall not be considered a termination of employment hereunder. Moreover, the Administrative Committee may, in its discretion, terminate a Participating Company’s participation in the Plan at any time.

5.    Eligibility. No Stock purchase right shall be granted hereunder to a person who is not an Eligible Employee of a Participating Company. Each Offering shall be made to all employees of a Participating Company who satisfy the eligibility requirements set forth on the Appendix for the Participating Company.

6.    Stock Subject to the Plan. Subject to the provisions of Section 13, the total number of shares of Stock which may be sold under the Plan shall not exceed six hundred thousand (600,000) shares in the aggregate, which shares may be either treasury shares, or shares purchased on the open market or otherwise for purposes of the Plan.

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7.    Stock Purchase Rights.

(a)    Offerings. On the first day of each Purchase Period, the Administrative Committee shall grant to each Eligible Employee of the Participating Companies, who may elect to participate in the Plan for the Purchase Period, the right to purchase shares of Stock under the terms hereinafter set forth. The terms and conditions of each Offering (which may differ between and among Participating Companies) shall state its Effective Date; shall define the duration of such Offering and the Purchase Period thereunder; shall specify the Purchase Price for such shares of Stock; and shall specify what class of employees, if any, are excluded. During the Purchase Period specified in the terms of the Offering (or during such portion thereof as an Eligible Employee may elect to participate), portions of the Eligible Employee’s Eligible Compensation shall be directed for the purchase of Stock subject to a Stock purchase right hereunder pursuant to Section 7(b). Subject to Section 7(d), the number of shares of Stock subject to a Stock purchase right granted by the Administrative Committee to a Participant shall be equal to the quotient of (i) the aggregate amount of contributions made by such Participant during the Purchase Period up to the maximum number of shares of Stock purchasable by, but not exceeding, the designated maximum percentage of contributions under Section 7(b) (excluding amounts to be returned to such Participant due to the limits described below in Section 7(d)), divided by (ii) the Purchase Price of the Stock applicable to the Purchase Period. The full amount of Stock subject to a Stock purchase right for each Participant, as provided above, shall be purchased at each Purchase Date. Whole and fractional shares of Stock shall be purchased, unless the Administrative Committee determines that the purchase of fractional shares is administratively impracticable. Any references in the Plan to “shares” shall include fractional shares, if any, purchased by the Participant under the Plan.

(b)    Participation; Contributions. An Eligible Employee on the Effective Date or thereafter during the Offering may participate in such Offering by enrolling in the manner prescribed by the Administrative Committee. An employee shall be considered a “Participant” in the Plan once enrolled and shall be a Participant in the Plan until no longer an Eligible Employee or he or she withdraws from participation in the Plan as provided herein. A Participant may instruct the Administrative Committee to direct any whole percentage of the Participant’s Eligible Compensation paid during the Purchase Period specified in the Offering (or during such portion thereof as he/she may be eligible) for the purchase of shares of Stock hereunder. The designated percentage of Eligible Compensation may not be less than 1% nor exceed 25%. Contributions hereunder shall be in the manner and method prescribed by the Administrative Committee or its delegate, which may include payroll deductions whenever possible. If contributions are to be made through payroll deductions, such payroll deductions shall be credited to the Participant’s account under the Plan.

(c)    Changes in Contribution Rate. A Participant may instruct the Administrative Committee to reduce or increase contributions during a Purchase Period, but such instructions are effective only if delivered at a time and in a manner prescribed by the Administrative Committee, and such instructions will not be effective until the next Purchase Period. The Administrative Committee may, in its discretion, limit the number of contribution rate changes during a Purchase Period. The change in rate shall not become effective sooner than the next Purchase Period after the Company’s receipt of the directions for such change in accordance with established procedures. All contributions by a Participant shall be credited to his or her account under the Plan. A Participant may discontinue his or her participation in the Plan as provided in paragraph 9 hereof.

(d)    Maximum Allotment of Stock Purchase Rights. Any right to purchase shares under the Plan shall be subject to applicable controlling laws. The maximum amount of shares of Stock that any one Eligible Employee shall be allowed to purchase shall in any one calendar year shall be determined by the Administrative Committee on or prior to the Effective Date and in all cases shall not exceed 2,500 (subject to adjustment as provided in paragraph 13).

(e)    Tax Withholding. Withholding will be made for income tax, social insurance, and other applicable taxes in accordance with applicable local law.

8.    Exercise of Stock Purchase Rights.

(a)    General Statement. Subject to the limitations set forth in Section 7, unless a Participant withdraws from the Plan as provided in Section 9, each Participant automatically and without any act on his or her part shall be deemed to have exercised his or her Stock purchase right on each Purchase Date to the extent of the Participant’s unused contributions to his or her account under the Plan and to the extent the issuance of Stock to such Participant upon such exercise is lawful.

(b)    Delivery of Shares to Custodian. As soon as practicable after each Purchase Date, the Company shall deliver to a custodian selected by the Administrative Committee one or more certificates representing (or shall otherwise

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cause to be credited to the account of such custodian) the aggregate number of whole shares of Stock with respect to which Stock purchase rights were exercised on such Purchase Date of all of the Participants hereunder. Such custodian shall keep accurate records of the shares of Stock held by each Participant by means of Participant accounts under the Plan, and shall provide each Participant with periodic statements (and/or access to reasonable electronic records) with respect thereto as may be directed by the Administrative Committee. The Administrative Committee may require that shares of Stock be retained with such custodian, or other designated broker or agent for a designated period of time and/or may establish other procedures as deemed convenient or necessary to comply with applicable local law. If the Company is required to obtain from any commission or agency (whether U.S. or foreign) authority to issue any such shares of Stock, the Company shall seek to obtain such authority unless otherwise impracticable. Inability of the Company to obtain from any commission or agency (whether U.S. or foreign) authority which counsel for the Company deems necessary for the lawful issuance of any such shares of Stock shall relieve the Company from liability to any Participant in the Plan except to return to him or her the amount of his or her contributions under the Plan which would have otherwise been used upon exercise of the relevant Stock purchase right.

(c)    Withdrawal of Shares. A Participant may, subject to Section 8(b), in such form and manner as established by the custodian, direct the custodian to deliver to the Participant all or part of the shares of Stock held by the custodian in his or her account or to sell such shares of Stock and deliver to the Participant the proceeds therefrom, less applicable expenses.

(d)    Local Law Requirements. Notwithstanding the foregoing, the provisions of Sections 8(b) and (c) may be adjusted as required to comply with applicable local law or regulations.

9.    Withdrawal from the Plan.

(a)    General Statement. Any Participant may withdraw in whole from the Plan. A Participant who wishes to withdraw from the Plan must timely deliver to the Company a notice of withdrawal in a form prepared by the Administrative Committee at a time and in a manner prescribed by the Administrative Committee. Such withdrawal shall not become effective until the following Purchase Period, and therefore, all contributions accumulated for such Participant during the Purchase Period during which a notice of withdrawal is delivered to the Company shall be used to purchase Shares as provided in Section 7(a). Thereafter, without any further act on the part of the withdrawn Participant, his or her contribution authorization and his or her interest in unexercised Stock purchase rights under the Plan shall terminate in full.

(b)    Leave of Absence. A Participant who goes on a leave of absence shall be deemed no longer be an Eligible Employee at the end of 60 days, unless such Participant is on paid leave of absence or his or her continued participation is required by applicable local law.

(c)    Eligibility Following Withdrawal. A Participant who withdraws from the Plan shall be eligible to participate again in the Plan during the next Purchase Period if he or she re-enrolls (provided that he or she is otherwise an Eligible Employee at such later time).

10.    Termination of Eligible Employment. If the employment of a Participant with the Company terminates for any reason whatsoever or the Participant ceases to be an Eligible Employee, then his or her participation in the Plan automatically and without any act on his or her part shall terminate as of the date of such termination of employment or change in status. All contributions accumulated for such Participant during the Purchase Period shall be returned to the Participant without interest.

11.    Restriction Upon Assignment of Stock Purchase Rights. A Stock purchase right granted under the Plan shall not be transferable by a Participant and may be exercised only by such Participant during the Participant’s lifetime. The Company shall not recognize and shall be under no duty to recognize any assignment or purported assignment by an employee of any of his or her Stock purchase rights under the Plan.

12.    No Shareholder Rights or Privileges Until Exercise of Stock Purchase Rights. With respect to shares of Stock subject to a Stock purchase right, a Participant shall not be deemed to be a shareholder, and he or she shall not have any of the rights or privileges of a shareholder, until such Stock purchase right has been exercised and shares delivered pursuant to Section 8(b).

13.    Changes in Stock; Adjustments. Whenever any change is made in the Stock, by reason of a stock dividend or by reason of subdivision, stock split, reverse stock split, recapitalization, reorganization, combination, reclassification of shares

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or other similar change, appropriate action will be taken to adjust any or all of (a) the number and type of shares of Stock subject to the Plan, (b) the number and type of shares of Stock subject to outstanding Stock purchase rights and (c) the Purchase Price with respect to any of the foregoing as shall be equitable to prevent dilution or enlargement of such rights.

In the event of a Change in Control, unless a successor corporation assumes or substitutes new stock purchase rights (within the meaning of Section 424(a) of the Internal Revenue Code of 1986, as amended) for all Stock purchase rights then outstanding, (i) the Purchase Date for all Stock purchase rights then outstanding shall be accelerated to a date fixed by the Administrative Committee prior to the effective date of the Change in Control and (ii) upon such effective date any unexercised Stock purchase rights shall expire and the Company promptly shall refund to each Participant the amount of such Participant’s contributions under the Plan which have not yet been used to purchase Stock.

The foregoing notwithstanding, no such adjustment shall be authorized to the extent that such authorization would cause the Plan to violate the relevant country’s laws and/or regulations.

14.    Use of Funds; No Interest Paid. Unless otherwise determined by the Administrative Committee based on local law requirements in a particular jurisdiction, all funds received or held by the Company under the Plan shall be included in the general funds of the Company free of any trust or other restriction, and may be used for any corporate purpose. No interest shall be paid to any Participant on amounts credited to his or her account unless otherwise required by applicable local law.

15.    Term of the Plan. The Plan shall be effective as of January 1, 2016, subject to shareholder approval on or before December 31, 2015. Participating Companies shall be eligible to participate in the Plan on the date specified by the Administrative Committee; provided, however, that no Purchase Period may begin until a Registration Statement under the Securities Act of 1933, as amended, covering the shares of Stock to be issued under the Plan has become effective and all applicable or desirable local filing or notice requirements have been satisfied. If not sooner terminated under the provisions of Section 16, the Plan shall automatically terminate upon and no further Participant contributions shall be made and no further Stock purchase rights shall be granted after the date all of the shares of Stock reserved for issuance under the Plan, as increased and/or adjusted from time to time, have been sold thereunder. If on a Purchase Date there is an insufficient number of shares of Stock available for all purchases under Stock purchase rights exercised on such date, the number of available shares of Stock shall be prorated among the then purchasing Participants in an equitable manner as determined by the Compensation Committee based on their contributions for such Purchase Period and all remaining amounts shall be returned to the Participants.

16.    Amendment or Termination of the Plan. The Board in its discretion may terminate, suspend or modify the Plan in whole or in part at any time with respect to any Stock for which Stock purchase rights have not theretofore been granted. Without limiting the generality of the foregoing, the Board shall have the right to alter or amend the Plan or any part thereof from time to time, including without limitation, the Purchase Price (including the percentage discount offered, subject to the limit contained in the Plan), Purchase Period and Purchase Date; provided, however, that, except as provided below, no change in any Stock purchase right theretofore granted may be made that would materially impair the Stock purchase rights of the Participant without the consent of such Participant.

Notwithstanding the other provisions of the Plan, no amendment shall be made to the Plan without approval of the shareholders of the Company if such amendment would require shareholder approval under applicable law or listing standard, including, but not limited to the: (a) increase the number of shares of Stock that may be issued under the Plan; or (b) change the designation of the employees (or class of employees) eligible for participation in the Plan. In addition to the other provisions of the Plan (including the Board’s and Administrative Committee’s right to terminate, suspend or modify the Plan as provided herein), in the event the Board determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Board may, in its discretion and, to the extent necessary or desirable, modify or amend the Plan to reduce or eliminate such accounting consequence including, but not limited to (i) altering the Purchase Price for any Purchase Period including a Purchase Period underway at the time of the change in Purchase Price; and (ii) shortening any Purchase Period so that Purchase Period ends on a new Purchase Date, including a Purchase Period underway at the time of the Board action.

17.    Securities Laws. The Company shall not be obligated to issue any Stock pursuant to any Stock purchase right granted under the Plan at any time when the offer, issuance or sale of shares covered by such Stock purchase right has not been registered under the Securities Act of 1933, as amended, or does not comply with such other state, federal or foreign laws, rules or regulations, or the requirements of any stock exchange upon which the Stock may then be listed, as the Company or the Administrative Committee deems applicable and, in the opinion of legal counsel for the Company, there is no exemption from the requirements of such laws, rules, regulations or requirements available for the offer, issuance and sale of such shares of Stock. Further, all Stock acquired pursuant to the Plan shall be subject to the Company’s policies concerning compliance with securities laws and regulations, as such policies may be amended from time to time.

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18.    No Restriction on Corporate Action. Nothing contained in the Plan shall be construed to prevent the Company or any Subsidiary from taking any corporate action that is deemed by the Company or such Subsidiary to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Stock purchase right granted under the Plan. No employee, beneficiary or other person shall have any claim against the Company or any Subsidiary as a result of any such action.

19.    Miscellaneous Provisions.

(a)    Number and Gender. Wherever appropriate herein, words used in the singular shall be considered to include the plural and words used in the plural shall be considered to include the singular. The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender.

(b)    Headings. The headings and subheadings in the Plan are included solely for convenience, and if there is any conflict between such headings or subheadings and the text of the Plan, the text shall control.

(c)    Not a Contract of Employment. The adoption and maintenance of the Plan shall not be deemed to be a contract between the Company or any Participating Company and any person or to be consideration for the employment of any person. Participation in the Plan at any given time shall not be deemed to create the right to participate in the Plan, or any other arrangement permitting an employee of the Company or any Participating Company to purchase Stock at a discount, in the future. The Stock purchase rights and obligations under any Participant’s terms of employment with the Company or any Participating Company shall not be affected by participation in the Plan. Nothing herein contained shall be deemed to give any person the right to be retained in the employ of the Company or any Participating Company or to restrict the right of the Company or any Participating Company to discharge any person at any time, nor shall the Plan be deemed to give the Company or any Participating Company the right to require any person to remain in the employ of the Company or such Participating Company or to restrict any person’s right to terminate his or her employment at any time. The Plan shall not afford any Participant any additional right to compensation as a result of the termination of such Participant’s employment for any reason whatsoever.

(d)    Compliance with Applicable Laws. The Company’s obligation to offer, issue, sell or deliver Stock under the Plan is at all times subject to all approvals of and compliance with any governmental authorities (whether domestic or foreign) required in connection with the authorization, offer, issuance, sale or delivery of Stock as well as all federal, state, local and foreign laws or as otherwise required under applicable stock exchange rules and regulations. Without limiting the scope of the preceding sentence, and notwithstanding any other provision in the Plan, the Company shall not be obligated to grant Stock purchase rights or to offer, issue, sell or deliver Stock under the Plan to any employee who is a citizen or resident of a jurisdiction the laws of which, for reasons of its public policy or otherwise, prohibit the Company from taking any such action with respect to such employee.

(e)    Severability. If any provision of the Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions hereof; instead, each provision shall be fully severable and the Plan shall be construed and enforced as if said illegal or invalid provision had never been included herein.

(f)    Governing Law. Except where jurisdiction is exclusive to the foreign jurisdiction or the U.S. federal courts, or except as governed by U.S. federal law, the Plan and the rights to purchase shares of Stock hereunder shall be governed by and construed in accordance with the laws of the State of Delaware.

(g)    Other Provisions. Notwithstanding any provision to the contrary in the Plan, the Administrative Committee may adopt rules, sub-plans, and/or procedures relating to the operation and administration of the Plan designed to comply with local laws, regulations or customs or to achieve tax, securities law or other objectives for eligible employees outside of the United States. To the extent required by applicable federal, state, local or foreign law, a Participant shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise in connection with the Plan. The Company or any Subsidiary or affiliate, as applicable, may withhold, by any method permissible under the applicable law, the amount necessary for the Company or Subsidiary or affiliate, as applicable, to meet applicable withholding obligations, including any withholding required to make available to the Company or Subsidiary or affiliate, as applicable, any tax deductions or benefits attributable to the sale or early disposition of shares of Stock by a Participant. The Company shall not be required to issue any shares of Stock under the Plan until such obligations are satisfied. Subject in all cases to shareholder approval where required or desirable, without amending the Plan, the Administrative Committee may grant Stock purchase rights to Eligible Employees of Participating Companies

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on terms and conditions different from those specified in the Plan or the Appendices as may, in the judgment of the Administrative Committee, be necessary or desirable to foster and promote achievement of the purposes of the Plan and, in furtherance of such purposes, the Administrative Committee may make such modifications, amendments, procedures, subplans and the like as may be necessary or advisable to comply with the provisions of laws and regulations in other countries or jurisdictions in which the Participating Companies operate.

20.    Code Section 409A; Tax Qualification.

(a)    Stock purchase rights are intended to be exempt from the application of Section 409A of the Internal Revenue Code of 1986, as amended, under the short-term deferral exception and any ambiguities shall be construed and interpreted in accordance with such intent and all shares shall be delivered by March 15th of the year following the year of the purchase date. Subject to Section 20(b), Stock purchase rights granted to U.S. taxpayers shall be subject to such terms and conditions that will permit such options to satisfy the requirements of the short-term deferral exception available under Section 409A of the Internal Revenue Code of 1986, as amended, including the requirement that the shares of Stock subject to a Stock purchase right be delivered within the short-term deferral period. Notwithstanding the foregoing, the Company shall have no liability to a Participant or any other party if the Stock purchase right that is intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended is not so exempt or for any action taken by the Administrative Committee with respect thereto.

(b)    Although the Company may endeavor to (i) qualify an option for favorable tax treatment under the laws of the United States or jurisdictions outside of the United States or (ii) avoid adverse tax treatment (for example, under Section 409A of the Internal Revenue Code of 1986, as amended), the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment, notwithstanding anything to the contrary in the Plan, including Section 20(a). The Company shall be unconstrained in its corporate activities without regard to the potential negative tax impact on Participants under the Plan.

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Appendix A

“Eligible Compensation” means the gross (before taxes are withheld) total of all wages and salaries received during the Purchase Period, except that such term shall include elective contributions made on an Employee’s behalf by the Company or a Participating Company that are not includable in income under Section 125 or Section 402(e)(3) of the Code. Notwithstanding the foregoing, “Eligible Compensation” shall not include (i) reimbursements and other expense allowances, (ii) cash and noncash fringe benefits, (iii) moving expenses and moving bonuses, (iv) employer contributions to or payments from any deferred compensation program, whether such program is qualified under Section 401(a) of the Code or nonqualified, (v) employee contributions to, or deferrals under, any nonqualified deferred compensation program, (vi) welfare benefits, (vii) amounts realized from participation in any stock option, restricted stock, restricted stock unit, stock purchase or similar equity plan, (viii) amounts realized at the time property described in Section 83 of the Code is freely transferable or no longer subject to a sub-stantial risk of forfeiture, (ix) severance or separation pay, (x) accumulated vacation paid upon termination of employment, (xi) commissions, and (xii) bonuses, (xiii) overtime pay, (xiv) any other amounts that receive special tax benefits under the Code but are not specifically included in the preceding sentence.

“Eligible Employee” means any individual who, as of a specific Effective Date, is an Employee and has been continuously employed (including any authorized leave of absence) by the Company or any Participating Company and who made an enrollment election as an Employee for that Purchase Period. Any provisions of the Plan to the contrary notwithstanding, Stock purchase right shall be granted to an Employee if such Employee, immediately after the option is granted, (a) owns stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or of its parent or subsidiary corporations (within the meaning of Sections 423(b)(3) and 424(d) of the Code). For purposes of the Plan, the employment relationship will be treated as continuing intact while the individual is on sick leave or other leave of absence approved in writing by the Employer. The term “Employee” shall not include any independent contractors providing services to the Employer, regardless of length of such service.

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Annex B

Remy International, Inc.

Annual Incentive Bonus Plan

[Effective Date]

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Section 1. Establishment and Purpose.
Section 2. Definitions.
Section 3. Administration.
Section 4. Eligibility.
Section 5. Determination of Annual Incentive Bonuses.
Section 6. Payment and Prorations.
Section 7. Designation of Beneficiaries.
Section 8. Amendment or Termination of the Plan.
Section 9. Taxes.
Section 10. Clawback.
Section 11. General Provisions.

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REMY INTERNATIONAL, INC.

ANNUAL INCENTIVE BONUS PLAN

Section 1.Establishment and Purpose.

(a)Remy International, Inc. (the “Company”) hereby establishes a short-term incentive compensation plan to be known as the Remy International, Inc. Annual Incentive Bonus Plan (as amended, the “Plan”).
(b)The purpose of the Plan is to enhance the Company’s ability to attract and retain highly qualified employees and to provide such employees with financial incentives to promote the success of the Company and its Subsidiaries. It is intended that Annual Incentive Bonuses payable under the Plan will qualify as Performance-Based Compensation, within the meaning of Section 162(m) of the Code and regulations promulgated thereunder, if such qualification is desired, and the Plan shall be construed accordingly.
(c)The Plan is effective upon approval by the Company’s stockholders. The Plan supersedes the Prior Plan. Plan targets for 2015 under the Prior Plan previously approved by the Committee shall be the 2015 targets under this Plan. The Plan will remain in effect until terminated by the Board or the Committee.

Section 2.Definitions.

Unless the context requires otherwise, the following words, when capitalized, shall have the meanings ascribed below:
(a)“Annual Incentive Bonus” has the meaning set forth in Section 5(a).
(b)“Annual Target Bonus Opportunity” has the meaning set forth in Section 5(a).
(c)“Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 under the Exchange Act.
(d)“Board” means the Board of Directors of the Company.
(e)“Cause” means, with respect to a Participant, (i) the Participant engages in gross misconduct or gross negligence in the performance of such Participant’s duties for the Company or any of its subsidiaries, (ii) the Participant embezzles assets of the Company or any of its subsidiaries, (iii) the Participant is convicted (including a plea of guilty or nolo contendere) of a felony or a misdemeanor involving moral turpitude, (iv) the Participant’s breach of any restrictive covenant in such Participant’s employment agreement, if any, and any other written agreement between the Participant and the Company, or (v) the Participant’s willful and material failure to follow the lawful and reasonable instructions of the Board, the Company or any officer thereof to whom the Participant reports, as the case may be, which, in each such case (except with regard to (ii) or (iii)), if capable of cure is not cured within a reasonable period of time after receipt of notice.
(f)“CEO” means the Chief Executive Officer of the Company.
(g) “Change in Control” means that the conditions set forth in any one of the following subsections (i) through (iv) shall have been satisfied:
(i)an acquisition immediately after which any Person possesses direct or indirect Beneficial Ownership of 51% or more of either the then outstanding shares of Company common stock (the “Outstanding Company Common Stock”) or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided that the following acquisitions shall be excluded: (A) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or a Subsidiary, or (D) any acquisition pursuant to a transaction that complies with paragraphs (A) and (B) of subsection (iii) of this definition; or
(ii)during any period of two consecutive years, the individuals who, as of the beginning of such period, constitute the Board (such Board shall be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided that for purposes of this definition, any individual who becomes a member of the Board subsequent to the beginning of such period and whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; provided, further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or

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threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or
(iii)consummation of a reorganization, merger, share exchange, or consolidation involving the Company (“Corporate Transaction”); excluding, however, such a Corporate Transaction pursuant to which:
(A)    no Person (other than (1) the Company, (2) an employee benefit plan (or related trust) sponsored or maintained by the Company or resulting corporation, or (3) any entity controlled by the Company or resulting corporation) will have Beneficial Ownership, directly or indirectly, of more than 50% of, respectively, the outstanding shares of common stock of the resulting corporation or the combined voting power of the outstanding voting securities of the resulting corporation entitled to vote generally in the election of directors, except to the extent that such ownership existed prior to the Corporate Transaction; and
(B)    individuals who were members of the Incumbent Board will continue to constitute at least a majority of the members of the board of directors of the Resulting Corporation; or
(iv)completion of the sale or other disposition of all or substantially all of the assets of the Company or the approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.
(h)“Code” means the Internal Revenue Code of 1986, as amended.

(i)	“Committee” means the Compensation Committee of the Board of such other committee (or subcommittee) of the Board that the Board shall designate from time to time to administer the Plan.
(j)“Company” means Remy International, Inc., or any successor thereof.

(k)	“Covered Executive” means any executive officer as defined in SEC Rule 3b-7 under the Exchange Act or any other Participant designated by the Committee as a Covered Executive.

(l)	“Effective Date” means the date this Plan is approved by the stockholders of the Company.

(m)	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

(n)
“Good Reason” means and will be deemed to exist if, without the Participant’s consent, (i) the Participant suffers a material diminution in the Participant’s duties, responsibilities or effective authority or any adverse changes in the Participant’s titles or positions, (ii) the Participant suffers a reduction of base salary or target bonus opportunity as defined in his or her employment agreement, if any; or (iii) the Company fails to pay any earned compensation or to provide for the Participant’s vested benefits when due and payable and which, in each such case, is not cured within a reasonable period of time after receipt of notice. For the avoidance of doubt, the setting by the Committee or Subcommittee, as applicable, of any performance goals for this Plan shall not be deemed Good Reason, regardless of the magnitude of such performance goals. Moreover, the failure by the Company to renew such Participant’s employment agreement, if any, shall not be deemed to be Good Reason.

(o)	“Outside Director” has the meaning given in Section 162(m)(4)(C) of the Code or any successor provision.

(p)	“Participant” means an employee of the Company or a Subsidiary selected by the Committee or Subcommittee, as applicable, to participate in the Plan.

(q)	“Payment Date” has the meaning set forth in Section 6(a).

(r)	“Performance Period” means the calendar year or such other period designated by the Committee or Subcommittee, as applicable,.

(s)	“Performance-Based Compensation” shall have the meaning set forth in Section 162(m) and the regulations promulgated thereunder.

(t)
“Person” shall mean any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity and shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof.

(u)	“Plan” means this Remy International, Inc. Annual Incentive Bonus Plan, as may be amended from time to time.

(v)	“Prior Plan” means the Remy International, Inc. Annual Incentive Bonus Plan dated March 24, 2011.

(w)
“Prorated Annual Incentive Bonus” means an Annual Incentive Bonus multiplied by a fraction (i) the numerator of which is the number of days that have transpired from the first day of such Participant’s employment in the applicable Performance Period up to and including the termination of such Participant’s employment in such Performance Period, and (ii) the denominator of which is the number of days in such Performance Period.

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(x)	“Reporting Officer” has the meaning set forth in Section 5(f).

(y)	“Subcommittee” has the meaning set forth in Section 3(a).

(z)
“Subsidiary” means any corporation in which the Company owns, directly or indirectly, at least fifty percent (50%) of the total combined voting power of all classes of stock, or any other entity (including, but not limited to, partnerships and joint ventures) in which the Company owns, directly or indirectly, at least fifty percent (50%) of the combined equity thereof.

(aa)	“Target” has the meaning set forth in Section 5(a).

(ab)	“Voting Stock” means the capital stock of any Person that is at the time entitled to vote in the election of the board of directors of such Person.

Section 3.Administration.

(a)The Plan shall be administered by the Committee. The Committee shall consist of two or more members of the Board. To the extent the Committee is taking action with respect to an Annual Incentive Bonus intended to qualify as Performance-Based Compensation, it is intended that the Committee will be comprised solely of two or more Outside Directors. If the Committee is not comprised solely of two or more Outside Directors, then the Committee shall form a subcommittee (the “Subcommittee”) comprised of at least two members, all of whom shall be Outside Directors, which Subcommittee shall have exclusive authority with respect to any Annual Incentive Bonus intended to qualify for the performance based compensation exception under Code Section 162(m) for purposes of tax deductibility, including but not limited to, establishment, evaluation and certification of the achievement of Targets. Subject to applicable laws and the provisions of the Plan (including any other powers given to the Committee hereunder), and except as otherwise provided by the Board, the Committee or Subcommittee, as applicable, shall have full and final authority in its discretion to establish rules and take all actions, including, without limitation, interpreting the terms of the Plan and any related rules or regulations or other documents enacted hereunder and deciding all questions of fact arising in their application, determined by the Committee or Subcommittee, as applicable, to be necessary in the administration of the Plan.
(b)With respect to employees of the Company or a Subsidiary who are not, and are reasonably not expected to become, subject to the provisions of Section 162(m) of the Code, and who are not executive officers, as that term is determined by the Committee, to the extent permitted by applicable laws, rules and regulations (including the Compensation Committee’s charter and applicable exchange listing requirements), the Committee may delegate its authority and/or responsibilities under the Plan (in whole or in part) to the CEO or such other selected employee or employees of the Company as the Committee may select, subject to such conditions, restrictions and limitations as may be imposed by the Committee. Any actions duly taken by the CEO or such other employee or employees with respect to the administration of the Plan, shall be deemed to have been taken by the Committee for purposes of the Plan to the extent such actions are consistent with the terms of the Plan and the scope of the Committee’s delegation.
(c)All decisions, determinations and interpretations of the Committee or the Subcommittee, as applicable, shall be final, binding and conclusive on all persons, including the Company, its Subsidiaries, its stockholders, the Participants and their estates and beneficiaries. No member or former member of the Board or the Committee or Subcommittee, as applicable, shall be liable for any act, omission, interpretation, construction or determination made in connection with the Plan, other than as a result of such individual’s willful misconduct.

Section 4.Eligibility.

Subject to the terms of any employment agreement, eligibility under the Plan is limited to those employees of the Company and its Subsidiaries who are designated by the Committee or Subcommittee, as applicable, in its sole and absolute discretion, as eligible to receive an Annual Incentive Bonus under the Plan.
Section 5.Determination of Annual Incentive Bonuses.

(a)Annual Incentive Bonus. Each Participant will have an annual target bonus opportunity (the “Annual Target Bonus Opportunity”) that will be based on achieving target performance objectives (“Targets”) established by the Committee or Subcommittee, as applicable,. The Annual Target Bonus Opportunity will be a percentage of the Participant’s annual salary at the beginning of the Performance Period or such other amount as the Committee or Subcommittee, as applicable, may determine. Each Participant will have an opportunity to earn an annual bonus (an “Annual Incentive Bonus”). Each Participant’s Annual Incentive Bonus will be earned based on the Company meeting Targets, such Participant’s Annual Target Bonus Opportunity and the objective formula or standard established in writing by the Committee or Subcommittee, as applicable, pursuant to Section 5(c) below and such factors as the Committee or Subcommittee, as applicable, shall determine.

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(b)Targets. Targets for Annual Incentive Bonuses intended to qualify as Performance-Based Compensation shall be such performance measures as are permitted under Section 162(m) of the Code and regulations thereunder and as the Committee or Subcommittee, as applicable, may determine. Annual Incentive Bonuses that are not intended to qualify as Performance-Based Compensation may be based on these or such other performance measures as the Committee may determine. The targeted level or levels of performance with respect to such Targets may be established at such levels and on such terms as the Committee or Subcommittee, as applicable, may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies.
(c)Designation of Participants, Performance Period, Performance Objectives and Terms of Annual Incentive Bonuses. Within 90 days after the beginning of each Performance Period or, if less than 90 days, the number of days which is equal to twenty-five percent (25%) of the relevant Performance Period applicable to an Annual Incentive Bonus, the Committee or Subcommittee, as applicable, shall, in writing, select (subject to the terms of any employment agreement) the Participants to whom Annual Incentive Bonuses shall be granted, specify terms and conditions for the determination and payment of Annual Incentive Bonuses, designate the applicable Performance Period, establish the Annual Target Bonus Opportunity for each Participant, establish the Targets that must be satisfied in order for a Participant to receive a Annual Incentive Bonus for such Performance Period and establish the method in which a Participant’s Annual Incentive Bonus will be computed if the Targets established by the Committee or Subcommittee, as applicable, are met at a level below or above the Target level, which method shall be expressed in terms of an objective formula or standard in the case of an Annual Incentive Bonus that is intended to qualify as Performance-Based Compensation.
(d)Maximum Annual Incentive Bonus. The maximum Annual Incentive Bonus that may be paid under the Plan to a Participant during any fiscal year shall be $4,000,000.
(e)Committee Determination and Certificate of Annual Incentive Bonuses. As soon as reasonably practicable after the end of each Performance Period, the Committee or Subcommittee, as applicable, shall (i) determine whether the Targets for the Performance Period have been satisfied, (ii) determine the amount of the Annual Incentive Bonus to be paid to each Participant for such Performance Period, and (iii) with respect to Annual Incentive Bonuses that are intended to qualify as Performance-Based Compensation, certify such determination in writing. Written certification for this purpose shall include, without limitation, approved minutes of the Committee or Subcommittee, as applicable, meeting in which the certification is made.
(f)Committee Discretion. The Committee or Subcommittee, as applicable, retains the discretion to adjust the amount of any Annual Incentive Bonus that would otherwise be payable to a Participant, including any Participant who reports directly (a “Reporting Officer”) to the CEO, upwards or downwards by any amount up to 100% of the Annual Incentive Bonus; further, the CEO shall have a similar discretion to so increase or decrease the Award of any Participant who is not a Reporting Officer, provided, however, that (i) Annual Incentive Bonuses subject to Section 162(m) of the Code may not be adjusted upward (the Committee or Subcommittee, as applicable, may, in its discretion, adjust such Annual Incentive Bonuses downward), (ii) Annual Incentive Bonuses may not be adjusted downward following a Change in Control, and (iii) the aggregate amount of all Annual Incentive Bonuses shall not increase in any Performance Period as a result of such adjustments.
(g)Unusual or Nonrecurring Events. Targets may be adjusted equitably by the Committee or Subcommittee, as applicable, to take into account unusual or nonrecurring events affecting the Company, a Subsidiary or a division or business unit, or the financial statements thereof, including acquisitions or divestitures, reorganizations, recapitalizations, changes in applicable laws, regulations or accounting principles, or currency fluctuations to the extent such unusual or nonrecurring events or changes otherwise would result in reduction or enlargement of the Annual Incentive Bonuses, and following a Change in Control Targets shall be adjusted equitably to adjust for any accounting changes resulting from the Change in Control that would result in reduction or enlargement of the Annual Incentive Bonuses. With respect to any Annual Incentive Bonus intended to qualify as Performance-Based Compensation, it is intended that such adjustment be made in such manner as will not cause the Annual Incentive Bonus to fail to qualify as Performance-Based Compensation. Adjustments for an acquisition or divestiture shall be made based upon the “base case” valuation analysis, if any, underlying the Board's approval of such transaction.

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Section 6.Payment and Prorations.

(a)Payment of Annual Incentive Bonuses. Subject to proration as set forth below, Annual Incentive Bonuses shall be paid to the Participants, or such Participants’ beneficiaries, as the case may be, in cash in a lump sum payment following the Committee’s or Subcommittee’s, as applicable, determination of the amount of the Annual Incentive Bonus to be paid to each Participant (and, in the case of Annual Incentive Bonuses that are intended to qualify as Performance-Based Compensation, certification by the Committee or Subcommittee, as applicable, pursuant to Section 5(e)) no later than the 15th day of the third month following the calendar year in which the Performance Period ends with respect to which the Annual Incentive Bonuses are made (the “Payment Date”).
(b)Termination of Employment. If, prior to payment of an Annual Incentive Bonus, a Participant resigns from employment with the Company without Good Reason or the Company terminates such Participant’s employment for Cause, the Participant shall forfeit his or her Annual Incentive Bonus for the applicable Performance Period. If, prior to payment of an Annual Incentive Bonus, a Participant resigns from employment with the Company for Good Reason or the Company terminates such Participant’s employment without Cause, the Participant, or such Participant’s beneficiary, as the case may be, shall be entitled to receive, on the Payment Date for such Performance Period, a Prorated Annual Incentive Bonus, if any, for the Performance Period in which such termination occurs.
(c)Commencement of Employment after Beginning of Year. Any Participant who commences employment with the Company after the first day of any Performance Period shall receive a Prorated Annual Incentive Bonus on the applicable Payment Date.

Section 7.Designation of Beneficiaries.

A Participant may designate a beneficiary or beneficiaries who, in the event of the Participant’s death prior to the payment of the Annual Incentive Bonus hereunder, shall receive payment of the Participant’s Prorated Annual Incentive Bonus, if any. Such designation shall be made by the Participant on a form prescribed by the Company. The Participant may, at any time, change or revoke such designation. A beneficiary designation, or revocation of a prior beneficiary designation, will be effective only if it is made in writing on a form provided by the Company, signed by the Participant and received by the Company’s Human Resources Department. If the Participant does not designate a beneficiary or the beneficiary dies prior to receiving the Participant’s Prorated Annual Incentive Bonus payable under the Plan, such amount shall be paid to the Participant’s estate.
Section 8.Amendment or Termination of the Plan.

The Board may at any time and from time to time, alter, amend, suspend or terminate the Plan in whole or in part; provided, however, that no amendment that requires stockholder approval in order to maintain the qualification of Annual Incentive Bonuses intended to qualify as Performance-Based Compensation shall be made without such stockholder approval. If changes are made to Code Section 162(m) or regulations promulgated thereunder to permit greater flexibility with respect to any Annual Incentive Bonus, Target or awards available under the Plan, the Committee or Subcommittee, as applicable, may, subject to this Section 8, make any adjustments to the Plan, Targets and/or Annual Incentive Bonuses it deems appropriate.
Section 9.Taxes.

Any amount payable to a Participant under the Plan shall be subject to any applicable Federal, state and/or local income and employment taxes and any other amounts that the Company is required by law to deduct and withhold from such payment.
Section 10.Clawback.
In the event the Company is required to prepare an accounting restatement of its financial statements due to the Company's material noncompliance with any financial reporting requirement under securities laws, each Covered Executive will forfeit or reimburse the Company for, as applicable, an amount equal to the excess of all Annual Incentive Bonuses paid to the Covered Executive during the three-year period preceding the date on which the Company is required to prepare an accounting restatement based on the erroneous data over the Annual Incentive Bonuses that would have been paid to the Covered Executive had it been based on the restated results during such period.

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Section 11.General Provisions.

(a)No Rights to Employment. Nothing contained in the Plan shall create any rights of employment in any Participant or in any way affect the right and power of the Company or a Subsidiary to discharge any Participant or otherwise terminate the Participant’s employment at any time with or without cause or to change the terms of employment in any way.
(b)No Limit on Corporate Actions. Nothing contained in the Plan shall be construed to prevent the Company or any Subsidiary from taking any corporate action, which is deemed by it to be appropriate or in its best interest, whether or not such action would have an adverse effect on any Annual Incentive Bonus paid under the Plan. No Participant or other person shall have any claim against the Company or any Subsidiary as a result of any such action.
(c)Non-Exclusive Plan. Neither the adoption of the Plan by the Board nor its submission to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements as it may deem desirable.
(d)Unfunded Plan. Annual Incentive Bonuses under the Plan will be paid from the general assets of the Company, and the rights of Participants under the Plan will be only those of general unsecured creditors of the Company.
(e)Non-alienation of Benefits. Except as expressly provided herein, no Participant shall have the power or right to sell, transfer, assign, pledge or otherwise encumber the Participant’s interest under the Plan.
(f)Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
(g)Successors. All obligations of the Company under the Plan shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or other event, or a sale or disposition of all or substantially all of the business and/or assets of the Company and references to the “Company” herein shall be deemed to refer to such successors.
(h)Governing Law. To the extent not preempted by federal law, the Plan shall be construed in accordance with and governed by the laws of the state of Indiana, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction.
(i)Section 409A of the Code. It is intended that all Annual Incentive Bonuses paid pursuant to the Plan qualify as short-term deferrals, as defined in Section 1.409A-1(b)(4) of the Treasury Regulations. Nevertheless, to the extent applicable, it is intended that the Plan (and any agreements or other documents entered into with respect to Annual Incentive Bonuses under the Plan) and any Annual Incentive Bonuses granted hereunder comply with, and should be interpreted so that they are consistent with, the requirements of Section 409A of the Code and any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service. If any provision of the Plan contravenes Section 409A, the Company may reform the Plan or any provision hereof to maintain to the maximum extent practicable the original intent of the provision without violating the provisions of Section 409A.
(j)Employment Agreements. In the event of a conflict between the terms of the Plan and any employment agreement to which the Company or any of its Subsidiaries is a party, the terms of such employment agreement shall control unless waived by the employee.
REMY INTERNATIONAL, INC.

John J. Pittas
President and Chief Executive Officer

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